          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1994
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                          SHAWMUT NATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6712                            06-1212629
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                  777 MAIN STREET                                    ONE FEDERAL STREET
            HARTFORD, CONNECTICUT 06115                         BOSTON, MASSACHUSETTS 02211
                TEL. (203) 986-2000                                 TEL. (617) 292-2000

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                            RAYMOND A. GUENTER, ESQ.
                                777 MAIN STREET
                          HARTFORD, CONNECTICUT 06115
                              TEL. (203) 986-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    Copy to:
                          WILLIAM S. RUBENSTEIN, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                      CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED
                                                                  PROPOSED        MAXIMUM
                                                   AMOUNT         MAXIMUM        AGGREGATE       AMOUNT OF
            TITLE OF EACH CLASS OF                 TO BE       OFFERING PRICE     OFFERING      REGISTRATION
        SECURITIES BEING REGISTERED(1)           REGISTERED     PER SHARE(2)      PRICE(2)         FEE(2)
- --------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........    11,000,000       $14.89       $163,753,345      $56,467
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

(1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable. See "DESCRIPTION OF SHAWMUT CAPITAL STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

(2) The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of Peoples Bancorp of Worcester, Inc. ("Peoples") reported on the National Association of Securities Dealers Automated Quotation/National Market System on March 28, 1994 ($47.44) and the maximum number of such shares (3,451,799) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the portion of the proposed maximum aggregate offering price by the number of shares being registered. Pursuant to Rule 457(b), the registration fee has been reduced by the $32,466.91 paid on October 29, 1993 upon the filing under the Securities Exchange Act of 1934, as amended, of Peoples' proxy materials included herein relating to the Merger. Accordingly, the registration fee payable upon the filing of this Registration Statement is $24,000.09.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SHAWMUT NATIONAL CORPORATION
         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NO.                 FORM S-4 CAPTION                             HEADING IN PROSPECTUS
- --------     -----------------------------------------  -------------------------------------------------
             A. INFORMATION ABOUT THE TRANSACTION
Item 1.      Forepart of Registration Statement and
             Outside Front Cover Page of Prospectus...  Cover Page of Registration Statement; Cross
                                                        Reference Sheet; Outside Front Cover Page of
                                                        Prospectus
Item 2.      Inside Front and Outside Back Cover Pages
             of Prospectus............................  Inside Front Cover Page of Prospectus; Table of
                                                        Contents; Available Information; Incorporation of
                                                        Certain Documents by Reference
Item 3.      Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information............  Summary; The Special Meeting; The Merger
Item 4.      Terms of the Transaction.................  Summary; The Merger; Certain Related
                                                        Transactions; Description of Shawmut Capital
                                                        Stock; Comparison of Shareholder Rights
Item 5.      Pro Forma Financial Information..........  Summary; Unaudited Pro Forma Condensed Financial
                                                        Information
Item 6.      Material Contacts with the Company Being
             Acquired.................................  Summary; The Merger; Certain Related Transactions
Item 7.      Additional Information Required for
             Reoffering by Persons and Parties Deemed
             to be Underwriters.......................  *
Item 8.      Interests of Named Experts and Counsel...  *
Item 9.      Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities..............................  *
             B. INFORMATION ABOUT THE REGISTRANT
Item 10.     Information with Respect to S-3
             Registrants..............................  Available Information; Incorporation of Certain
                                                        Documents by Reference; Summary; The Merger;
                                                        Unaudited Pro Forma Condensed Financial
                                                        Information
Item 11.     Incorporation of Certain Information by
             Reference................................  Incorporation of Certain Documents by Reference
Item 12.     Information with Respect to S-2 or S-3
             Registrants..............................  *
Item 13.     Incorporation of Certain Information by
             Reference................................  *
Item 14.     Information with Respect to Registrants
             Other than S-2 or S-3 Registrants........  *
             C. INFORMATION ABOUT THE COMPANY BEING
                ACQUIRED
Item 15.     Information with Respect to S-3
             Companies................................  Available Information; Incorporation of Certain
                                                        Documents by Reference; Summary; Information
                                                        About Peoples Bancorp of Worcester, Inc.
Item 16.     Information with Respect to S-2 or S-3
             Companies................................  *
Item 17.     Information with Respect to Companies
             Other than S-2 or S-3 Companies..........  *
             D. VOTING AND MANAGEMENT INFORMATION
Item 18.     Information if Proxies, Consents or
             Authorizations Are to be Solicited.......  Summary; The Special Meeting; The Merger
Item 19.     Information if Proxies, Consents or
             Authorizations Are Not to be Solicited in
             an Exchange Offer........................  *

- ---------------
* Omitted because inapplicable or answer is in the negative.

                       PEOPLES BANCORP OF WORCESTER, INC.
                                120 FRONT STREET
                              WORCESTER, MA 01608

                                                             March 30, 1994

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Peoples Bancorp of Worcester, Inc. ("Peoples"), to be held at Mechanics Hall, 321 Main Street, Worcester, MA at 10:00 a.m. on May 4, 1994. The purpose of the Special Meeting is to vote on the merger (the "Merger") of your company with a wholly-owned subsidiary of Shawmut National Corporation ("Shawmut"), which was announced on August 26, 1993. Upon consummation of the Merger, you will be entitled to receive in a tax-free exchange, $52 in value (based on the Average Closing Price as defined in the Merger Agreement and subject to adjustment under certain circumstances which are described in the accompanying Proxy Statement/Prospectus) of the common stock of Shawmut for each share of Peoples common stock.

     Your Board of Directors, after evaluating the proposal, believes that the Merger is in the best interest of Peoples and its stockholders. The Board has unanimously approved the Merger and recommends that you vote FOR its approval. Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Peoples common stock entitled to vote at the Special Meeting.

     The enclosed Proxy Statement/Prospectus contains a description of the terms of the Merger as well as information regarding the background of the transaction, which should help you to understand more fully why the Board believes the Merger is in the best interest of Peoples stockholders. Your Board recognizes that the Proxy Statement/Prospectus is a long document, but encourages you to study it carefully. Should you have any questions concerning the Special Meeting, you may call Peoples at (508) 791-3861. Additionally, Georgeson & Company, Inc., which has been retained by Peoples to assist in the solicitation of proxies, is available to answer questions at (800) 223-2064.

     YOUR VOTE IS IMPORTANT. Accompanying this letter is a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and a proxy card with a return envelope. To ensure that your shares are represented at the Special Meeting, please sign, date and mail your proxy card as soon as possible in the postage prepaid envelope provided. If you attend the Special Meeting, you may vote in person even though you have previously returned the proxy card. PLEASE DO NOT SEND IN CERTIFICATES OF PEOPLES COMMON STOCK AT THIS TIME.

     On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          [Facsimile signature]

                                          WOODBURY C. TITCOMB
                                          President and Chief Executive Officer

/sf/enclosures

                       PEOPLES BANCORP OF WORCESTER, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1994

To the Stockholders of
Peoples Bancorp of Worcester, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Peoples Bancorp of Worcester, Inc. ("Peoples") will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on May 4, 1994, at 10:00 a.m., local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, as amended, dated as of August 26, 1993 (the "Merger Agreement"), by and among Shawmut National Corporation ("Shawmut"), Shawmut Service Corporation ("SSC") and Peoples and the transactions contemplated thereby, including the merger (the "Merger") of Peoples with and into SSC, pursuant to which, among other things, Peoples stockholders will receive $52.00 in value (based on the Average Closing Price (as defined in the Merger Agreement) and subject to adjustment) of Shawmut common stock for each share of Peoples common stock exchanged in the Merger, and will become Shawmut shareholders.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof (subject to the restrictions, if any, specified in the accompanying Proxy Statement/Prospectus).

     The Peoples Board of Directors has fixed the close of business on March 21, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of Peoples stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting, during ordinary business hours, at the principal executive offices of Peoples located at 120 Front Street, Worcester, Massachusetts 01608, for 10 days prior to the Special Meeting.

     The common stock, par value $0.10 per share, of Peoples is the only security of Peoples whose holders are entitled to vote upon the proposals to be presented at the Special Meeting.

     Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.

                                          By Order of the Board of Directors,

                                          RICHARD B. HUTCHINS,
                                          Secretary
March 30, 1994

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL
           TO APPROVE AND ADOPT THE MERGER AGREEMENT AND EACH OF THE
                       TRANSACTIONS CONTEMPLATED THEREBY

          PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

                       PEOPLES BANCORP OF WORCESTER, INC.

                                PROXY STATEMENT
                             ---------------------

                          SHAWMUT NATIONAL CORPORATION

                                   PROSPECTUS
                             ---------------------

                       11,000,000 SHARES OF COMMON STOCK

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Peoples Bancorp of Worcester, Inc. ("Peoples") in connection with the solicitation of proxies by the Board of Directors of Peoples for use at the special meeting of stockholders of Peoples (including any adjournments or postponements thereof) to be held on May 4, 1994 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger of Shawmut Service Corporation ("SSC"), a wholly owned subsidiary of Shawmut National Corporation ("Shawmut"), with Peoples (the "Merger") pursuant to the Agreement and Plan of Merger dated as of August 26, 1993, as amended (the "Merger Agreement"), by and among Shawmut, SSC and Peoples and certain transactions contemplated thereby.

     The Merger Agreement, as amended, is attached as Annex A hereto and is incorporated herein by reference.

     This Proxy Statement/Prospectus also constitutes a prospectus of Shawmut with respect to up to 11,000,000 shares of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock") issuable to holders of common stock, par value $0.10 per share, of Peoples ("Peoples Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of Peoples Common Stock, with certain exceptions, will be converted into and exchangeable for that number of shares of Shawmut Common Stock as shall be equal to the Exchange Ratio (as hereinafter defined).

     This Proxy Statement/Prospectus and the accompanying form of proxy is first being mailed to stockholders of Peoples on or about March 31, 1994.

     Because of the uncertainty of the timing of the receipt of the required regulatory approvals, if granted, the Merger may not be consummated for several months after the approval of the Merger by the stockholders of Peoples. Pursuant to the Merger Agreement, the Board of Directors of Peoples is soliciting stockholder approval at this time to be in a position to consummate the Merger as soon as practicable after the receipt of the required regulatory approvals.

     Shawmut Common Stock is listed and traded on the New York Stock Exchange ("NYSE"). The closing price of Shawmut Common Stock on the NYSE on March 29, 1994 was $20.38.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                          THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     THE SHARES OF SHAWMUT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         The date of this Proxy Statement/Prospectus is March 30, 1994

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SHAWMUT OR PEOPLES. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SHAWMUT OR PEOPLES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SHAWMUT AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SHAWMUT AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO PEOPLES AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY PEOPLES.
                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION...........................    3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.....................................    3
SUMMARY.........................................    5
RECENT DEVELOPMENTS.............................   16
THE SPECIAL MEETING.............................   16
  General.......................................   16
  Record Date; Voting; Solicitation and
    Revocation
    of Proxies..................................   16
THE MERGER......................................   18
  General.......................................   18
  Exchange Ratio................................   18
  Background of the Merger......................   19
  Recommendation of the Board of Directors of
    Peoples; Reasons for the Merger.............   22
  Shawmut's Reasons for the Merger..............   24
  Opinion of Peoples' Financial Advisor.........   24
  Interests of Certain Persons in the Merger....   28
  Employee Matters..............................   31
  Effective Time................................   31
  Conversion of Shares; Procedures for Exchange
    of Certificates; Fractional Shares..........   32
  Conditions to the Merger......................   33
  Regulatory Approvals Required for the
    Merger......................................   35
  Conduct of Business Pending the Merger........   37
  Waiver and Amendment; Termination.............   38
  No Solicitation of Transactions...............   39
  Resales of Shawmut Common Stock Received
    in the Merger...............................   39
  Stock Exchange Listing........................   40
  Anticipated Accounting Treatment..............   40
  Federal Income Tax Consequences...............   41
  No Appraisal Rights...........................   42
CERTAIN RELATED TRANSACTIONS....................   42
  Stock Option Agreement........................   42
  Voting Agreement..............................   45
  Subsidiary Bank Merger Agreement..............   46
  Amendment to Rights Agreement.................   46
INFORMATION ABOUT PEOPLES BANCORP OF WORCESTER,
  INC...........................................   46
DESCRIPTION OF SHAWMUT CAPITAL
  STOCK.........................................   46
  General.......................................   46
  Common Stock..................................   47
  Rights Plan...................................   48
  Shawmut Preferred Stock.......................   50
COMPARISON OF SHAREHOLDER RIGHTS................   50
  Action by Written Consent.....................   51
  Special Meetings of Shareholders..............   51
  Shareholder Nominations and Proposals
    for Business................................   51
  Certain Business Combinations.................   52
  Rights Plans..................................   53
  Payment of Dividends..........................   55
  Removal of Directors..........................   56
  Amendment of By-laws..........................   56
  Amendment of Certificate......................   56
  Meeting of Creditors and/or Shareholders......   57
  Standards for Evaluating Takeover Proposals...   57
  Restriction on Repurchases of Shares..........   57
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION...................................   59
MARKET PRICES...................................   67
LEGAL OPINIONS..................................   67
PROPOSALS OF STOCKHOLDERS.......................   67
EXPERTS.........................................   68
ANNEX A AGREEMENT AND PLAN OF MERGER............  A-1
ANNEX B FORM OF VOTING AGREEMENT................  B-1
ANNEX C STOCK OPTION AGREEMENT..................  C-1
ANNEX D OPINION OF McDANIELS & CO. .............  D-1

                             AVAILABLE INFORMATION

     Shawmut and Peoples are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Shawmut and Peoples with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Shawmut can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and material filed by Peoples can be inspected at the offices of the National Association of Securities Dealers, Inc., 33 White Hall, New York, New York 10004.

     Shawmut has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Shawmut Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Shawmut (File No. 1-10102) and Peoples (File No. 0-16681) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/ Prospectus:

           1. Shawmut's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Shawmut Form 10-K").

           2. Shawmut's Annual Report on Form 11-K for the fiscal year ended December 31, 1992.

           3. Shawmut's Current Reports on Form 8-K, dated February 28, 1994; March 3, 1994; March 9, 1994 and March 28, 1994.

           4. The description of Shawmut Common Stock and Shawmut Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Shawmut's Registration Statements on Form S-3 dated February 13, 1992 and on Form 8-A dated March 7, 1989.

           5. The portions of Shawmut's Proxy Statement for the Annual Meeting of Shareholders to be held on April 26, 1994 that have been incorporated by reference in the 1993 Shawmut Form 10-K.

           6. Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "1992 Peoples Form 10-K").

           7. Peoples' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, as amended, 1993.

           8. Peoples' Current Report on Form 8-K, dated September 7, 1993.

           9. The description of Peoples Common Stock and Series A Junior Participating Preferred Stock and Purchase Rights set forth in the Peoples' Registration Statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          10. The portions of Peoples' Proxy Statement for the Annual Meeting of Stockholders held April 29, 1993 that have been incorporated by reference in the 1992 Peoples Form 10-K.

     All documents and reports filed by Shawmut or Peoples pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST IN THE CASE OF DOCUMENTS RELATING TO SHAWMUT, TO SHAWMUT NATIONAL CORPORATION, 777 MAIN STREET, MSN309, HARTFORD, CONNECTICUT 06115,
ATTENTION: SHAREHOLDER RELATIONS, TELEPHONE NUMBER (203) 986-2028, AND IN THE CASE OF DOCUMENTS RELATING TO PEOPLES, TO PEOPLES BANCORP OF WORCESTER, INC., 120 FRONT STREET, WORCESTER, MASSACHUSETTS 01608, ATTENTION: DIRECTOR, CORPORATE AFFAIRS, TELEPHONE NUMBER (508) 791-3861. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY THURSDAY, APRIL 21, 1994.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

PARTIES TO THE MERGER

     Shawmut. Shawmut is a multibank holding company, registered under the Bank Holding Company Act of 1956, as amended. It was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of Shawmut. Shawmut maintains dual headquarters in the States of Connecticut and Massachusetts. The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211. Its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively.

     The principal business of Shawmut is to provide, through its bank subsidiaries, comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services through its network of approximately 270 branches located throughout Connecticut, Massachusetts and Rhode Island. Shawmut's principal banking subsidiaries are Shawmut Bank Connecticut, National Association, Hartford, Connecticut ("SBC") and Shawmut Bank, National Association, Boston, Massachusetts ("SBM").

     Shawmut provides other financial services through its other subsidiaries, including Shawmut Mortgage Company. With its principal office in West Hartford, Connecticut, Shawmut Mortgage Company originates substantially all of the residential mortgages among Shawmut and its subsidiaries. It also funds, sells and services residential mortgage loans through its network of 10 offices in Connecticut, Massachusetts, Rhode Island and New Hampshire.

     At December 31, 1993, Shawmut had assets of $27.2 billion, deposits of $15.3 billion, loans of $15.4 billion and shareholders' equity of $1.8 billion.

     For more information about Shawmut, reference is made to the 1993 Shawmut Form 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Peoples. Peoples is a registered bank holding company, organized in 1987 under Delaware law, which, through its principal subsidiary, Peoples Savings Bank ("Peoples Bank"), is engaged in community banking activities, which include gathering deposits and investing in various loans and securities, while providing a wide range of financial products and services to a broad customer base throughout central Massachusetts. Peoples Bank maintains 23 branches in Massachusetts. At December 31, 1993, Peoples had assets of $891 million, deposits of $777 million, loans of $461 million and shareholders' equity of $106 million. As of that date, Peoples' subsidiaries employed in the aggregate approximately 262 full-time equivalent employees in their operations.

     The principal executive offices of Peoples are located at 120 Front Street, Worcester, Massachusetts 01608 and its telephone number is (508) 791-3861. For more information about Peoples, reference is made to the 1992 Peoples Form 10-K and to Peoples' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993, as amended, both of which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE SPECIAL MEETING

     The Special Meeting will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on Wednesday, May 4, 1994 beginning at 10:00 a.m. local time. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and each of the transactions contemplated thereby, including the Merger, pursuant to which, among other things, Peoples stockholders will receive $52.00 in value (based on the Average Closing Price (as defined in the Merger Agreement) and subject to adjustment) of Shawmut Common Stock for each share of Peoples Common Stock exchanged in the Merger, and will become Shawmut shareholders, and to act upon such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL
MEETING -- General."

     Only holders of record of Peoples Common Stock at the close of business on March 21, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 3,353,347 shares of Peoples Common Stock outstanding and entitled to vote. See "THE SPECIAL
MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies."

REQUIRED STOCKHOLDER APPROVAL; VOTING AGREEMENT

     The approval and adoption of the Merger Agreement by Peoples stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote thereon. As of March 21 1994, directors and executive officers of Peoples and their affiliates may be deemed to be beneficial owners of 411,582 shares or approximately 12.05% of the shares of Peoples Common Stock outstanding as of the Record Date. Each of the directors and executive officers has entered into a voting agreement with Shawmut pursuant to which each has agreed to vote or direct the vote of all shares of Peoples Common Stock over which he or she has sole voting control (representing in the aggregate approximately 8.19% of the outstanding Peoples Common Stock on the Record Date) FOR approval and adoption of the Merger Agreement and each of the transactions contemplated thereby. Execution of the voting agreement was a condition to Shawmut entering into the Merger Agreement and no compensation was paid to any director or executive officer in consideration for entering into such agreement. See "THE SPECIAL MEETING -- Record Date; Voting; Solicitation and Revocation of Proxies" and "CERTAIN RELATED TRANSACTIONS -- Voting Agreement."

EFFECT OF THE MERGER AND THE SUBSIDIARY BANK MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), Peoples will be merged with and into Shawmut Service Corporation ("SSC") and SSC will continue as a wholly owned subsidiary of Shawmut. Peoples stockholders will become shareholders of Shawmut. See "THE MERGER -- General."

     Immediately prior to consummation of the Merger, Peoples Bank will merge with and into SBM (the "Subsidiary Bank Merger"). SBM will continue as a national banking association. See "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The certificate will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by Shawmut and Peoples. See "THE MERGER -- Effective Time."

EXCHANGE RATIO

     The terms of the Merger Agreement summarized below and described in greater detail elsewhere in this Proxy Statement/Prospectus were determined as a result of arms' length negotiations between representatives of Shawmut and Peoples and are intended to provide $52 in value (based on the Average Closing Price) of Shawmut Common Stock for each share of Peoples Common Stock, subject to potential adjustment as noted below. At the Effective Time, each issued and outstanding share of Peoples Common Stock, other than shares held, directly or indirectly, by Peoples or Shawmut (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for that number of shares of Shawmut Common Stock equal to the quotient obtained by dividing (i) $52 by (ii) the Average Closing Price, rounded to the nearest thousandth of a share (the "Exchange Ratio"), provided that if the Average Closing Price (x) is equal to or less than $20.506, the Exchange Ratio will be 2.536 (the "Maximum Exchange Ratio"), unless waived by Shawmut and (y) is equal to or greater than $27.744, then the Exchange Ratio will be 1.874 (the "Minimum Exchange Ratio"), unless waived by Peoples. As used in the Merger Agreement, "Average Closing Price" means the average of the daily closing sales prices of a share of Shawmut Common Stock on the New York Stock Exchange ("NYSE")(as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) for the 20 NYSE trading days ending on the fifth business day prior to the date on which the last of the regulatory approvals required to consummate the Merger is obtained and any applicable waiting periods have expired. For a tabular presentation of possible Exchange Ratios at various hypothetical Average Closing Prices, see "THE MERGER -- Exchange Ratio."

     The Merger Agreement provides that (i) Peoples will not be obligated to consummate the Merger if the Average Closing Price is less than $20.506, unless Shawmut waives the applicability of the Maximum Exchange Ratio and (ii) Shawmut will not be obligated to consummate the Merger if the Average Closing Price is greater than $27.744, unless Peoples waives the applicability of the Minimum Exchange Ratio. See "THE MERGER -- Exchange Ratio" and " -- Conditions to the Merger." If Shawmut waives the Maximum Exchange Ratio or Peoples waives the Minimum Exchange Ratio, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $52 by (ii) the Average Closing Price. Assuming the Merger is approved by Peoples stockholders, the Peoples Board of Directors (the "Peoples Board") may elect to consummate the Merger without resoliciting Peoples stockholders if the Average Closing Price is less than $20.506 and Shawmut does not waive the applicability of the Maximum Exchange Ratio, even though, as a result of the application of the Maximum Exchange Ratio, the calculated value of the shares of Shawmut Common Stock (based on the Average Closing Price) to be exchanged for each share of Peoples Common Stock would be less than $52. In such a situation, in considering whether to consummate the Merger without the resolicitation of Peoples stockholders, the Peoples Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, the advice of its financial advisor and legal counsel. Stockholder approval of the Merger Agreement and each of the transactions contemplated thereby confers upon the Peoples Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the Average Closing Price is less than $20.506 and Shawmut has not waived the Maximum Exchange Ratio. See "THE MERGER -- Exchange Ratio" and "-- Conditions to the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PEOPLES; REASONS FOR THE MERGER

     The Peoples Board believes that the terms of the Merger Agreement and each of the transactions contemplated thereby are in the best interests of Peoples and are fair to, and in the best interests of, its stockholders and unanimously recommends that stockholders of Peoples vote for the approval and adoption of the Merger Agreement and each of the transactions contemplated thereby.

     Since the end of 1992, Peoples has explored various major strategic alternatives available to it with the overall objective of maximizing stockholder value. The alternatives Peoples explored included remaining independent, acquiring other entities and being acquired. After evaluating the available alternatives, in August of 1993 Peoples determined that being acquired in a strategic merger potentially represented the greatest value and most likely opportunity for enhancement of stockholder value.

     In the course of reaching its decision to enter into the Merger Agreement with Shawmut, the Peoples Board consulted with its legal and financial advisors, as well as the management of Peoples, and considered a number of factors, including, without limitation, the following: Peoples' business, results of operations, prospects and financial condition; the prospects for remaining independent and growing by accretive acquisitions; the operation of the Minimum Exchange Ratio and the Maximum Exchange Ratio; the opinion of McDaniels & Co. ("McDaniels") that the Exchange Ratio was fair, from a financial point of view, to Peoples' stockholders; the conditions to the Merger and the risks to Peoples if the Merger were not consummated; certain information concerning Shawmut's financial condition, results of operations and prospects; the terms of the Stock Option Agreement and the Voting Agreement; and the possible impact of the Merger on Peoples' business, prospects, employees, customers and community. The Peoples Board concluded that the consideration to be received by Peoples stockholders upon the consummation of the Merger (by operation of the Exchange Ratio) as outlined in the Shawmut proposal was consistent with the valuation of Peoples prepared by McDaniels & Co., provided greater value to stockholders than any other strategic opportunity available to Peoples, and outweighed any associated risks. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Board of Directors of Peoples; Reasons For the Merger."

OPINION OF PEOPLES' FINANCIAL ADVISOR

     McDaniels has delivered its written opinion to the Peoples Board that as of August 26, 1993, and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair, from a financial point of view to Peoples stockholders. The full text of the opinion of McDaniels, dated the date of this Proxy Statement/ Prospectus (the "McDaniels Opinion"), which sets forth the procedures followed, assumptions made and the matters considered in connection with such opinion, is attached as Annex D to this Proxy Statement/ Prospectus. Peoples stockholders are urged to read the McDaniels Opinion in its entirety. The McDaniels Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any Peoples stockholder as to how such stockholder should vote at the Special Meeting. See "THE MERGER -- Opinion of Peoples' Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain executive officers of Peoples who are parties to existing employment agreements, Woodbury C. Titcomb, George C. Rand, Jr., Sam H. Hokkanen, James K. Hunt and Brian W. Thompson, and special termination agreements, Messrs. Titcomb, Rand and Hokkanen, will be entitled to certain rights and benefits under those agreements if the Merger is consummated. The rights and benefits under those agreements range from lump-sum payments upon the occurrence of certain post-closing events specified under the special termination agreements and/or the assurance of continued post-closing compensation and benefits under the employment agreements. If such events occur, Mr. Titcomb will be entitled to receive a lump-sum payment equal to approximately three times his base amount under the special termination agreement. For these purposes, Mr. Titcomb's 1994 base amount would be $961,800. This payment is in addition to, and not an alternative to, any of his benefits under his employment agreement. In addition, Peoples has approved the amendment of certain existing employment agreements of Messrs. Rand, Hokkanen, Hunt and Thompson which, after the Effective Time, will be assumed by Shawmut and will establish new levels for those executive officers' base compensation. Peoples has also approved the execution of employment agreements with officers previously not parties to such arrangements with Peoples, which agreements will be assumed by Shawmut and continue after the Effective Time. Such agreements generally provide assurance of continued post-closing compensation and employment benefits for 22 officers for specified maximum periods ranging from 12 to 24 months from the Effective Time. For a detailed description of the foregoing, see "THE MERGER -- Interests of Certain Persons in the Merger."

     In addition, at the Effective Time, certain options to acquire shares of Peoples Common Stock granted to Mr. Thompson and Ms. Leslie E. Greis will become immediately exercisable pursuant to the accelerated vesting provision of the Peoples Stock Option Plan. If Mr. Thompson and Ms. Greis were to exercise all of their options immediately upon such acceleration, the value (based upon the difference between the exercise price and $52.00) to Mr. Thompson and Ms. Greis would be $186,000 and $38,250, respectively.

     Pursuant to the Merger Agreement, Shawmut has, subject to certain limitations, agreed to indemnify, defend and hold harmless each present and past director, officer and employee of Peoples against certain claims and the expenses and liabilities resulting therefrom. Shawmut has also agreed to use best efforts to maintain for four years (or provide an appropriate substitute) the directors' and officers' liability insurance maintained by Peoples prior to the Effective Time. For a detailed description of the foregoing, see "THE MERGER -- Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

     The Merger Agreement obligates Shawmut to assume Peoples' salary continuation policy and maintain, subject to certain limitations, all employee benefit plans of Peoples and its subsidiaries in effect at the Effective Time. Generally, Peoples' salary continuation policy entitles eligible employees who are terminated to receive two weeks of base salary for each prior year of service with Peoples up to a maximum of 52 weeks of base salary. Any employee receiving salary continuation payments is entitled to a minimum of 30 days' salary continuation payments following termination of employment and a minimum of 30 days' notice, or certain additional compensation in lieu thereof, prior to termination. Shawmut has also agreed to credit any employee of Peoples or its subsidiaries under any Shawmut employee benefit plan with all years of service with Peoples or its subsidiaries for all purposes, other than benefit accrual, to the extent such service was recognized by Peoples under its employee benefits plans. For a detailed description of the foregoing, see "THE MERGER -- Employee Matters."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various conditions, including, among others, receipt of the stockholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of a letter from Shawmut's independent accountants that the Merger qualifies for pooling of interests accounting treatment, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and satisfaction of other customary closing conditions. In addition, if the Average Closing Price of the shares of Shawmut Common Stock is greater than $27.744, Shawmut will not be obligated to consummate the Merger unless Peoples waives the applicability of the Minimum Exchange Ratio and if the Average Closing Price is less than $20.506, Peoples will not be obligated to consummate the Merger unless Shawmut waives the applicability of the Maximum Exchange Ratio. See "THE MERGER -- Conditions to the Merger" and "-- Exchange Ratio."

     The regulatory approvals and consents necessary to consummate the Subsidiary Bank Merger include the approval of the Office of the Comptroller of the Currency. The Merger may be subject to the prior approval of the Federal Reserve Board. However, Shawmut may choose to provide the Federal Reserve Board with prior written notice of the Merger in lieu of filing an application. Under those circumstances, the Merger does not require the approval of the Federal Reserve Board unless the Federal Reserve Board informs Shawmut that an application for approval is required. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof. See "THE MERGER -- Regulatory Approvals Required for the Merger."

     On November 15, 1993, the Federal Reserve Board, in a tie vote, declined to approve Shawmut's application to acquire New Dartmouth Bank ("New Dartmouth"). Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors indicated that while Shawmut had taken steps to address the regulatory concerns, the measures had not been in place for a sufficient period of time for the Federal Reserve Board to evaluate their effectiveness. On December 13, 1993, without admitting any wrongdoing, Shawmut Mortgage Company entered into a consent decree with the DOJ and FTC regarding such investigation. On March 1, 1994, Shawmut filed with the Federal Reserve Board a petition seeking reconsideration of the Board's November 15, 1993 decision not to approve Shawmut's application to acquire all of the outstanding voting shares of New Dartmouth. On March 7, 1994, the Federal Reserve Board announced that it will defer action on such petition. The Federal Reserve Board said that it expects to consider such petition no later than May 2, 1994. See "THE MERGER -- Regulatory Approvals Required for the Merger."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Shawmut and Peoples and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by August 31, 1994. See "THE MERGER -- Waiver and Amendment; Termination."

NO SOLICITATION

     Peoples has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its Board of Directors (as advised in writing by its counsel), participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that Peoples may communicate information about any such proposal to its stockholders if and to the extent that the fiduciary duties of its Board of Directors require it to do so (as advised by its counsel); Peoples also agreed in the Merger Agreement that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to the foregoing; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing; and it will instruct its officers, directors, agents, advisors and affiliates to comply with the same restrictions. See "THE MERGER -- No Solicitation of Transactions."

STOCK EXCHANGE LISTING

     The Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE. The obligation of each of Shawmut and Peoples to consummate the Merger is subject to approval for listing by the NYSE of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. The issuance of shares of Peoples Common Stock pursuant to the Stock Option Agreement, however, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. It is a condition to each party's obligation to consummate the Merger that such party receives a letter from Shawmut's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment unless such firm advises the parties that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Peoples Common Stock pursuant to the Stock Option Agreement. See "THE
MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by Shawmut of an opinion of Skadden, Arps, Slate, Meagher & Flom (the "Skadden Opinion") and receipt by Peoples of an opinion of Bingham, Dana & Gould (the "Bingham Opinion"), each dated as of the Effective Time. The Skadden Opinion and the Bingham Opinion will be substantially to the effect that, on the basis of facts (which are consistent with the facts existing at the Effective Time), representations and assumptions set forth or referred to in such opinions, (i) the Merger will be treated for Federal income tax purposes as a reorganization or part of one or more reorganizations within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the stockholders of Peoples who exchange their Peoples Common Stock solely for Shawmut Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock); and (iii) the tax basis of the Shawmut Common Stock received by Peoples stockholders who exchange all of their Peoples Common Stock solely for Shawmut Common Stock in the Merger will be the same as the tax basis of the Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In addition, the Skadden Opinion will be to the effect that, on the basis of facts (which are consistent with the facts existing at the Effective Time), representations and assumptions set forth or referred to therein, (i) the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by (x) Shawmut, SSC or Peoples as a result of the Merger or (y) SBM or Peoples Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Peoples Bank's tax reserves for possible loan losses) as a result of the Subsidiary Bank Merger. See "THE MERGER -- Federal Income Tax Consequences."

NO APPRAISAL RIGHTS

     No stockholders of Peoples are entitled to appraisal rights in connection with, or as a result of, the Merger. For a summary of the provisions of the Delaware General Corporation Law regarding appraisal rights, see "THE
MERGER -- No Appraisal Rights."

STOCK OPTION AGREEMENT

     Execution of the Stock Option Agreement was a condition to Shawmut's merger proposal. Pursuant to the Stock Option Agreement, Peoples granted Shawmut an option to purchase 660,000 shares of Peoples Common Stock, representing approximately 19.9% of the issued and outstanding shares of such common stock before taking into account the shares issuable upon exercise of such option, at an exercise price of $35, subject to the terms and conditions set forth therein. The option may only be exercised upon the occurrence of certain events (none of which has occurred). The Stock Option Agreement is attached as Annex C to this Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Peoples from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Peoples Common Stock than the price per share implicit in the Exchange Ratio.

AMENDMENT TO RIGHTS AGREEMENT

     In connection with the execution of the Merger Agreement, Peoples amended the Peoples Rights Agreement (as defined below). The amendment amended the definition of "Acquiring Person" in the Peoples Rights Agreement to provide that neither Shawmut nor any of its subsidiaries will be deemed to be an Acquiring Person by virtue of the fact that Shawmut is the beneficial owner of Peoples Common Stock (i) of which Shawmut or such subsidiary was the beneficial owner as of August 26, 1993, together with up to 1% more of the Peoples Common Stock acquired after such date by Shawmut's Affiliates and Associates (as such terms are defined in the Peoples Rights Agreement); (ii) acquired or acquirable pursuant to the Stock Option Agreement; (iii) held directly or indirectly by Shawmut as Trust Account Shares; and (iv) held as DPC Shares. As a result of the amendment, no Distribution Date (as defined below) will be deemed to have occurred, and the Peoples Rights (as defined below) will not become exercisable as a result of execution of the

Merger Agreement and the Stock Option Agreement or consummation of any of the transactions contemplated thereby. See "CERTAIN RELATED
TRANSACTIONS -- Amendment to Rights Agreement."

COMPARISON OF SHAREHOLDERS' RIGHTS

     At the Effective Time, Peoples stockholders automatically will become shareholders of Shawmut and their rights as shareholders of Shawmut will be governed by the Delaware General Corporation Law and by Shawmut's Certificate of Incorporation and By-laws. The rights of shareholders of Shawmut differ from rights of the stockholders of Peoples with respect to certain important matters, including, among others, with respect to the calling of special meetings, nominations and removal of directors by shareholders, certain business combinations, rights plans, meetings of creditors and/or stockholders, standards for evaluating takeover proposals, amendments to the Certificate of Incorporation and By-laws, and the payment of dividends. For a summary of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                                 MARKET PRICES

     Shawmut Common Stock is traded principally on the New York Stock Exchange. Peoples Common Stock is traded in the over-the-counter market and is reported through the National Association of Securities Dealers Automated Quotation System/National Market System (the "NASDAQ/NMS").

     The following table sets forth, for the periods indicated, the high and low sales prices per share for the Shawmut Common Stock as reported on the NYSE and the high and low sales prices per share of the Peoples Common Stock as reported by the NASDAQ/NMS. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                          SHAWMUT                PEOPLES
                                                     -----------------      -----------------
                         YEAR                         HIGH       LOW         HIGH       LOW
    -----------------------------------------------  ------     ------      ------     ------
    1992:..........................................  $19.50     $ 8.88      $30.25     $21.75
    1993:..........................................   26.38      17.88       48.50      26.00
    1994: First Quarter (through March 29, 1994)...   24.00      19.75       49.50      46.75

                                                                                    PRO FORMA
                 MARKET VALUE PER SHARE(1):               SHAWMUT     PEOPLES     EQUIVALENT(2)
    ----------------------------------------------------  -------     -------     -------------
    August 25, 1993.....................................  $24.00      $ 38.50        $ 52.00
    March 29, 1994......................................   20.38        47.25          52.00

- ---------------
(1) The market values for Shawmut Common Stock and Peoples Common Stock represent the last reported sale prices per share on August 25, 1993, the last business day preceding public announcement of the Merger and March 29, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus. See "MARKET PRICES."

(2) The pro forma equivalents were computed by multiplying the Exchange Ratio (which is intended to provide $52 in value (based on the Average Closing Price and subject to adjustment) of Shawmut Common Stock for each share of Peoples Common Stock exchanged in the Merger) by the market values of Shawmut Common Stock on August 25, 1993 and March 29, 1994, assuming in each case that the Average Closing Price is equal to the market value of the Shawmut Common Stock as of such date.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of Shawmut. The table is based on and should be read in conjunction with Shawmut's historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------
                    SELECTED FINANCIAL DATA
                                                         1993        1992        1991        1990        1989
                                                       --------    --------    --------    --------    --------
         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend income.........................  $1,562.2    $1,545.7    $1,813.9    $2,275.2    $2,625.4
Interest expense.....................................     637.6       720.4     1,076.6     1,515.7     1,736.9
                                                       --------    --------    --------    --------    --------
Net interest income..................................     924.6       825.3       737.3       759.5       888.5
Provision for loan losses............................      29.2       189.5       466.4       434.3       625.8
                                                       --------    --------    --------    --------    --------
Net interest income after provision for loan
  losses.............................................     895.4       635.8       270.9       325.2       262.7
Noninterest income...................................     363.5       392.2       451.5       439.6       355.1
Securities gains, net................................       5.7        85.9        78.2        26.2        39.9
Noninterest expenses.................................   1,027.7     1,036.4       969.7       918.3       877.4
                                                       --------    --------    --------    --------    --------
Income (loss) before income taxes, extraordinary
  credit and cumulative effect of accounting
  changes............................................     236.9        77.5      (169.1)     (127.3)     (219.7)
Income taxes (benefit)...............................      (7.6)       20.7         1.5         5.7       (90.8)
                                                       --------    --------    --------    --------    --------
Income (loss) before extraordinary credit and
  cumulative effect of accounting changes............     244.5        56.8      (170.6)     (133.0)     (128.9)
Extraordinary credit.................................                  18.4
Cumulative effect of changes in methods of
  accounting.........................................      46.2
                                                       --------    --------    --------    --------    --------
Net income (loss)....................................  $  290.7    $   75.2    $ (170.6)   $ (133.0)   $ (128.9)
                                                       --------    --------    --------    --------    --------
                                                       --------    --------    --------    --------    --------
Net income (loss) applicable to common stock.........  $  275.2    $   70.4    $ (172.9)   $ (135.3)   $ (131.3)
                                                       --------    --------    --------    --------    --------
                                                       --------    --------    --------    --------    --------
COMMON SHARE DATA:
Income (loss) before extraordinary credit and
  cumulative effect of accounting changes............  $   2.44    $    .60    $  (2.35)   $  (1.84)   $  (1.77)
Net income (loss)....................................      2.93         .81       (2.35)      (1.84)      (1.77)
Dividends declared...................................       .50                                 .75        1.40
PERIOD END BALANCES:
Total assets.........................................  $ 27,245    $ 25,288    $ 22,816    $ 23,703    $ 27,855
Notes and debentures.................................       759         810         665         679         699
Total shareholders' equity...........................     1,803       1,482       1,040       1,192       1,398
AVERAGE BALANCES:
Total assets.........................................  $ 25,411    $ 22,450    $ 22,391    $ 25,461    $ 27,275
Notes and debentures.................................       839         668         669         687         714
Total shareholders' equity...........................     1,596       1,256       1,092       1,394       1,739

              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data of Peoples. The table is based on and should be read in conjunction with Peoples' historical financial statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                         YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------
                      SELECTED FINANCIAL DATA
                                                               1993      1992      1991      1990      1989
                                                              ------    ------    ------    ------    ------
            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend income................................  $ 59.6    $ 69.3    $ 80.8    $ 82.1    $ 79.3
Interest expense............................................    22.4      32.7      47.5      51.4      50.7
                                                              ------    ------    ------    ------    ------
Net interest income.........................................    37.2      36.6      33.3      30.7      28.6
Provision for loan losses...................................     1.0       2.1       1.9       2.5        .5
                                                              ------    ------    ------    ------    ------
Net interest income after provision for
  loan losses...............................................    36.2      34.5      31.4      28.2      28.1
Noninterest income..........................................     3.9       3.7       3.7       3.3       2.2
Securities gains and losses.................................     3.1       4.8       1.8        .1       2.1
Noninterest expenses........................................    24.5      26.5      26.2      24.9      23.0
                                                              ------    ------    ------    ------    ------
Income before income taxes, extraordinary
  credit and cumulative effect of accounting change.........    18.7      16.5      10.7       6.7       9.4
Income taxes................................................     7.9       7.0       4.8       3.6       3.9
                                                              ------    ------    ------    ------    ------
Income before extraordinary credit and cumulative effect of
  accounting change.........................................    10.8       9.5       5.9       3.1       5.5
Extraordinary credit........................................                         1.3
Cumulative effect of change in method of accounting for
  income taxes..............................................               1.5
                                                              ------    ------    ------    ------    ------
Net income..................................................  $ 10.8    $ 11.0    $  7.2    $  3.1    $  5.5
                                                              ------    ------    ------    ------    ------
                                                              ------    ------    ------    ------    ------
Net income applicable to common stock.......................  $ 10.8    $ 11.0    $  7.2    $  3.1    $  5.5
                                                              ------    ------    ------    ------    ------
                                                              ------    ------    ------    ------    ------
COMMON SHARE DATA:
Income before extraordinary credit and cumulative effect of
  accounting change.........................................  $ 3.18    $ 3.11    $ 2.17    $ 1.19    $ 1.90
Net income..................................................    3.18      3.62      2.64      1.19      1.90
Dividends declared..........................................    1.33      1.29      1.25      1.21      1.06
PERIOD END BALANCES:
Total assets................................................  $891.1    $932.2    $933.0    $891.4    $808.0
Total shareholders' equity..................................   106.3      96.3      75.8      71.1      71.3
AVERAGE BALANCES:
Total assets................................................  $914.3    $931.6    $920.3    $857.9    $794.4
Total shareholders' equity..................................   100.5      86.0      73.4      73.1      75.3

                      COMPARISON OF CERTAIN PER SHARE DATA

     The following table shows unaudited comparative historical per share data for Shawmut and Peoples, unaudited pro forma per share and per share equivalent data for Shawmut and Peoples combined (including the results of operations of Cohasset Savings Bank ("Cohasset") and West Newton Savings Bank ("West Newton") for the year ended December 31, 1993) and Shawmut, Peoples, New Dartmouth Bank ("New Dartmouth") and Gateway Financial Corporation ("Gateway") combined.(1) Pro forma per share and per share equivalent data for the year ended December 31, 1993 includes the results of operations of Cohasset and West Newton. The range of values presented reflects the minimum and maximum number of shares of Shawmut Common Stock that may be issued pursuant to the Merger and the acquisitions of New Dartmouth and Gateway, calculated as of December 31, 1993. The information presented should be read in conjunction with the consolidated historical financial statements and notes thereto of Shawmut, Peoples, New Dartmouth, Gateway, Cohasset and West Newton, which are incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma condensed financial information, including the notes thereto, which appear elsewhere in this Proxy Statement/Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the Merger or the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------------
                                                                         1993      1992       1991       1990       1989
                                                                        ------    ------     ------     ------     ------
PER SHARE OF SHAWMUT COMMON STOCK:
Income (loss) before extraordinary credit and cumulative effect of accounting changes:
    Historical........................................................  $ 2.44    $  .60     $(2.35)    $(1.84)    $(1.77)
    Pro forma:
      Shawmut and Peoples.............................................    2.42 to    .67 to   (2.12)to   (1.69)to   (1.58)to
                                                                          2.37       .65      (2.07)     (1.65)     (1.54)
      Shawmut, Peoples, New Dartmouth and Gateway.....................    2.42 to    .60 to   (2.07)to   (1.92)to   (1.48)to
                                                                          2.34       .58      (2.02)     (1.88)     (1.45)
Cash dividends declared:
    Historical........................................................    0.50                            0.75       1.40
BOOK VALUE (as of end of period):
    Historical........................................................   17.02
    Pro forma:
      Shawmut and Peoples.............................................   16.97 to
                                                                         16.61
      Shawmut, Peoples, New Dartmouth and Gateway.....................   16.56 to
                                                                         15.97
PER SHARE OF PEOPLES COMMON STOCK:
Income (loss) before extraordinary credit and cumulative effect of accounting change:
    Historical........................................................    3.18      3.11       2.17       1.19       1.90
    Pro forma equivalent:
      Shawmut and Peoples.............................................    4.54 to   1.26 to   (3.97)to   (3.17)to   (2.96)to
                                                                          6.01      1.65      (5.25)     (4.18)     (3.91)
      Shawmut, Peoples, New Dartmouth and Gateway.....................    4.54 to   1.12 to   (3.88)to   (3.60)to   (2.77)to
                                                                          5.93      1.47      (5.12)      4.77      (3.68)
Cash dividends declared:
    Historical........................................................    1.33      1.29       1.25       1.21       1.06
    Pro forma equivalent..............................................     .94 to                         1.41 to    2.62 to
                                                                          1.27                            1.90       3.55
Book value (as of end of period):
    Historical........................................................   31.84
    Pro forma equivalent:
      Shawmut and Peoples.............................................   31.80 to
                                                                         42.12
      Shawmut, Peoples, New Dartmouth and Gateway.....................   31.03 to
                                                                         40.50

- ---------------
(1) On March 24, 1993, Shawmut announced the signing of a definitive agreement to acquire New Dartmouth in a transaction to be accounted for as a pooling of interests. New Dartmouth commenced operations on October 10, 1991 and has not declared or paid dividends since its inception. On November 5, 1993, Shawmut entered into an agreement to acquire Gateway in a transaction to be accounted for as a pooling of interests. On March 2, 1994, Shawmut announced the signing of a definitive agreement to acquire Cohasset Savings Bank. On March 8, 1994, Shawmut announced the signing of a definitive agreement to acquire West Newton Savings Bank.

                                RECENT DEVELOPMENTS

     On January 20, 1994, Peoples reported net income for the fourth quarter of 1993 of $2.2 million, or $.65 per common share, compared with net income of $2.14 million, or $.64 per share, in the fourth quarter of 1992. Net income for the year 1993 was $10.79 million, or $3.18 per share, a 14 percent improvement over the $9.5 million, or $3.11 per share, earned in 1992, excluding the cumulative effect of a change in accounting principles. During 1992, Peoples recorded a nonrecurring benefit of $1.54 million, or $.51 per share, from the adoption of Statement of Financial Accounting Standards No. 109, resulting in net income of $11.03 million, or $3.62 per share, for that year. Operating income for the year 1993 included pre-tax gains on the sales of loans and investments of $3.68 million, or $.63 per share after taxes, compared with $5.06 million, or $.96 per share after taxes in the year 1992. At December 31, 1993, loans totaled $455.16 million, compared with $468.97 million at the end of 1992. Nonperforming loans at year end were $5.13 million, or 1.11 percent of Peoples' total loan portfolio. Net charge-offs against the reserve for possible loan losses totaled $539,000 in 1993, and $1 million was added to the reserve. At December 31, 1993, the reserve for possible loan losses was $5.57 million, or
1.21 percent of total loans and 7.48 percent of commercial loans.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to stockholders of Peoples Bancorp of Worcester, Inc. ("Peoples") in connection with the solicitation of proxies by the Board of Directors of Peoples (the "Peoples Board") for use at the special meeting of stockholders of Peoples (the "Special Meeting") to be held at 10:00 a.m., on Wednesday, May 4, 1994, at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, and at any adjournments or postponements thereof. At the Special Meeting, or at any adjournments or postponements thereof, the stockholders of Peoples will be asked to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1993, as amended (the "Merger Agreement"), by and among Shawmut National Corporation ("Shawmut"), Shawmut Service Corporation, a wholly owned subsidiary of Shawmut ("SSC"), and Peoples, and each of the transactions contemplated thereby which are more fully described herein. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides, among other things, that Peoples will merge (the "Merger") with and into SSC and, except as described below, each share of common stock, par value $0.10 per share, of Peoples ("Peoples Common Stock") will be converted into and exchangeable for that number of shares of common stock, par value $.01 per share, of Shawmut ("Shawmut Common Stock") as shall be equal to the Exchange Ratio (as hereinafter defined).

     This Proxy Statement/Prospectus constitutes a prospectus of Shawmut with respect to the shares of Shawmut Common Stock to be issued in connection with the Merger. The information in this Proxy Statement/Prospectus concerning Shawmut and Peoples has been furnished by each of such entities, respectively.

     The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211, and its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively. The principal executive offices of Peoples are located at 120 Front Street, Worcester, Massachusetts 01608, and its telephone number is (508) 791-3861.

     This Proxy Statement/Prospectus is first being mailed to stockholders of Peoples on or about March 31, 1994.

RECORD DATE; VOTING; SOLICITATION AND REVOCATION OF PROXIES

     The Peoples Board has fixed March 21, 1994 as the record date (the "Record Date") for the determination of those Peoples stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Peoples Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. As of the Record Date, there were 3,353,347 shares of Peoples Common Stock outstanding, entitled to vote and held by approximately 1,014 holders of record. Each holder of record of shares of Peoples Common Stock on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and each of the transactions contemplated thereby, including the Merger, pursuant to which, among other things, Peoples stockholders will receive $52.00 in value (based on the Average Closing Price (as defined in the Merger Agreement) and subject to adjustments) of Shawmut Common Stock for each share of Peoples Common Stock exchanged in the Merger, and any other matter properly submitted for the vote of the Peoples stockholders at the Special Meeting, or at any adjournments or postponements thereof. The presence, either in person or by properly executed proxy, of the holders of a majority in interest of the outstanding shares of Peoples Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares of Peoples Common Stock which are present in person or by proxy but abstain from voting at the Special Meeting will be included for purposes of determining a quorum at such meeting.

     The approval and adoption of the Merger Agreement by Peoples stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Stock entitled to vote thereon. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. As described in "THE MERGER -- Conditions to the Merger," such approval is a condition to consummation of the Merger.

     As of March 21, 1994, directors and executive officers of Peoples and their affiliates may be deemed to be beneficial owners of approximately 411,582 shares, or approximately 12.05% of the shares of Peoples Common Stock outstanding as of the Record Date. Each of the directors and executive officers has agreed to vote or direct the vote of all shares of Peoples Common Stock over which he or she has sole voting control (representing in the aggregate approximately 8.19% of the outstanding Peoples Common Stock on the Record Date) FOR approval and adoption of the Merger Agreement and each of the transactions contemplated thereby. See "CERTAIN RELATED TRANSACTIONS -- Voting Agreement."

     All shares of Peoples Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement.

     If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided however, that such discretionary authority
(i) will only be exercised to the extent possible under applicable federal and state securities and corporation laws and (ii) does not include the right to vote any proxies which were voted against approval and adoption of the Merger Agreement and each of the transactions contemplated thereby, in favor of any proposal to adjourn the Special Meeting to continue to solicit votes to approve the proposal to approve the Merger Agreement. Peoples does not have any knowledge of any matters to be presented at the Special Meeting other than the matter set forth above under "-- General."

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Peoples, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Peoples before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Peoples Bancorp of Worcester, Inc., 120 Front Street, Worcester, Massachusetts 01608, Attention Richard B. Hutchins or hand delivered to the Secretary of Peoples at or before the taking of the vote at the Special Meeting.

     Peoples will bear all expenses of this solicitation, except that the cost of preparing and mailing this Proxy Statement/Prospectus will be borne equally by Peoples and Shawmut. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Peoples in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Peoples has retained Georgeson & Company, Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses. In addition, Peoples will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     PEOPLES STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger, but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. Peoples stockholders are urged to read carefully the Merger Agreement.

GENERAL

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the stockholders of Peoples, Peoples will be merged with and into SSC. As a result of the Merger, the separate corporate existence of Peoples will cease, the stockholders of Peoples will become shareholders of Shawmut, and SSC will continue as a wholly owned subsidiary of Shawmut.

     Immediately prior to consummation of the Merger, Peoples Savings Bank, a wholly owned subsidiary of Peoples ("Peoples Bank"), will merge (the "Subsidiary Bank Merger") with and into Shawmut Bank, National Association, Boston, Massachusetts ("SBM"), an indirect wholly owned subsidiary of Shawmut. See "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EXCHANGE RATIO

     The terms of the Merger Agreement were determined as a result of arms' length negotiations between representatives of Shawmut and Peoples and are intended to provide $52 in value (based on the Average Closing Price (as defined below)) of Shawmut Common Stock for each issued and outstanding share of Peoples Common Stock, subject to potential adjustments as noted below. At the Effective Time (as defined below), each issued and outstanding share of Peoples Common Stock, other than shares held, directly or indirectly, by Peoples or Shawmut (other than shares held by Shawmut or Peoples in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) will be converted into and exchangeable for that number of shares of Shawmut Common Stock equal to the quotient obtained by dividing (i) $52 by (ii) the Average Closing Price rounded to the nearest thousandth of a share (the "Exchange Ratio"), provided that if the Average Closing Price (x) is equal to or less than $20.506, the Exchange Ratio will be 2.536 (the "Maximum Exchange Ratio"), unless Shawmut waives the applicability of the Maximum Exchange Ratio and (y) is equal to or greater than $27.744, the Exchange Ratio will be 1.874 (the "Minimum Exchange Ratio"), unless Peoples waives the applicability of the Minimum Exchange Ratio. As used in the Merger Agreement, "Average Closing Price" means the average of the daily closing sales price of a share of Shawmut Common Stock as reported on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) for the 20 NYSE trading days ending on the fifth business day prior to the date on which the last of the regulatory approvals required to consummate the Merger is obtained and any applicable waiting period has expired. No fractional shares of Shawmut Common Stock will be issued in the Merger. See
"-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below.

     The following table sets forth examples of possible Exchange Ratios at various hypothetical Average Closing Prices, assuming that neither Shawmut nor Peoples, as the case may be, waives the Maximum and Minimum Exchange Ratio provisions:

 AVERAGE CLOSING                        VALUE (BASED ON AVERAGE CLOSING
PRICE OF SHAWMUT                              PRICE) PER SHARE OF
  COMMON STOCK       EXCHANGE RATIO          PEOPLES COMMON STOCK
- -----------------    --------------     -------------------------------
     $29.00               1.874                     $ 54.35
      27.00               1.926                       52.00
      21.00               2.476                       52.00
      19.00               2.536                       48.18

     The Merger Agreement provides that (i) Peoples will not be obligated to consummate the Merger if the Average Closing Price is less than $20.506, unless Shawmut waives the applicability of the Maximum Exchange Ratio and (ii) Shawmut will not be obligated to consummate the Merger if the Average Closing Price is greater than $27.744, unless Peoples waives the applicability of the Minimum Exchange Ratio. If Shawmut waives the Maximum Exchange Ratio or Peoples waives the Minimum Exchange Ratio, as the case may be, the Exchange Ratio will be equal to the quotient obtained by dividing (i) $52 by (ii) the Average Closing Price. See "-- Conditions to the Merger" below. Assuming the Merger is approved by holders of Peoples Common Stock, the Peoples Board may elect to consummate the Merger without resoliciting Peoples stockholders if the Average Closing Price is less than $20.506 and Shawmut does not waive the applicability of the Maximum Exchange Ratio, even though, as a result of the application of the Maximum Exchange Ratio, the calculated value of the shares of Shawmut Common Stock (based on the Average Closing Price) to be exchanged for each share of Peoples Common Stock would be less than $52. In such a situation, in considering whether to consummate the Merger without the resolicitation of Peoples stockholders, the Peoples Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. Stockholder approval of the Merger Agreement and each of the transactions contemplated thereby confers upon the Peoples Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the Average Closing Price is less than $20.506 and Shawmut has not waived the Maximum Exchange Ratio. See "-- Conditions to the Merger" below.

     In addition, at the Effective Time, each outstanding and unexercised option to purchase shares of Peoples Common Stock (a "Peoples Option") will be assumed by Shawmut. After the Effective Time, each Peoples Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Peoples Option immediately prior to the Effective Time, the number of shares of Shawmut Common Stock equal to the product, rounded down to the nearest share, of the number of shares of Peoples Common Stock subject to the Peoples Option and the Exchange Ratio, at a price per share equal to (x) the exercise price per share of Peoples Common Stock otherwise purchasable pursuant to such Peoples Option divided by (y) the Exchange Ratio rounded up to the nearest cent.

     The Merger Agreement provides that, in the event that Shawmut changes the number of shares of Shawmut Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split or combination, stock dividend or other similar distribution, the Exchange Ratio will be adjusted proportionately.

BACKGROUND OF THE MERGER

     Peoples has for some time through its subsidiary, Peoples Bank, pursued the strategy of growth in earnings and assets as an independent savings bank providing community banking services throughout Central Massachusetts. Peoples continuously examines its strategic alternatives in terms of its corporate objective of enhancing stockholder value.

     The Executive Committee of Peoples, at a meeting on November 18, 1992, identified three major strategic alternatives available to Peoples. Those alternatives were continued independence, acquisitions by Peoples, including a merger of equals, and a sale or strategic merger of Peoples involving a larger acquiring bank holding company. Peoples had focused repeatedly on the issues presented by remaining independent and the difficulties that would be encountered in attempting to continue to improve performance and enhance stockholder value as an independent organization of its size in its markets. Peoples was also acquainted with, and had recent experience in, attempting to grow through acquisitions. Over the past few years, Peoples had participated in two government assisted transactions, one involving the purchase of certain assets and assumption of deposit liabilities of the failed First Service Bank for Savings, Leominster, Massachusetts, and the second involving the purchase of certain assets and assumption of deposit liabilities of the former Milford Savings Bank. In addition, Peoples had numerous discussions with other organizations and explored the possibility of different types of acquisitions, with structures ranging from the acquisition of small organizations to the consideration of a merger with an institution of comparable size, a merger of equals. The third alternative, being acquired by another entity, either by a cash sale or in a strategic merger, was less familiar to Peoples. While Peoples believed that it had some sense of the value of Peoples in the context of an acquisition of Peoples, at that time it had no direct information other than that which an analysis of comparable institutions being acquired might suggest. After identifying the strategic alternatives, the Executive Committee at the November 18, 1992 meeting directed Mr. Woodbury C. Titcomb, Peoples' President and Chief Executive Officer, to continue to evaluate the alternatives of remaining independent and growth by acquisition. In addition, the Committee authorized the gathering of information as to the values which might be created for Peoples' stockholders by a possible acquisition of Peoples. The Executive Committee reported its progress and plans to the full Peoples Board, and the Peoples Board approved of the actions and plans of the Executive Committee.

     During the ensuing months, Peoples continued to evaluate the issues presented by remaining independent. Peoples also made efforts to develop opportunities to acquire small institutions in transactions that would be accretive to the earnings per share of Peoples Common Stock and also explored the opportunities of engaging in a merger of equals transaction with organizations of similar size. Despite considerable efforts in those directions, attractive acquisitions or a merger of equals did not develop for a variety of reasons, including a stated desire by the prospective target or merger partner to remain independent at such time or a determination by Peoples, after further investigation, that a prospective target was not an attractive acquisition candidate. At the same time, Peoples, with the assistance of its financial advisor, McDaniels & Co. ("McDaniels"), developed a preliminary list of logical parties that might have an interest in Peoples in the event that Peoples were to determine that it should be acquired through a sale or merger. That list, originally prepared by McDaniels, was reviewed by the Executive Committee at its November 18, 1992 meeting and then further refined by Mr. Titcomb. McDaniels then contacted the ten candidates which for various reasons were believed to be the most logical candidates. In all instances, the potential candidate contacted was informed that Peoples was simply considering its future options and that it had not made any determination to sell or otherwise be acquired, but it wished to explore whether there might be an interest in acquiring Peoples if Peoples were to determine that it would enter into such a transaction. This effort resulted in meetings between Mr. Titcomb and five of the ten candidates and thereafter in the reduction of the list to the three potential acquirors who had expressed the greatest interest. Mr. Titcomb met and had additional preliminary conversations with each of these three potentially interested parties, including Shawmut. Peoples entered into a confidentiality agreement with each of these potentially interested parties and exchanged certain preliminary financial information. During the course of these exploratory discussions, Peoples reemphasized its position that no decision had been made to sell or merge Peoples. Rather than asking each potentially interested party to submit a bid for Peoples, Peoples simply asked for an indication of what it would be willing to pay in the event that Peoples were to determine that it would be sold for cash or merged with a strategic partner. In all instances, these communications were, from Peoples' perspective, designed to elicit the potential value that a sale or merger of Peoples might offer so that it could be reported to the Executive Committee of Peoples.

     In early August 1993, one of the three potentially interested parties approached Peoples and suggested the possibility of capitalizing Peoples to the extent necessary to effect an acquisition of a similar but larger institution in the Worcester market. Mr. Titcomb explored this possibility, which evolved into a proposal that essentially represented the sale of Peoples to that potentially interested party simultaneously with that entity's attempt to acquire the other institution in the Worcester market. At the same time, Peoples asked the other two potentially interested parties (including Shawmut) to renew, and if willing, raise, their indications of value relating to Peoples. In response to this request, Shawmut increased its earlier indication of value relating to Peoples, while the other potentially interested party indicated that it would be unwilling to increase the amount of the consideration that it might be willing to pay to acquire Peoples.

     The results of Peoples' efforts relating to the exploration of strategic alternatives since November 1992, including the details of those recent conversations with the potentially interested parties, were reported at an August 10, 1993 meeting of the Executive Committee of Peoples. At that meeting, the Executive Committee emphasized that no determination had been made to sell or merge Peoples, but it authorized continued exploratory discussions with potential acquirors.

     At a meeting of the Executive Committee held on August 18, 1993, Mr. Titcomb reported that after further conversations with the three potential acquirors, it appeared that Shawmut's proposal potentially represented the greatest value and the most likely opportunity for enhancement of stockholder value. Although the Executive Committee did not determine at this meeting that Peoples should be sold to, or otherwise enter into any other form of transaction with, Shawmut or any other potential acquiror, the Executive Committee authorized management to pursue discussions and negotiations with Shawmut, with a view to developing a full proposal for consideration by the Executive Committee in the first instance, it being understood that the Executive Committee's recommendation could then accompany such proposal before the Peoples Board. Initially, the parties focused on price, and by August 19, 1993, Shawmut had agreed to improve slightly its prior indication of value to the level of $52. The price Shawmut was willing to pay to acquire Peoples exceeded any other price that any other prospective acquiror had previously indicated it might be willing to pay to acquire Peoples. In addition, the mechanics of the Exchange Ratio, including the parties' rights to terminate the Merger Agreement under certain circumstances, were agreed upon. Shawmut and Peoples then addressed certain non-financial issues, which ultimately resulted in the understanding reflected in the provisions of the Merger Agreement which afford certain protections to the employees, including officers, of Peoples. At the same time the parties, both directly and through their legal advisors, addressed various other terms of the documentation proposed by Shawmut in connection with the transaction.

     On August 23, 1993, while the parties continued their negotiations, Peoples publicly announced that it was engaged in preliminary negotiations with a potential acquiror. Following this announcement, Peoples was contacted by telephone by one other potential acquiror, whom McDaniels & Co. had previously contacted, but which had not been among the three potential acquirors with whom Peoples had entered into confidentiality agreements and held multiple exploratory discussions prior to Peoples entering into the negotiations then in progress with Shawmut. During the course of this telephone call, the potential acquiror stated that it may have been willing to acquire Peoples for consideration which would entitle Peoples stockholders to receive approximately $42.00 per share of Peoples Common Stock. Although the consideration to be paid in this potential offer was below McDaniels & Co.'s valuation of Peoples, and was below that contained in the Shawmut offer, in an effort to encourage all bona fide offers, Peoples invited this potential acquiror to present a formal proposal, but such proposal was never made.

     The parties' negotiations resulted in the preparation of proposed final drafts of the Merger Agreement and related documents for presentation to Peoples' Executive Committee on August 26, 1993. After considering the recommendation of management and the advice of Peoples' financial and legal advisors, the Executive Committee determined that the best interests of Peoples' stockholders would be served by a strategic merger of Peoples with a larger bank holding company and that such strategic merger should be with Shawmut in accordance with the terms of the Merger Agreement and related documents. Immediately following this meeting of the Executive Committee, a meeting of the Peoples Board was convened. At this meeting, the Peoples Board approved the proposed acquisition of Peoples by Shawmut under the terms of the Merger Agreement and related documents.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PEOPLES; REASONS FOR THE MERGER

     The Peoples Board believes that the overall terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of Peoples' stockholders, employees, customers and other constituencies. The Peoples Board unanimously recommends that the Peoples stockholders vote to approve the Merger Agreement and related transactions.

     In reaching its determination, the Peoples Board consulted with management, its financial advisor, McDaniels, and Peoples' legal advisors, and considered a number of factors, including without limitation the following:

     1. Peoples' Business, Results of Operations, Prospects and Financial Condition. As part of its consideration of the Exchange Ratio, the Peoples Board considered the historical and equivalent values affecting book value and cash dividends and the per share dilution to Peoples' stockholders in historical and pro forma per share earnings. Further, the Peoples Board was aware of Peoples' financial condition, earnings and prospects. In light of the overall consideration to be paid to the Peoples stockholders and the operation of the Exchange Ratio (including the Minimum Exchange Ratio and the Maximum Exchange Ratio), the Peoples Board determined that the Merger was in the best interests of the Peoples stockholders.

     2. Consideration of Other Strategic Alternatives. The Peoples Board also considered the prospects for other alternatives available to Peoples. The difficulties of achieving continued improvement in stockholder value as an independent entity were considered. The Peoples Board was aware of the economic conditions in and prospects for the markets in which Peoples operates and the competitive pressures in the financial services industry in general and in the banking industry in particular for a community banking organization. The Peoples Board also considered the risk that the current favorable interest rate environment might not continue and the fact that the Massachusetts banking market is becoming increasingly concentrated. Based on these factors, the Peoples Board assessed the value to stockholders of Peoples of carrying out management's plan to continue to operate as an independent company. The prospects for the alternatives of growing by accretive acquisitions and the possibility of a merger of equals were discussed by the Peoples Board, but as prior repeated efforts to attempt to develop such opportunities had not come to fruition, the Peoples Board concluded that the benefits of those opportunities did not appear to be reasonably obtainable by Peoples. Given the risks and factors noted above, the Peoples Board decided that Shawmut's proposal represented the best available means to obtain value for Peoples stockholders.

     3. Exchange Ratio. The Peoples Board considered the Exchange Ratio and the fact that it would produce $52 in value of Shawmut Common Stock (assuming the Average Closing Price is between $20.506 and $27.744). The Board considered the operation of the Minimum Exchange Ratio and Maximum Exchange Ratio and the respective options that Peoples and Shawmut would have to decline to consummate the Merger or waive application of the Minimum Exchange Ratio or Maximum Exchange Ratio. The Peoples Board believes that the operation of the Exchange Ratio provides an opportunity for Peoples stockholders to receive shares of Shawmut Common Stock with a calculated value (based on the Average Closing Price) which represents a substantial premium over the prices at which Peoples Common Stock has traded in the past. See "MARKET PRICES."

     4. Presentations and Fairness Opinion of McDaniels. The Peoples Board took into account the presentations made by McDaniels on August 26, 1993 and previously and its written opinion delivered to the Board on August 26, 1993 and subsequently confirmed and updated, that the Exchange Ratio was fair, from a financial point of view, to the Peoples stockholders. See "-- Opinion of Peoples' Financial Advisor" below.

     5. The Terms of the Merger and the Risks to Peoples if the Merger Were Not Consummated. The Peoples Board was aware of the principal terms of the Merger Agreement, including the conditions to the Merger and how those conditions might affect the business of Peoples if the Merger were not consummated. Peoples had negotiated the terms under which it would be required to operate its business pending the Merger. As a result of these negotiations, the Peoples Board believes it will not be materially harmed by a delay or failure of the Merger. The Peoples Board also considered the tax and accounting consequences of the Merger, provisions in the Merger Agreement relating to officers, directors and employees of Peoples and various regulatory approvals that would likely be necessary to consummate the Merger and the likelihood that such approvals would be obtained and the risks to Peoples if such approvals were not obtained, including a decline in the market value of Peoples Common Stock. The Peoples Board concluded that these risks were not great in comparison to the potential value represented by the Shawmut proposal.

     6. Certain Information Concerning Shawmut's Financial Condition, Results of Operations and Prospects. The Peoples Board considered, based, in part, on due diligence conducted by management and McDaniels, Shawmut's financial condition, historical earnings, prospects and the trading market in Shawmut Common Stock. The Board also noted if the market value of Shawmut Common Stock declined, resulting in an Average Closing Price of less than $20.506, Peoples would have the right under the Merger Agreement not to proceed with the Merger unless Shawmut waived the applicability of the Maximum Exchange Ratio. Consequently, based on the results of its due diligence examination and the protective floor price which could be paid to Peoples stockholders, the Peoples Board concluded that Shawmut's proposal was attractive.

     7. Terms of the Stock Option Agreement. The Peoples Board was aware that the existence of the Stock Option Agreement would make it significantly more difficult for a third party to acquire Peoples. The Peoples Board was thus aware that the Stock Option Agreement would significantly deter, if not completely preclude, a potential competing acquiror from making an offer. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement." The Peoples Board also considered that Peoples attempted to avoid signing such an agreement, but that Shawmut insisted that such an agreement was a condition to its willingness to sign the Merger Agreement and that such stock option agreements are typical in transactions such as the Merger. The Peoples Board concluded that based on the attractiveness of the Shawmut proposal and McDaniels' analysis of the offer, the risk that Shawmut may have withdrawn its offer if Peoples declined to execute the Stock Option Agreement justified entering into such agreement.

     8. Voting Agreement. The Peoples Board was also aware that the agreement of certain Peoples' directors and officers to vote in favor of the Merger was being required by Shawmut in connection with entering into the Merger Agreement. See "CERTAIN RELATED TRANSACTIONS -- Voting Agreement."

     9. Impact of the Merger on Peoples' Business, Prospects, Employees, Customers and Communities. The Peoples Board considered generally the impact of the Merger on Peoples' business, prospects, employees, customers and communities. The Peoples Board was aware of arrangements relating to certain protections for various officers and employees and provisions of the Merger Agreement that obligated Shawmut to provide Peoples' employees with benefits generally comparable to those provided to Shawmut employees. Shawmut's commitment to community banking was also discussed as was the general effect of the Merger on Peoples, its business, employees and communities. The Peoples Board determined that its consideration of the foregoing factors was consistent with approval of the Merger Agreement.

     10. Procedural Aspects of the Merger. The Peoples Board was aware of the background to the proposed Merger as described above, including its evaluation of the potential value to be possibly realized from the sale of Peoples and other alternatives. The Peoples Board was also aware of the fact that the Merger would be subject to approval by the holders of a majority of the Peoples Common Stock.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Peoples Board did not quantify or otherwise assign relative weights to the individual factors considered in reaching its determination, except that the Peoples Board placed special emphasis on the Exchange Ratio and the matters set forth in Items 4, 5 and 6 set forth above. In addition, the Peoples Board of Directors viewed the matters set forth in Items 1, 2, 3 (except for the Maximum Exchange Ratio), 4, 6 and 10 as positive factors supporting its recommendations and the matters set forth in Items 5, 7 and 8 as negative factors. The Peoples Board of Directors viewed the loss of Peoples' status as an independent banking organization as a negative factor, but viewed all other matters set forth in Item 9 as positive factors.

     The Directors of Peoples voted unanimously to approve the Merger. Mr. Bigelow, who was absent from the meeting, subsequently indicated his concurrence in the actions taken at the meeting.

SHAWMUT'S REASONS FOR THE MERGER

     In reaching its determination to enter into the Merger Agreement, the Board of Directors of Shawmut (the "Shawmut Board") considered a number of factors, including the following: (i) the Shawmut Board's familiarity with and review of Shawmut's business, operations, financial condition, earnings and prospects;
(ii) the Shawmut Board's review, based in part on a presentation by Shawmut management regarding its due diligence on Peoples, of the business, operations, earnings and financial condition of Peoples on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible; (iii) a variety of factors affecting and relating to the overall strategic focus of Shawmut, including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to Shawmut in the market areas where Peoples conducts business; (iv) the current and prospective economic environment facing financial institutions, including Shawmut; (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger; and (vi) the anticipated cost savings and efficiencies available from the Merger. The Shawmut Board did not assign any specific or relative weight to the factors in its consideration.

OPINION OF PEOPLES' FINANCIAL ADVISOR

     General. Pursuant to an engagement letter dated as of August 19, 1993 (the "McDaniels Engagement Letter"), the Board of Directors of Peoples retained McDaniels to render financial advisory and investment banking services to Peoples in connection with a possible sale of Peoples.

     McDaniels is an investment banking firm, and as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, private placements and evaluations for various other purposes. The Peoples Board selected McDaniels on the basis of its ability to evaluate the fairness of the Exchange Ratio, from a financial point of view, to holders of Peoples Common Stock, as set forth in the Merger Agreement, its qualifications, its previous experience and its prior services to Peoples.

     McDaniels has delivered its written opinions to the Board of Directors of Peoples that, as of August 26, 1993 (the "August 26 Opinion"), and as of the date of this Proxy Statement/Prospectus, the Exchange Ratio was fair, from a financial point of view, to the holders of Peoples Common Stock.

     The full text of the opinion of McDaniels dated the date hereof, which sets forth the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached as Annex D to this Proxy Statement/Prospectus. The summary description of the opinion set forth herein is qualified in its entirety by reference to the full text of Annex
D. The August 26 Opinion is substantially identical to the opinion attached as Annex D.

     The McDaniels opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any holder of Peoples Common Stock as to how such stockholder should vote at the Special Meeting.

     In connection with its opinion dated the date hereof, McDaniels reviewed, among other things, (a) the Merger Agreement, (b) the Registration Statement, including this Proxy Statement/Prospectus, (c) the Annual Reports to Stockholders and the Annual Reports on Form 10-K of Shawmut and Peoples for the five years ended December 31, 1993 and 1992, respectively, (d) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Shawmut and Peoples, (e) certain Current Reports on Form 8-K of Shawmut and Peoples, (f) certain press releases of Shawmut and Peoples, (g) certain other financial information concerning the businesses and operations of Shawmut and Peoples, including certain internal financial analyses and forecasts that were prepared by members of their respective senior management, (h) certain financial and securities data (including historical share prices and trading volumes) and other information that was publicly available concerning Shawmut, Peoples and various other companies whose securities are traded in the public markets, and
(i) certain publicly available data concerning the financial terms of selected recent business combinations in the commercial banking and thrift industries that McDaniels deemed relevant for purposes of its opinion. McDaniels also held discussions with members of the senior management of both Shawmut and Peoples regarding the past and current business operations, financial condition and performance, regulatory agreements and relationships, and future prospects of their respective companies.

     In conducting its review and arriving at its opinion, McDaniels assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was publicly available or that was provided to it by Shawmut and Peoples or their respective representatives. McDaniels also assumed that the aggregate reserves for possible loan losses for Shawmut and Peoples are adequate to cover such losses. Moreover, McDaniels did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Shawmut or Peoples or any of their respective subsidiaries, nor did it verify any of Shawmut's or Peoples' books and records or review any individual loan credit files. Further, McDaniels assumed for purposes of its opinions that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

     The following is a summary of the report presented by McDaniels to the Peoples Board of Directors on August 26, 1992 (the "McDaniels Report") in connection with its August 26, 1992 opinion.

     Pro Forma Analysis of Shawmut Offer. McDaniels analyzed certain pro forma effects resulting from the Merger, based on Average Closing Prices of Shawmut Common Stock ranging from $19.00 per share to $29.00 per share. This analysis, based upon the assumption described above, and based upon projections of the management of Peoples and, with respect to Shawmut, projections of the Institutional Broker's Estimate System ("IBES"), projected a dilution ranging from 1.48% to 4.47% in Shawmut's 1994 earnings per share ("EPS"). This analysis did not take into account the effect of any cost savings for Shawmut following the Merger.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, McDaniels estimated the 1997 value of Peoples Common Stock under various assumptions and discounted them to present value as of the end of the current fiscal year using three different discount rates (10%, 14% and 18%) selected to reflect different assumptions regarding the required rate of return of holders or prospective buyers of Peoples Common Stock and terminal multiples of 10.5,
11.5 and 12.5. Those assumptions included Peoples management's projections of EPS and dividends for each of the years 1993 through 1997, including projections of an EPS of $3.82 and a dividend per share of $1.58 in 1997 for Peoples. On the basis of such assumptions, McDaniels estimated that the net present value of one share of Peoples Common Stock on a stand-alone basis would range from $21.98 to $35.07. The analysis is based upon the aforementioned assumptions as to future earnings and dividends, among other things; actual earnings and dividends will be dependent upon many factors which are beyond the control of Peoples or Shawmut. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the price or prices at which any securities may trade at the present time or at any time in the future.

     Peer Group Analysis. McDaniels compared selected historical and IBES estimated future earnings, annualized returns, balance sheet, dividend and stock market data and financial ratios for Peoples and Shawmut to the corresponding data and ratios for a selected group of six banks deemed comparable to Peoples (Bank Worcester, Boston Bancorp, Boston Five, NBB Bancorp, Neworld Bancorp and Sterling Bancshares, collectively, the "Peoples Peer Group") and a selected group of six banks deemed comparable to Shawmut (BayBanks, Inc., Bank of Boston Corporation, First Fidelity, Fleet Financial Group, Inc., KeyCorp and Midlantic Corp., collectively, the "Shawmut Peer Group").

     This peer group analysis produced the following data with respect to Peoples and the Peoples Peer Group:

                                                                   PEOPLES PEER GROUP
                                                        ----------------------------------------
                                                        PEOPLES     MEDIAN      HIGH       LOW
                                                        -------     ------     ------     ------
Market Value per Share to Book Value per Share........   106.6%     118.6%     136.5%      109.4%
Market Capitalization to Total Assets.................    11.7%       9.4%      11.9%        7.3%
Dividend Yield (annualized)...........................     4.1%       2.1%       3.2%        0.0%
Share Price to Latest 12-month Earnings per Share.....    9.86x     10.88x     32.81x       5.52x
Share Price to 1993 Estimated Earnings per Share......   10.08x     10.46x     17.33x       5.95x
Share Price to 1994 Estimated Earnings per Share......    9.77x      9.60x     15.70x       6.73x
Return on Average Assets (year-to-date, annualized)...    1.23%      0.75%      1.65%      -0.37%
Return on Average Common Equity (year-to-date,
  annualized).........................................   11.45%     10.60%     25.97%      -8.27%
Non-performing Assets to Total Assets.................    0.53%      1.80%      3.63%       0.61%
Loan Loss Reserve to Non-performing Assets............  117.28%     61.06%     172.79%     31.80%
Total Equity to Total Assets..........................   10.95%      7.18%      9.87%       4.50%

     Further, this peer group analysis produced the following data with respect to Shawmut and the Shawmut Peer Group:

                                                                   SHAWMUT PEER GROUP
                                                        ----------------------------------------
                                                        SHAWMUT     MEDIAN      HIGH       LOW
                                                        -------     ------     ------     ------
Market Value per Share to Book Value per Share........   159.3%     141.6%     184.7%      110.1%
Market Capitalization to Total Assets.................     8.7%       9.5%      12.0%        6.4%
Dividend Yield (annualized)...........................     1.7%       2.6%       3.3%        0.0%
Share Price to Latest 12-month Earnings per Share.....    21.13x     11.43x     13.58x      8.75x
Share Price to 1993 Estimated Earnings per Share......    12.91x     10.63x     16.25x      9.61x
Share Price to 1994 Estimated Earnings per Share......     9.74x      8.86x     12.10x      8.03x
Return on Average Assets (year-to-date, annualized)...    0.78%      0.97%      1.27%       0.55%
Return on Average Common Equity
  (year-to-date, annualized)..........................   13.52%     15.17%     18.94%       8.05%
Non-performing Assets to Total Assets.................    2.26%      1.98%      6.18%       1.14%
Loan Loss Reserve to Non-performing Assets............  117.28%     91.17%     138.78%     59.60%
Total Equity to Total Assets..........................    6.13%      7.34%      7.75%       6.86%

     Stock Trading History. McDaniels examined the history of the trading prices and volume for the Shawmut Common Stock and the Peoples Common Stock, both separately and in relation to each other.

     Analysis of Selected Merger Transactions. McDaniels reviewed certain financial data relating to the following six types of bank merger transactions consummated or definitively agreed upon and not subsequently terminated since the beginning of 1992; first, a group consisting of the forty-seven banking or holding company mergers and potential mergers where the acquired banking company had assets of at least $500 million (the "$500 Million Bank Merger Group"), second, a group consisting of the thirty-nine thrift company mergers and potential mergers where the acquired thrift company had assets of at least $500 million (the "$500 Million Thrift Merger Group"), third, a group consisting of the thirty-eight banking or holding company mergers and potential mergers where the announced transaction value totaled $90 million or more ("$90 Million Value Bank Merger Group"), fourth, a group consisting of the twenty-one thrift company mergers or potential mergers where the announced transaction value totaled $90 million or more (the "$90 Million Value Thrift Merger Group"), fifth, a group consisting of the fifteen banking and thrift company mergers and potential mergers where the acquired banking or thrift company was located in New England, New Jersey or New York and where the announced transaction value totalled $50 million or more (the "$50 Million Regional Merger Group"), and sixth, a group consisting of the fifteen banking and thrift company mergers and potential mergers where the acquired banking or thrift company had a ratio of non-performing assets to total assets of less than one percent as of its most recent quarter ended prior to announcement and where the announced transaction value totaled $90 million or more (the "$90 Million NPA Merger Group").

     In the $500 Million Bank Merger Group, the calculations yielded a range of
(i) price offered as a percentage of book value of 23.34% to 311.74% with a median of 187.83%, compared with 171.84% associated with the Shawmut proposal,
(ii) price offered as a percentage of tangible book value of 23.79% to 322.18% with a median of 199.69%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 2.85x to 702.25x with a median of 15.75x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 64% to 174.6% with a median of 139.1%, compared with 174.8% associated with the Shawmut proposal.

     In the $500 Million Thrift Merger Group, the calculations yielded a range of (i) price offered as a percentage of book value of 56.86% to 205.40% with a median of 130.61%, compared with 171.84% associated with the Shawmut proposal,
(ii) price offered as a percentage of tangible book value of 63.13% to 247.49% with a median of 139.3%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 3.91x to 84.43x with a median of 14.55x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 108.1% to 235.3% with a median of 157.1%, compared with 174.8% associated with the Shawmut proposal.

     In the $90 Million Value Bank Merger Group, the calculations yielded a range of (i) price offered as a percentage of book value of 109.78% to 311.74% with a median of 197.72%, compared with 171.84% associated with the Shawmut proposal, (ii) price offered as a percentage of tangible book value of 116.30% to 322.18% with a median of 208.99%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 6.99x to 702.25x with a median of 15.93x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 94.5% to 174.6% with a median of 139.5%, compared with 174.8% associated with the Shawmut proposal.

     In the $90 Million Value Thrift Merger Group, the calculations yielded a range of (i) price offered as a percentage of book value of 68.71% to 205.40% with a median of 137.3%, compared with 171.84% associated with the Shawmut proposal, (ii) price offered as a percentage of tangible book value of 100.78% to 212.50% with a median of 142.86%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 3.91x to 37.05x with a median of 16.29x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 108.1% to 216.2% with a median of 148.0%, compared with 174.8% associated with the Shawmut proposal.

     In the $50 Million Regional Merger Group, the calculations yielded a range of (i) price offered as a percentage of book value of 88.40% to 259.72% with a median of 125.00%, compared with 171.84% associated with the Shawmut proposal,
(ii) price offered as a percentage of tangible book value of 88.40% to 259.72% with a median of 126.95%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 2.85x to 32.76x with a median of 14.93x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 111.1% to 164.9% with a median of 140.2%, compared with 174.8% associated with the Shawmut proposal.

     In the $90 Million NPA Merger Group, the calculations yielded a range of
(i) price offered as a percentage of book value of 115.82% to 258.25% with a median of 175.16%, compared with 171.84% associated with the Shawmut proposal,
(ii) price offered as a percentage of tangible book value of 116.30% to 268.50% with a median of 198.38%, compared with 176.45% associated with the Shawmut proposal, (iii) price offered as a multiple of latest four quarters' earnings of 9.00x to 22.88x with a median of 15.75x, compared with 15.90x associated with the Shawmut proposal, and (iv) price offered as a percentage of the market price of the seller's stock one month prior to the announcement of the transaction of 110.0% to 181.0% with a median of 140.3%, compared with 174.8% associated with the Shawmut proposal.

     No company or transaction used in the above analysis as a comparison is identical to Peoples, Shawmut or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     In connection with its opinion dated the date of this Proxy
Statement/Prospectus, McDaniels confirmed the appropriateness of its reliance on the analyses in the McDaniels Report described above by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     The summary of the McDaniels Report set forth above does not purport to be a complete description of the presentation by McDaniels to the Peoples Board or the analyses performed by McDaniels. The preparation of a fairness opinion is not necessarily susceptible to a partial analyses or summary description. McDaniels believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the McDaniels Report. McDaniels made no attempt to assign specific weights to particular analyses. In addition, McDaniels may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be McDaniels' view of the actual value of Peoples, Shawmut or the combined entity.

     In performing its analyses, McDaniels made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Shawmut and Peoples. The analyses performed by McDaniels are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of McDaniels' analysis of the fairness of the Exchange Ratio, from a financial point of view, to Peoples stockholders and were provided to the Peoples Board in connection with the delivery of McDaniels' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time. In addition, the McDaniels' Report and McDaniels' opinion was only one of the factors taken into account by the Peoples Board in making its determination to approve the Merger.

     Pursuant to the terms of the McDaniels Engagement Letter, Peoples paid McDaniels a fee of $250,000 at the time of McDaniels' delivery of its opinion on August 26, 1993 and Peoples is further obligated to pay McDaniels a cash fee equal to 1.00% of the market value as of the last trading day prior to the Effective Time of the consideration paid by Shawmut and received by Peoples stockholders at the Effective Time, less $250,000. Peoples has also agreed to reimburse McDaniels for its reasonable out-of-pocket expenses and to indemnify McDaniels against certain liabilities.

     In addition to McDaniels' financial services referred to above, McDaniels has been engaged by Peoples as financial advisor for investment banking services from time to time since May 28, 1992. During such time, McDaniels has performed services with respect to identifying, reviewing and analyzing certain potential acquisition candidates for Peoples. In addition, in July 1992 an affiliate of McDaniels co-managed an offshore placement of Peoples Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Peoples and Mr. Titcomb are parties to an Amended and Restated Employment Agreement and an Amended and Restated Special Termination Agreement. Mr. Titcomb's Amended and Restated Employment Agreement provides that Mr. Titcomb shall receive compensation and benefits, as Peoples' President and Chief Executive Officer, through June 30, 1995. In addition, his Amended and Restated Employment Agreement also provides certain post-employment retirement and other benefits to Mr. Titcomb. Mr. Titcomb enjoys certain protections under his Amended and Restated Special Termination Agreement with respect to any "Change in Control" of Peoples which, as defined in the Amended and Restated Special Termination Agreement, includes the consummation of the Merger. Upon such a Change in Control and the occurrence of a Terminating Event (as such term is defined below) within 3 years of the Effective Time, Mr. Titcomb would be entitled to a lump-sum severance payment equal to approximately three times his "base amount" (as such term is defined in Section 280G(b)(3) of the Code). If such a Terminating Event were to occur in 1994, Mr. Titcomb's base amount for purposes of the Change in Control provisions of his Amended and Restated Special Termination Agreement would be approximately $961,800. Inasmuch as it is not anticipated that Mr. Titcomb will retain his present responsibilities following the Effective Time, it is likely that a Terminating Event would occur and that Mr. Titcomb will elect to receive his lump-sum payment at the Effective Time or shortly thereafter. The lump-sum severance payment payable pursuant to Mr. Titcomb's Amended and Restated Special Termination Agreement is in addition to, and is not an alternative to, any benefits he may be entitled to pursuant to his Amended and Restated Employment Agreement. For purposes of Mr. Titcomb's Amended and Restated Special Termination Agreement, a "Terminating Event" would occur if: (i) Mr. Titcomb is terminated other than for certain reasons specified therein, or (ii) Mr. Titcomb resigns after (x) a significant change in the nature or scope of his responsibilities prior to the Effective Time or a reasonable determination by him that he will be unable to exercise those responsibilities, or (y) a decrease in his total annual compensation.

     It is currently anticipated that Shawmut and Mr. Titcomb may agree to enter into a new employment agreement which would, after the Effective Time, replace Mr. Titcomb's Amended and Restated Employment Agreement and Amended and Restated Special Termination Agreement; however, whether a new agreement will in fact be entered into and what the terms of such new employment agreement would be has not been determined as of the date of this Proxy Statement/Prospectus.

     Peoples is also party to Employment Agreements, as amended and restated where applicable, with Messrs. Sam H. Hokkanen, James K. Hunt, George C. Rand Jr., and Brian W. Thompson, all of whom are executive officers of Peoples. The general terms of those agreements are set forth below.

     The employment agreements with Messrs. Rand, Hokkanen and Hunt, entered into in 1988, are for three year terms, provided that the terms shall be extended automatically from day to day, such that the remaining terms shall always be three years, and Mr. Thompson's agreement, entered into in 1991, is for a one year term and provides that the term shall be extended automatically from day to day, such that the remaining term shall always be one year, unless, in the case of each such agreement, either party gives notice to the other not to extend the term of the agreement. Messrs. Hokkanen and Rand also are parties to respective Amended and Restated Special Termination Agreements with Peoples. Shawmut has agreed in the Merger Agreement that the Change in Control provisions of each of the Amended and Restated Special Termination Agreements of Messrs. Hokkanen and Rand would be triggered by the Merger, generally entitling each of Messrs. Hokkanen and Rand to lump sum payments under the Amended and Restated Special Termination Agreements in the event that, within two years of the Effective Time, (a) such officer is terminated other than for certain reasons specified therein, or (b) resigns following (i) a significant change in the nature or scope of his responsibilities prior to the Effective Time or a reasonable determination by him that he is unable to exercise those responsibilities, or (ii) a decrease in his total annual compensation. If a Change in Control and such other events were to occur in 1994, Mr. Hokkanen's lump sum payment would be approximately $559,250 and Mr. Rand's lump sum payment would be approximately $633,750. Messrs. Hokkanen and Rand have the option of receiving the compensation and benefits under their Amended and Restated Employment Agreements in lieu of their lump sum severance payments under their respective Amended and Restated Special Termination Agreements. The Merger Agreement provides that each of the Amended and Restated Employment Agreements of Messrs. Hokkanen, Hunt, Rand and Thompson will be honored by Shawmut in accordance with their terms.

     In addition, Peoples has approved the amendment, prior to the Effective Time, of each of the Employment Agreements with Messrs. Hokkanen, Hunt, Rand and Thompson to provide that the base compensation payable to each such executive officer pursuant to the terms of his Employment Agreement is equal to the amount of income reported in his 1992 W-2 wage reporting statement (consisting principally of salary and any cash bonuses paid in 1992). Such amounts are $195,041, $198,219, $242,517 and $211,195, respectively. Further, each of the
Employment Agreements with Messrs. Hunt and Thompson are to be amended to provide that if, following the Effective Time, such executive officer is substantially relocated or is subject to a significant change in his responsibilities, authorities, powers, functions or duties from those exercised prior to the Effective Time, he will be able to terminate his employment and retain his rights to receive his salary and employee benefits for the remainder of the term of his Employment Agreement.

     Peoples has also approved the execution prior to the Effective Time of Change in Control Employment Agreements with William A. Gregg, Jr., Leslie E. Greis, Franklin Lang, Jr. and Michael S. Shaw, all of whom are executive officers of Peoples and with 18 other officers other than those described above. The effect of these agreements is to make it more likely that the officers party thereto will remain employed for a certain period of time (the "Protected Period") following the Merger. The Protected Period afforded each of these officers varies between one and two years. The Change in Control Employment Agreements provide that if an officer is terminated without cause during the Protected Period, he or she will continue to receive compensation and benefits for the remainder of the Protected Period. In addition, those officers afforded a two-year Protected Period in their Change in Control Employment Agreements will also have protections against involuntary relocations and against reductions in annual compensation.

     In addition, as part of the discussions and negotiations preceding execution of the Merger Agreement, Peoples sought to establish that its intention to follow its existing policies and practices regarding the compensation of officers and employees not parties to existing employment agreements would not be constrained by the usual agreement undertakings, which are often required in the context of this type of transaction. In this regard, Peoples described its intention to proceed in October and November of 1993 with its normal review and compensation procedure for its officers and employees. Peoples also described its intention to pay bonuses to Mr. Hunt, Ms. Greis and Mr. Gregg, executive officers of Peoples, and Mr. Brian R. Carter, an officer of Peoples, in an aggregate amount of $458,000 as compensation for and in reward of past services in connection with the assumption of additional responsibilities and duties beyond the scope of the respective offices they occupied at the time of these services. Peoples further explained that such bonuses were designed to economically reward those employees for exemplary services to Peoples over several years. Peoples evaluated individual officer performance based upon a combination of superior and record corporate results, the administration of assigned business segments and the individual's progress in attaining assigned goals. Shawmut indicated that it did not object to Peoples' implementation of these intentions.

     In addition, at the Effective Time, options to acquire an aggregate of 7,000 shares of Peoples Common Stock which are currently not exercisable and which were granted by Peoples in 1990 and 1991 to Mr. Thompson (option to purchase 6,000 shares at an average exercise price of $21.00 per share) and Ms. Greis (option to purchase 1,000 shares at an average exercise price of $13.75 per share), both of whom are executive officers of Peoples, will become immediately exercisable pursuant to the accelerated vesting provision of the Peoples Stock Option Plan. Based upon the difference between the exercise price for shares issuable under the options and $52.00, Mr. Thompson would be entitled to a value in the amount of $186,000 and Ms. Greis would be entitled to a value in the amount of $38,250.

     Pursuant to the Merger Agreement Shawmut has agreed, subject to certain limitations, to indemnify, defend and hold harmless each person who is now, has been or becomes prior to the Effective Time a director, officer or employee of Peoples or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, fines and amounts that are paid in settlement with the approval of Shawmut, in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director, officer or employee of Peoples or any of its subsidiaries or the Merger Agreement and any of the transactions contemplated thereby, whether in any case asserted or arising prior to, or at or after such Effective Time, in each case to the fullest extent Peoples would have been permitted under the law of the State of Delaware to indemnify such person. Shawmut has also agreed pursuant to the Merger Agreement to pay expenses incurred by the Indemnified Parties in advance of the final disposition of any such action or proceeding unless such advancement of expenses is expressly prohibited by law.

     Pursuant to the Merger Agreement, Shawmut has agreed, subject to certain limitations, to use best efforts to maintain in effect for a period of four years after the Effective Time the policies of directors' and officers' liability insurance maintained by Peoples in effect as of the date of the Merger Agreement with respect to acts or omissions occurring before the Effective Time (provided that Shawmut may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy).

     In addition, the Merger Agreement provides that in the event that Shawmut, SSC or any of their successors and assigns (i) consolidates with or merges into any other person and is not the surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any person, proper provisions will be made so that such successors and assigns assume the indemnification obligations set forth above.

EMPLOYEE MATTERS

     Shawmut has agreed in the Merger Agreement that, from and after the Effective Time, Shawmut shall continue all employee benefit plans of Peoples and its subsidiaries as were in effect at the Effective Time, including pension plans, thrift plans, stock option plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long-term disability plans; provided, however, that Shawmut may amend, supplement or replace any such plan or program if, in the good faith judgment of Shawmut's Board of Directors, any such amendment, supplement or replacement will provide the employees (the "Peoples Employees") or retired employees covered thereby with benefits that are in the aggregate at least as valuable to them as a group as the benefits to be received by them under the prior plans and programs in effect immediately prior to such amendment, supplement or replacement. Moreover, Shawmut has agreed that, with respect to benefits payable to employees who have retired from Peoples and its subsidiaries (whether before or after the Effective Time), it will not reduce such benefits and shall take such action as it deems appropriate from time to time with respect to possible increases in the level of such benefits, taking into consideration among other factors any similar increases which Shawmut shall have effected with respect to its retired employees. In addition, whenever Shawmut amends in any manner favorable to its employees any of its employee benefit plans or programs corresponding to plans and programs of Peoples and its subsidiaries, Shawmut has agreed that it shall consider effecting similar favorable amendments to the corresponding plans or programs previously maintained by Peoples and its subsidiaries.

     Shawmut has also agreed in the Merger Agreement that, with respect to the continuation of Peoples' benefits plans, Peoples Employees will be credited under employee plans maintained by Shawmut with all years of service with Peoples or any of its subsidiaries for all purposes to the extent such service was recognized by Peoples or any such subsidiary under any of such employee benefit plans. To the extent that Peoples employees become participants in any employee plans maintained by Shawmut or any of its subsidiaries, Peoples employees will be credited under the Shawmut plans for prior years of service with Peoples or any of its subsidiaries for all purposes, other than benefit accrual, to the extent such service is recognized by Peoples or any of its subsidiaries.

     In addition, Shawmut has agreed to assume Peoples' Salary Continuation Policy at the Effective Time. The Salary Continuation Policy, which was adopted by Peoples on August 26, 1993, essentially provides salary continuation to any employee not party to an employment agreement who is terminated within twelve months of the Effective Time. Generally, the Salary Continuation Policy entitles eligible employees who are terminated to receive two weeks of base salary for each year of service to Peoples and any successor. Each employee receiving salary continuation payments is entitled to a minimum of thirty days' salary continuation and a minimum of thirty days' notice (or certain additional compensation in lieu thereof) prior to termination regardless of length of service to Peoples.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or such later time as is specified in such certificate (the "Effective Time"). The filing with respect to the Merger will occur on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by Shawmut and Peoples. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required in order to consummate the Merger. There can be no assurance that such approvals will be obtained or that the Merger will be completed at any time. Shawmut and Peoples have targeted the second quarter of 1994 for completion of the Merger. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before August 31, 1994. See "-- Waiver and Amendment; Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     As promptly as practicable after the Effective Time, and in no event later than three business days thereafter, Chemical Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Peoples Common Stock a form of letter of transmittal, together with instructions for the (i) exchange of such holder's certificates representing shares of Peoples Common Stock for certificates representing shares of Shawmut Common Stock and (ii) receipt by such holder of cash in lieu of fractional shares into which such holder's shares of Peoples Common Stock have been converted.

     HOLDERS OF PEOPLES COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Upon surrender to the Exchange Agent of one or more certificates representing shares of Peoples Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Peoples Common Stock surrendering such items a certificate or certificates representing the number of shares of Shawmut Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described above, without interest. The Peoples certificate or certificates so surrendered will be forthwith cancelled.

     No dividend or other distribution declared after the Effective Time with respect to Shawmut Common Stock will be paid to the holder of any unsurrendered Peoples certificate until the holder surrenders such certificate(s), at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest. No holder of an unsurrendered Peoples certificate will be entitled, until the surrender of such certificate, to vote the shares of Shawmut Common Stock into which his shares of Peoples Common Stock have been converted.

     After the Effective Time, there will be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Peoples Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of Shawmut Common Stock.

     Neither Shawmut nor Peoples nor any other person will be liable to any former holder of Peoples Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Peoples Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     No fractional shares of Shawmut Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Peoples Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Shawmut Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Shawmut Common Stock multiplied by the average of the closing sale prices of Shawmut Common Stock on the NYSE (as reported by The Wall Street Journal) for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     Shares of Shawmut capital stock (including Shawmut Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of Shawmut and Peoples to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Peoples Common Stock entitled to vote thereon (see "CERTAIN RELATED TRANSACTIONS -- Voting Agreement"); (ii) the shares of Shawmut Common Stock issuable to holders of Peoples Common Stock pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) approval of the Merger Agreement and the transactions contemplated thereby, including the Subsidiary Bank Merger, by the appropriate governmental authorities, including the Office of the Comptroller of the Currency (the "OCC") (all such governmental authorities being referred to as the "Governmental Entities") and the expiration of any statutory waiting periods in respect thereof (see "-- Regulatory Approvals Required for the Merger" below); (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Shawmut Common Stock in the Merger; (v) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger, the Subsidiary Bank Merger or any of the other transactions contemplated by the Merger Agreement or the Subsidiary Bank Merger Agreement shall be in effect; and
(vii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Bank Merger.

     The obligations of Shawmut and SSC to effect the Merger are further subject to the satisfaction, or waiver by Shawmut, of the following conditions: (i)(x) the representations and warranties of Peoples contained in the Merger Agreement (including without limitation the representation (the "Peoples Material Adverse Change Representation") that since December 31, 1992 there has not been any change in the business, assets, financial condition or results of operations of Peoples or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect (as defined below) on Peoples) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of Peoples contained in the Merger Agreement (including without limitation the Peoples Material Adverse Change Representation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time, provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that the representations and warranties of Peoples will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Peoples and its subsidiaries taken as a whole as represented in the Merger Agreement, other than an adverse change resulting from or attributable to general economic conditions; (ii) Peoples shall have duly performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the surviving corporation in the Merger or the surviving bank in the Subsidiary Bank Merger pursuant to the Merger or the Subsidiary Bank Merger, as the case may be, to any obligation, right or interest of Peoples or any subsidiary of Peoples under any agreement shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by the Merger

Agreement to Shawmut as to render inadvisable the consummation of the Merger;
(iv) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (v) Shawmut shall have received an opinion of its counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and such opinion shall address several related Federal income tax aspects commonly dealt with in such an opinion (see "-- Federal Income Tax Consequences" below); (vi) Shawmut shall have received a customary legal opinion from counsel to Peoples; (vii) Shawmut shall have received a letter addressed to both Shawmut and Peoples, dated as of the Effective Time, from Shawmut's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment unless such firm advises Shawmut and Peoples that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Peoples Common Stock pursuant to the Stock Option Agreement; (viii) Shawmut shall have received from Peoples' independent public accountants certain customary letters with respect to certain financial information of Peoples; (ix) the Average Closing Price of the Shawmut Common Stock shall not be more than $27.744 per share; provided, however, that this condition shall not apply if Peoples waives the applicability of the Minimum Exchange Ratio; and (x) a Distribution Date, as such term is defined in the Peoples Rights Agreement (as defined below), shall not have occurred, and the Peoples Rights (as defined below) shall not have become nonredeemable and the Peoples Rights shall not become exercisable for capital stock of Shawmut upon consummation of the Merger.

     The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions.

     The obligations of Peoples to effect the Merger are further subject to the satisfaction, or waiver by Peoples, of the following conditions: (i)(x) the representations and warranties of Shawmut contained in the Merger Agreement (including without limitation the representation (the "Shawmut Material Adverse Change Representation") that since December 31, 1992 there has not been any change in the business, assets, financial condition or results of operations of Shawmut or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on Shawmut) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent they relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of Shawmut set forth in the Merger Agreement (including without limitation the Shawmut Material Adverse Change Representation) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made at and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition described in this clause (i)(y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that such representations and warranties will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Shawmut and its subsidiaries taken as a whole, other than an adverse change resulting from or attributable to general economic conditions; (ii) Shawmut and SSC shall have each duly performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent or approval of each person (other than the Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any agreement to which Shawmut or any of its subsidiaries is a party or is otherwise bound, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Shawmut and its subsidiaries taken as a whole (after giving effect to the transactions contemplated by the Merger Agreement), shall have been obtained; (iv) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (v) Peoples shall have received from its counsel an opinion dated as of the Effective Time, rendered on the basis of facts, representations and assumptions set forth in such opinion or in writing elsewhere and referred to therein substantially to the effect that for Federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and such opinion shall address several related Federal income tax aspects commonly dealt with in such an opinion (see "-- Federal Income Tax Consequences" below); (vi) Peoples shall have received a customary legal opinion from counsel to Shawmut; (vii) Peoples shall have received a letter addressed to both Peoples and Shawmut, dated as of the Effective Time, from Shawmut's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment, unless such firm advises Shawmut and Peoples that it is unable to issue a letter to such effect solely by reason of Shawmut having exercised its right to purchase Peoples Common Stock pursuant to the Stock Option Agreement; (viii) Peoples shall have received an opinion, dated as of the date of this Proxy Statement/Prospectus, from McDaniels to the effect that as of the date hereof the consideration to be received by the stockholders of Peoples pursuant to the Merger is fair to such stockholders from a financial point of view (see Annex D hereto); and (ix) the Average Closing Price of the Shawmut Common Stock shall not be less than $20.506 per share; provided, however, that this condition will not apply if Shawmut waives the applicability of the Maximum Exchange Ratio.

     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See " -- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before August 31, 1994, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either Shawmut or Peoples, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The Subsidiary Bank Merger is subject to the prior approval of the OCC under the Bank Merger Act, as amended (the "BMA"), and other provisions of federal law, and applications for such approvals have been filed with the OCC. In reviewing the BMA application, the OCC must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the BMA prohibits the OCC from approving the Subsidiary Bank Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anticompetitive effects of the Subsidiary Bank Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the BMA, the Subsidiary Bank Merger may not be consummated until the thirtieth day following the date of OCC approval of the Merger, during which time the United States Department of Justice (the "DOJ") may challenge the Subsidiary Bank Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise.

     The Merger may be subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In reviewing applications under the BHC Act, the Federal Reserve Board, or the appropriate regional Federal Reserve Bank, acting pursuant to delegated authority, which, in the case of the Merger, would be the Federal Reserve Bank of Boston (the "Reserve Bank"), must consider the same factors that the OCC considers in connection with the BMA application, namely, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve a transaction that will result in the anticompetitive effects described in the preceding paragraph, and any transaction approved by the Federal Reserve Board may not be consummated prior to 30 days from the date of the Federal Reserve Board's approval of the application, during which time the DOJ may challenge the transaction on antitrust grounds.

     Pursuant to regulations of the Federal Reserve Board, Shawmut may choose to provide the Federal Reserve Board with prior written notice of the Merger, in lieu of filing an application under the BHC Act, since among other things, the Subsidiary Bank Merger requires the prior approval of a federal supervisory agency under the BMA. Under these circumstances, the Merger does not require the prior approval of the Federal Reserve Board (or the Reserve Bank, acting on delegated authority), unless the Reserve Bank informs Shawmut (within 30 days of the notice filing) that an application for approval under the BHC Act is required. The filing of such notice does not provide any assurance that the Reserve Bank would not require Shawmut to file an application seeking the Federal Reserve Board's prior approval of the Merger.

     On November 15, 1993, the Federal Reserve Board issued an order not approving Shawmut's application to acquire New Dartmouth. Three Governors of the Federal Reserve Board voted to approve the acquisition, three Governors voted not to approve, and one Governor abstained. Those Governors who voted not to approve the application cited a then-pending investigation of possible discriminatory lending at Shawmut Mortgage Company by the DOJ and the Federal Trade Commission (the "FTC"). The investigation was undertaken pursuant to a referral from the Federal Reserve Board. Those Governors stated that in order for Shawmut to obtain their votes for approval of the Merger, Shawmut would have to submit "strong evidence that [it] has programs in place to ensure compliance with the Equal Credit Opportunity Act and has a demonstrated record that the programs are adequate and working well." Those Governors also expressed concern over inaccuracies in data reported by Shawmut Mortgage Company under the Home Mortgage Disclosure Act (the "HMDA") and the structure of its mortgage lending operation. The three Governors who voted to approve Shawmut's acquisition of New Dartmouth said that the record showed that Shawmut had "identified and implemented a number of steps that already have resulted in tangible improvements" to Shawmut Mortgage Company's lending practices.

     On December 13, 1993, without admitting any wrongdoing, Shawmut Mortgage Company entered into a consent decree with the DOJ and the FTC regarding past lending practices. In connection with the consent decree, Shawmut Mortgage Company agreed, among other things, to establish a $960,000 pool to compensate minority loan applicants who were denied mortgages between 1990 and October 1992 but whose applications would be approved under Shawmut's more recent flexible underwriting criteria. According to a press release issued by the DOJ, the DOJ agreed to settle the case because Shawmut had initiated efforts to ensure that minority and white applicants are treated equally. The DOJ noted that those efforts, which included changes to Shawmut's underwriting process, were initiated prior to the joint investigation into Shawmut Mortgage Company's lending practices by the DOJ and the FTC. In recognition of the self-corrective steps undertaken by Shawmut Mortgage Company, and stating that "[t]he United States believes that this fair lending compliance program . . . is now working well and is adequate to ensure the lender's compliance with the fair lending [laws]," the consent decree did not impose any punitive sanctions on Shawmut Mortgage Company, Shawmut, or any of Shawmut's other subsidiaries.

     On March 1, 1994, Shawmut filed with the Federal Reserve Board a petition seeking reconsideration of the Board's November 15, 1993 decision not to approve Shawmut's application to acquire all of the outstanding voting shares of New Dartmouth. On March 7, 1994, the Federal Reserve Board announced that it will defer action on such petition. The Federal Reserve Board said that it expects to consider such petition no later than May 2, 1994.

     In light of the initiatives undertaken by Shawmut, Shawmut believes that it will be able to demonstrate to the Federal Reserve Board Shawmut's compliance with the Equal Credit Opportunity Act, and that it will be able to satisfy the other concerns expressed, including those with respect to data reported under the HMDA. Accordingly, although there can be no assurances in this regard, Shawmut believes that Federal Reserve Board approval of its acquisition of New Dartmouth, as well as the approval of the other bank regulatory authorities that may be required for consummation of such transaction, will be obtained in due course and in any event prior to the termination date set forth in the New Dartmouth merger agreement.

     Similarly, although there can be no assurances that all required regulatory approvals will be received for the Merger, Shawmut believes that all required regulatory approvals will be obtained, including the approval of the Federal Reserve Board in the event that it determines to exert jurisdiction over the Merger.

     Shawmut is not aware of any other regulatory approvals that would be required for consummation of the Merger or the Subsidiary Bank Merger, except as described above. Should any other approval(s) be required, it is presently contemplated that such approval(s) would be sought. There can be no assurance that any other approval(s), if required, will be obtained.

     The Merger will not be consummated unless all of the requisite regulatory approvals for the transactions contemplated by the Merger Agreement, including the Subsidiary Bank Merger, are obtained. See "-- Conditions to the Merger" above.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Peoples has agreed that until the Effective Time, except as provided in the Merger Agreement, the Subsidiary Bank Merger Agreement, the Stock Option Agreement or with the prior consent of Shawmut, Peoples and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practices. Peoples has agreed to use its best efforts to (x) preserve its business organization and that of its significant subsidiaries intact, (y) keep available to itself and Shawmut the present services of its and its significant subsidiaries' employees and (z) preserve for itself and Shawmut the goodwill of its and its significant subsidiaries' customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of Peoples' business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of Shawmut, Peoples may not, among other things, (i) solely in the case of Peoples, declare or pay any dividend on, or make any other distributions in respect of, any of its capital stock, except (a) for the declaration and payment of regular quarterly cash dividends in an amount not to exceed the amount of the most recent quarterly cash dividend paid by Peoples prior to the date of the Merger Agreement; provided, however, that Peoples may increase its regular quarterly cash dividend by $.01 per share of Peoples Common Stock beginning in the first quarter of 1994, and (b) that (x) the parties will consult with respect to the amount of the last Peoples quarterly dividend payable prior to the Effective Time with the object of assuring that the stockholders of Peoples do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Shawmut following the Merger and (y) Peoples may pay a special dividend to holders of record of Peoples Common Stock immediately prior to the Effective Time consistent with the object described in clause (x) above; (ii)(a) subject to certain exceptions, split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Peoples or any of its subsidiaries or convertible securities therefor, (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible therefor, (iv) amend its Certificate of Incorporation or By-laws, (v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, (vi) enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets, (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law, (ix) change its methods of accounting in effect at June 30, 1993, subject to certain exceptions, (x) (a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Peoples or any of its subsidiaries and any of its current or former directors, officers and employees, (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the compensation or fringe benefits of any director, officer or employee, (xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of Shawmut to exercise its rights under the Stock Option Agreement, (xii) dispose of its material assets, properties or other rights or agreements, (xiii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity, (xiv) file any application to relocate or terminate the operations of any of its or its subsidiaries' banking offices,
(xv) breach any regulatory agreement or material contract or license to which Peoples or any of its subsidiaries is a party or by which any of them or their respective properties is bound, (xvi) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project, (xvii) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Peoples or any of its subsidiaries is a party or by which Peoples or any of its subsidiaries or their respective property is bound, or (xviii) agree to do any of the foregoing.

     Pursuant to the Merger Agreement, Shawmut has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior consent of Peoples, Shawmut and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practices and shall use all reasonable efforts to preserve intact their present business organizations and relationships. The Merger Agreement also provides, among other things, that Shawmut will not (i) declare, pay or make any extraordinary or special dividends or distributions, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law, (iii) change its methods of accounting in effect at June 30, 1993, subject to certain exceptions, (iv) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of Shawmut to exercise its rights under the Stock Option Agreement, or (v) agree to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of Shawmut and Peoples, provided that after the vote of the stockholders of Peoples no provision of the Merger Agreement may be amended, without further approval by Peoples' stockholders, if such amendment reduces the amount or changes the form of the consideration to be received by Peoples stockholders. Accordingly, stockholder approval of the Merger Agreement and each of the transactions contemplated thereby confers upon the Peoples Board the power to amend or modify provisions of the Merger Agreement within the parameters discussed above, and may adversely affect the ability of any Peoples stockholder to succeed in an action against Peoples challenging such amendment or modification if the Peoples Board has acted within the parameters discussed above and in accordance with its fiduciary duties.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the Peoples stockholders, as follows: (i) by the mutual consent of Shawmut and Peoples if the Boards of Directors of each so determines; (ii) by either Shawmut or Peoples upon written notice to the other (a) 90 days after the date on which any request or application for a necessary regulatory approval is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 90-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either Shawmut or Peoples if its Board of Directors so determines, in the event that the Merger has not been consummated by August 31, 1994, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, (iv) by either Shawmut or Peoples, if the Peoples stockholders fail to approve the Merger Agreement (provided that if Peoples is the terminating party, it is not in breach of its obligations in the

Merger Agreement with respect to the Special Meeting); and (v) by either Shawmut or Peoples in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement, which is not cured within 45 days after written notice of such breach is given to the breaching party or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 45 days after written notice of such breach is given to the breaching party.

     In the event of the termination of the Merger Agreement by either Shawmut or Peoples, neither Shawmut nor Peoples will have any further obligations under the Merger Agreement except as set forth below. If the Merger Agreement is terminated pursuant to the provisions described in clauses (i), (iv) or (v) of the immediately preceding paragraph, such termination will be without cost, expense or liability to either party unless, in the case of termination under clause (v) above, the breach of representation or warranty, or the breach of a covenant is caused by the willful conduct or gross negligence of a party, in which event such party will be liable to the other for all its out-of-pocket costs and expenses (including, without limitation, reasonable legal, accounting and investment banking fees and expenses, collectively the "Expenses") incurred in connection with the Merger Agreement. If the Merger Agreement is terminated pursuant to the provisions described in clauses (ii) or (iii) of the immediately preceding paragraph, or the Merger otherwise fails to be consummated, in any such case because of the failure to receive any required regulatory approval, Shawmut will reimburse Peoples for all of its Expenses up to a maximum of $1,250,000. The Merger Agreement provides that the payment of expenses described above is not an exclusive remedy, and that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

NO SOLICITATION OF TRANSACTIONS

     Peoples has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Peoples Board as advised in writing by such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Peoples may communicate information about any such takeover proposal to its stockholders if, in the judgement of the Peoples Board with the advice of outside counsel, such communication is required under applicable law; Peoples will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Shawmut with respect to any of the foregoing; it will notify Shawmut immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and will promptly inform Shawmut in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Peoples or any subsidiary of Peoples or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Peoples or any subsidiary of Peoples other than the transactions contemplated or permitted by the Merger Agreement, the Subsidiary Bank Merger Agreement and the Stock Option Agreement.

RESALES OF SHAWMUT COMMON STOCK RECEIVED IN THE MERGER

     The shares of Shawmut Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Shawmut or Peoples for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by or are under common control with Peoples or Shawmut at the time of the Special Meeting or Shawmut at or after the Effective Time, and may include certain officers and directors of Peoples or Shawmut as well as principal stockholders of Peoples or Shawmut. Rules 144 and 145 promulgated by the Commission under the

Securities Act restrict the sale of Shawmut Common Stock received in the Merger by affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, affiliates of Peoples, provided they are not affiliates of Shawmut, may publicly resell the Shawmut Common Stock received by them in the Merger with certain limitations as to the amount of Shawmut Common Stock sold in any rolling three-month period and as to the manner of sale. After the two-year period, such affiliates of Peoples who are not affiliates of Shawmut may resell their shares without such restrictions. Persons who become affiliates of Shawmut prior to the Effective Time may publicly resell the Shawmut Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of affiliates to resell shares of Shawmut Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Shawmut's having satisfied the Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Shawmut Common Stock received in the Merger pursuant to an effective "resale" registration statement under of Securities Act (other than the Registration Statement of which this Proxy Statement/Prospectus forms a part) or any available exemption from the Securities Act registration requirements.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of Shawmut and Peoples has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

     Shawmut has agreed in the Merger Agreement to use its best efforts to publish no later than 30 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

STOCK EXCHANGE LISTING

     The Shawmut Common Stock is listed on the NYSE. Shawmut has agreed to cause the shares of Shawmut Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "-- Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of Shawmut and Peoples will be combined at the Effective Time and carried forward at their previously recorded amounts and the shareholders' equity accounts of Shawmut and Peoples will be combined on Shawmut's consolidated balance sheet. Income and other financial statements of Shawmut issued after the Effective Time will be restated retroactively to reflect the consolidated operations of Shawmut and Peoples as if the Merger had taken place prior to the periods covered by such financial statements.

     The Merger Agreement provides that a condition to each party's obligation to consummate the Merger is the receipt of a letter from Shawmut's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "-- Conditions to the Merger" above.

     The issuance of shares of Peoples Common Stock pursuant to the Stock Option Agreement may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "CERTAIN RELATED
TRANSACTIONS -- Stock Option Agreement."

     For information concerning certain restrictions to be imposed on the transferability of Shawmut Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of Shawmut Common Stock Received in the Merger" above.

     The unaudited pro forma condensed financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal Federal income tax consequences of the Merger and the Subsidiary Bank Merger to the stockholders of Peoples. The discussion set forth below is based on currently existing provisions of the Code, Treasury Regulations thereunder, current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. The Federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired shares of Peoples Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Peoples stockholders are urged to consult their tax advisors as to their respective personal tax situations including the applicability and effect of state, local and other tax laws.

     Consummation of the Merger is conditioned upon receipt by Shawmut of an opinion of Skadden, Arps, Slate, Meagher & Flom (the "Skadden Opinion") and receipt by Peoples of an opinion of Bingham, Dana & Gould (the "Bingham Opinion"), each dated as of the Effective Time. The Skadden Opinion and the Bingham Opinion will be substantially to the effect that, on the basis of facts (which are consistent with the facts existing at the Effective Time), representations and assumptions set forth or referred to in such opinions, (i) the Merger will be treated for Federal income tax purposes as a reorganization or part of one or more reorganizations within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the stockholders of Peoples who exchange their Peoples Common Stock solely for Shawmut Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Shawmut Common Stock); and (iii) the tax basis of the Shawmut Common Stock received by Peoples stockholders who exchange all of their Peoples Common Stock solely for Shawmut Common Stock in the Merger will be the same as the tax basis of the Peoples Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In addition, the Skadden Opinion will be to the effect that, on the basis of facts (which are consistent with the facts existing at the Effective Time), representations and assumptions set forth or referred to therein, (i) the Subsidiary Bank Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by (x) Shawmut, SSC or Peoples as a result of the Merger or (y) SBM or Peoples Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Peoples Bank's tax reserves for possible loan losses) as a result of the Subsidiary Bank Merger.

     Any cash received by the holders of Peoples Common Stock in lieu of a fractional share of Shawmut Common Stock will be treated as having been received in redemption of the fractional share interest so cashed out, and will result in taxable gain or loss. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Such gain or loss will be capital gain or loss if the shares or the fractional share interest was held as a capital asset at the Effective Time, and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares or fractional share interest was greater than one year.

     Shawmut may revise the structure of the Merger and/or the Subsidiary Bank Merger and related transactions provided that such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Peoples to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests,
(iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of stockholders or employees of Peoples.

NO APPRAISAL RIGHTS

     Pursuant to Section 262(b) of the Delaware General Corporation law (the "DGCL"), the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (a "NASDAQ/NMS Security"), or held of record by more than 2,000 stockholders. However, stockholders that would otherwise not have appraisal rights pursuant to the provisions described in the previous sentence are entitled to appraisal rights if such stockholders are required by the terms of the merger to accept for their stock anything except (i) shares of the corporation surviving the merger, (ii) shares of stock which are either listed on a national securities exchange or designated as a NASDAQ/NMS Security or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of stock described in (i) and (ii) above or (iv) any combination thereof. Peoples stockholders are not entitled to appraisal rights generally because the Peoples Common Stock is designated as a NASDAQ/NMS Security, and such stockholders are not entitled to appraisal rights in connection with the Merger because the shares of Shawmut Common Stock to be issued in the Merger will be listed on the New York Stock Exchange at the Effective Time, subject to official notice of issuance. In addition, there are more than 2,000 holders of record of Shawmut Common Stock.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

     The following is a brief summary of certain provisions of the Stock Option Agreement, dated as of August 26, 1993 (the "Stock Option Agreement"), by and between Peoples and Shawmut, which is attached hereto as Annex C. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Execution of the Stock Option Agreement was a condition to Shawmut's merger proposal. Pursuant to the Stock Option Agreement, Peoples granted to Shawmut an option to purchase up to 660,000 shares of Peoples Common Stock (representing approximately 19.9% of the issued and outstanding shares of such Peoples Common Stock before taking into account the shares issuable upon exercise of such option) at an exercise price of $35 per share, subject to the terms and conditions set forth therein. The option may only be exercised upon the occurrence of certain "Purchase Events" which are described below (none of which has occurred).

     The Agreement. The option is exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

          (a) Peoples fails to publicly oppose a Tender Offer or an Exchange Offer (as defined below) to, or authorizes, recommends, publicly proposes or enters into an agreement with any person (other than Shawmut or any of its subsidiaries) to (i) effect a merger, consolidation or similar transaction involving Peoples or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) sell, lease, exchange or otherwise dispose of all or substantially all of the assets of Peoples, or any of its material subsidiaries, or (iii) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 15% or more of the voting power of Peoples or any of its material subsidiaries (any of the foregoing an "Acquisition Transaction");

          (b) any person (other than Shawmut or its subsidiaries) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, "Beneficial Ownership") of, or the right to acquire Beneficial Ownership of, or any group (as defined in the Exchange Act, "Group") shall have been formed which beneficially owns or has the right to acquire Beneficial Ownership of, 15% or more of the then outstanding shares of Peoples Common Stock;

          (c) any person (other than Shawmut or any subsidiary of Shawmut) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act with respect to a Tender Offer or Exchange Offer to purchase any shares of Peoples Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Peoples Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (d) the stockholders of Peoples shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Shawmut or any subsidiary of Shawmut) shall have (i) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or (ii) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

     The option expires upon the earliest to occur of (i) the Effective Time,
(ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a material breach of certain of Peoples' covenants under the Merger Agreement relating to the solicitation of transactions and the Special Meeting), or (iv) 12 months after the termination of the Merger Agreement by Shawmut if such termination results from a breach by Peoples of certain of its covenants contained in the Merger Agreement relating to the solicitation of transactions and the Special Meeting (provided, however, that if within 12 months after such termination of the Merger Agreement a Purchase Event occurs, then the option will terminate 12 months after the first occurrence of such event). The closing of a purchase of shares pursuant to the Stock Option Agreement is subject to the obtaining of all necessary governmental approvals including, without limitation, any approvals required under the BHC Act.

     The number and type of securities subject to the option and the purchase price of shares will be adjusted for (i) any change in the Peoples Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) the effect of any of the Peoples Rights becoming exercisable, such that Shawmut will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of Peoples Common Stock subject to the option will also be adjusted in the event Peoples issues additional shares of Peoples Common Stock such that the number of shares of Peoples Common Stock subject to the option, together with shares previously purchased pursuant thereto, represents 19.9% of the Peoples Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the option.

     In the event Peoples enters into any agreement (i) to merge into or consolidate with any person other than Shawmut or one of its subsidiaries such that Peoples is not the surviving corporation, (ii) to permit any person, other than Shawmut or one of its subsidiaries, to merge into Peoples and Peoples is the surviving corporation, but, in connection with such merger, the outstanding shares of Peoples Common Stock are changed into or exchanged for stock or other securities of Peoples or any other person or cash or any other property or the outstanding shares of Peoples Common Stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Shawmut or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the option will be converted into or exchanged for an option to purchase securities of either the acquiring person, a person that controls the acquiring person or Peoples (if Peoples is the surviving entity), in all cases at the option of Shawmut.

     Shawmut has the right to require Peoples to repurchase (i) the option and
(ii) any shares acquired pursuant to exercise of the option of which Shawmut has Beneficial Ownership, upon the occurrence of any of the following circumstances (each a "Repurchase Event").

          (a) any person or Group (other than Shawmut or any of its subsidiaries) shall have acquired Beneficial Ownership of 50% or more of the then outstanding shares of Peoples Common Stock; or

          (b) the consummation of any of the transactions described in clauses
     (i)-(iii) of the preceding paragraph.

     Such repurchase will be at an aggregate price equal to the sum of: (i) the aggregate exercise price paid by Shawmut for any shares of Peoples Common Stock acquired pursuant to the option with respect to which Shawmut then has Beneficial Ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Peoples Common Stock over (y) the exercise price of the option, multiplied by the number of shares of Peoples Common Stock with respect to which the option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price of the option paid by Shawmut for each share of Peoples Common Stock with respect to which the option has been exercised and with respect to which Shawmut then has Beneficial Ownership, multiplied by the number of such shares. Shawmut's right to require such repurchase expires 12 months after the first occurrence of a Repurchase Event.

     For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (i) the highest price per share of Peoples Common Stock paid for any such share by any person or Group described in subsection (a) of the second preceding paragraph, (ii) the price per share of Peoples Common Stock received by the holders of such common stock in connection with any merger or other business combination referred to in subsection (b) of the second preceding paragraph and (iii) the highest closing sales price per share of Peoples Common Stock quoted on the National Association of Securities Dealers Automated Quotation/National Market System (the "NASDAQ/NMS") (or, if the Peoples Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days prior to Shawmut's exercise of its right to require Peoples to repurchase the option or the shares acquired by exercise thereof; provided, however, that in the event of a sale of less than all of Peoples' assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Peoples as determined by a nationally recognized investment banking firm selected by Shawmut, divided by the number of shares of Peoples Common Stock outstanding at the time of such sale; provided, further, that for purposes of the calculation described in clause (iii) of the immediately preceding paragraph, in no event shall the Applicable Price exceed the average (the "Charter Average Value") for the twenty trading business days prior to the date of the payment of the repurchase price of (whichever is applicable) (i) the average of the closing bid and asked price quotations for shares of Peoples Common Stock provided by the National Association of Security Dealers as published in The Wall Street Journal for each trading business day and in the absence of such published price quotations for any date, the bid and asked price quotations appearing on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System as of 4 o'clock p.m. Eastern Standard Time, (ii) the average of the closing prices of shares of Peoples Common Stock on the NASDAQ/NMS as published in The Wall Street Journal for each trading business day and in the absence of such published closing price for any date, the closing price appearing on the NASDAQ System for that date, or (iii) if shares of Peoples Common Stock are listed on a national securities exchange, the closing price of such stock, as reported by such exchange, for each trading business day, consistent with the provisions of Article XIV of the Certificate of Incorporation of Peoples.

     Shawmut may not require Peoples to repurchase from Shawmut any shares of Peoples Common Stock purchased by Shawmut pursuant to the Stock Option Agreement if the purchase price paid by Shawmut for such shares exceeds the Charter Average Value at the time such repurchase would otherwise occur.

     The Stock Option Agreement provides that if at any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Peoples Common Stock pursuant to the option, or (b) the termination of the option pursuant to its terms, Shawmut proposes to sell, assign, transfer or otherwise dispose of any shares of Peoples Common Stock acquired by Shawmut pursuant to the option, Peoples shall have a right of first refusal with respect to such shares.

     Peoples has granted Shawmut certain registration rights with respect to shares of Peoples Common Stock acquired by Shawmut upon exercise of the option. These rights include that Peoples will file up to two registration statements under the Securities Act if requested by Shawmut within three years of the date the option first becomes exercisable (the "Registration Period") provided such registration is necessary in order to permit the sale or other disposition of the shares acquired by Shawmut. Any such registration statement, and any sale covered thereby, will be at Peoples's expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of Shawmut's counsel related thereto. In addition, in the event that during the Registration Period Peoples effects a registration under the Securities Act of Peoples Common Stock (other than on Form S-4 or Form S-8 or any form with respect to a dividend reinvestment or similar plan), Peoples will allow Shawmut to participate in such registration, subject to certain limitations. In connection with any registration described above, Peoples and Shawmut will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

     Certain rights and obligations of Shawmut and Peoples under the Stock Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by Shawmut of more than 5% of the outstanding shares of Peoples Common Stock.

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Peoples from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Peoples Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of Peoples or an interest in Peoples, or an agreement to do either, could cause the option to become exercisable. The existence of such option could significantly increase the cost to a potential acquiror of acquiring Peoples compared to its cost had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Peoples than it might otherwise have proposed to pay. Based on the advice of Peoples' independent accountants, the management of Peoples believes that the exercise of the Stock Option Agreement is likely to prohibit any acquiror of Peoples from accounting for any acquisition of Peoples using the pooling of interests accounting method for a period of two years. Accordingly, the existence of this Stock Option Agreement is likely to deter significantly, if not completely preclude, an acquisition of Peoples by other banking organizations. The Peoples Board took this factor into account before approving the Stock Option Agreement. See "THE MERGER -- Recommendation of the Board of Directors of Peoples; Reasons for the Merger."

VOTING AGREEMENT

     In connection with the execution of the Merger Agreement, directors and executive officers of Peoples entitled to exercise sole voting power with respect to an aggregate of 273,577 shares of Peoples Common Stock or approximately 8.19% of the outstanding Peoples Common Stock entered into an agreement (the "Voting Agreement") with Shawmut pursuant to which such persons agreed, among other things, to vote all such shares of Peoples Common Stock which they are entitled to vote (a) in favor of approval of the Merger Agreement and the Merger and (b) against approval of any other agreement which provides for a merger, consolidation, sale of assets or other business combination of Peoples or any of its subsidiaries with any person or entity other than Shawmut and its subsidiaries. Execution of the Voting Agreement was a condition to Shawmut entering into the Merger Agreement and no compensation was paid to any director or executive officer in consideration for entering into such agreement. A form of Voting Agreement is attached hereto as Annex B.

SUBSIDIARY BANK MERGER AGREEMENT

     In connection with the Merger, SBM and Peoples Bank have entered into the Subsidiary Bank Merger Agreement (the "Subsidiary Bank Merger Agreement") pursuant to which Peoples Bank will be merged with and into SBM. SBM will continue as a national banking association. The Subsidiary Bank Merger Agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Merger Agreement is terminated.

AMENDMENT TO RIGHTS AGREEMENT

     In connection with the execution of the Merger Agreement, Peoples amended the Peoples Rights Agreement. The amendment amended the definition of "Acquiring Person" in the Peoples Rights Agreement to provide that neither Shawmut nor any of its subsidiaries will be deemed to be an Acquiring Person by virtue of the fact that Shawmut is the beneficial owner of Peoples Common Stock (i) of which Shawmut or such subsidiary was the beneficial owner as of August 26, 1993, together with up to 1% more of the Peoples Common Stock acquired after such date by Shawmut's Affiliates and Associates (as such terms are defined in the Peoples Rights Agreement); (ii) acquired or acquirable pursuant to the Stock Option Agreement; (iii) held directly or indirectly by Shawmut as Trust Account Shares; and (iv) held as DPC Shares. As a result of the amendment, no Distribution Date (as defined below) will be deemed to have occurred and the Peoples Rights (as defined below) will not become exercisable as a result of execution of the Merger Agreement and the Stock Option Agreement or consummation of any of the transactions contemplated thereby.

     THE FOREGOING SUMMARY OF THE STOCK OPTION AGREEMENT, SUBSIDIARY BANK MERGER AGREEMENT, VOTING AGREEMENT AND AMENDMENT TO THE PEOPLES RIGHTS AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS AND AMENDMENT. A FORM OF VOTING AGREEMENT AND THE STOCK OPTION AGREEMENT ARE ATTACHED HERETO AS ANNEXES B AND C, RESPECTIVELY. THE AMENDMENT TO THE PEOPLES RIGHTS AGREEMENT IS AN EXHIBIT TO THE MERGER AGREEMENT WHICH IS ATTACHED HERETO AS ANNEX A. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

              INFORMATION ABOUT PEOPLES BANCORP OF WORCESTER, INC.

     Peoples is a registered bank holding company, organized in 1987 under Delaware law, which, through its principal subsidiary, Peoples Bank, is engaged in community banking activities, which include gathering deposits and investing in various loans and securities, while providing a wide range of financial products and services to a broad customer base throughout central Massachusetts. Peoples Bank maintains 23 branches in Massachusetts. As of December 31, 1993, Peoples had total assets of $891 million and total deposits of $777 million. As of that date, Peoples' subsidiaries employed in the aggregate approximately 262 full-time equivalent employees in their operations.

     For more information about Peoples, reference is made to the 1992 Peoples Form 10-K and to Peoples' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1993, as amended, both of which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      DESCRIPTION OF SHAWMUT CAPITAL STOCK

GENERAL

     The authorized capital stock of Shawmut consists of 150,000,000 shares of Shawmut Common Stock and 10,000,000 shares of Preferred Stock, without par value (the "Shawmut Preferred Stock"), issuable in one or more series with such terms and at such times and for such consideration as the Shawmut Board of Directors determines. As of December 31, 1993, there were issued 95,546,359 shares of Shawmut Common Stock (including 106,487 shares of treasury stock), 575,000 shares of Shawmut Preferred Stock designated as 9.30% Cumulative Preferred Stock (the "9.30% Cumulative Preferred") and 700,000 shares of Shawmut Preferred Stock designated as Preferred Stock with Cumulative and Adjustable Dividends (the "Adjustable Preferred").

     As of December 31, 1993, approximately 6,215,651 shares of Shawmut Common Stock had been reserved for issuance upon the exercise of outstanding stock options under various employee incentive and purchase plans, 13,500,966 shares of Shawmut Common Stock were reserved for issuance pursuant to Shawmut's dividend reinvestment and stock purchase plans, and 16,984,753 shares of Shawmut Common Stock were reserved for issuance upon consummation of the acquisitions of New Dartmouth Bank ("New Dartmouth") and Gateway Financial Corporation ("Gateway"). In addition, 1,500,000 shares of a series of Shawmut Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Preferred") were reserved for issuance as provided in the Rights Plan described below. In connection with the settlement of certain litigation, Shawmut entered into a Warrant Agreement between Shawmut and Chemical Bank, as Warrant Agent, dated as of January 7, 1994, which provides for the issuance of up to 1,329,115 shares of Shawmut Common Stock pursuant to the terms and conditions contained therein.

     The following description contains a summary of all the material features of the capital stock of Shawmut but does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL and is qualified in its entirety by reference to the Restated Certificate of Incorporation of Shawmut (the "Shawmut Certificate"), including the Certificate of Designation pursuant to which the Adjustable Preferred was issued, the Certificate of Designation pursuant to which the 9.30% Cumulative Preferred was issued and the terms of the Rights Agreement (the "Shawmut Rights Agreement"), dated as of February 28, 1989, described below. A copy of the Shawmut Certificate, each of the Certificates of Designation and the Shawmut Rights Agreement is incorporated in this Proxy Statement/Prospectus by reference.

COMMON STOCK

     The holders of Shawmut Common Stock are entitled to dividends when and as declared by the Shawmut Board of Directors out of funds legally available therefor. Each series of Shawmut Preferred Stock has preference over the Shawmut Common Stock with respect to the payment of dividends. Shawmut is also subject to certain regulatory restrictions on the payment of dividends. See "MARKET PRICES" and "COMPARISON OF SHAREHOLDER RIGHTS."

     The holders of Shawmut Common Stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote. The Shawmut Common Stock is the only security of Shawmut entitled to vote for directors, unless and until Shawmut is in default on the equivalent of six quarterly dividends payable on any series of Shawmut Preferred Stock. See "-- Shawmut Preferred Stock" below.

     Except as otherwise provided in the resolution providing for the issue of any series of Shawmut Preferred Stock, in the event of any liquidation, dissolution or winding up of Shawmut, whether voluntary or involuntary, after payment shall have been made to the holders of all series of Shawmut Preferred Stock of the full preferential amounts to which such holders are entitled, the holders of shares of Shawmut Common Stock shall be entitled, to the exclusion of the holders of Shawmut Preferred Stock, to share, ratably according to the number of shares of Shawmut Common Stock held by them, in all remaining assets of Shawmut available for distribution to its shareholders.

     Certain business combinations involving Shawmut and any beneficial owner of 10 percent or more of the outstanding voting stock of Shawmut, any affiliate of Shawmut or any affiliate of such owner must be approved by the holders of 80 percent of the outstanding voting stock, unless approved by a majority of continuing directors or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of Shawmut.

     Holders of Shawmut Common Stock are not entitled to cumulative voting rights, or any preemptive, preferential or subscriptive rights with respect to any securities of Shawmut, except as described below under

"Rights Plan." Outstanding shares of Shawmut Common Stock are fully paid and nonassessable. Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, is the transfer agent, registrar and dividend disbursement agent for Shawmut Common Stock.

RIGHTS PLAN

     On February 28, 1989, the Shawmut Board of Directors declared a dividend distribution of one right (a "Shawmut Right") for each outstanding share of Shawmut Common Stock to shareholders of record at the close of business on March 13, 1989. Subsequent to that date and prior to the occurrence of a Distribution Date (described below), Shawmut Rights shall be deemed to be delivered with each share of Shawmut Common Stock issued by Shawmut, including in connection with the issuance of the shares of Shawmut Common Stock to be issued in the Merger. Each Shawmut Right entitles the registered holder to purchase from Shawmut a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred, at a purchase price of $100 per Unit, subject to adjustment. The description and terms of the Shawmut Rights are summarized below and are set forth in the Shawmut Rights Agreement between Shawmut and Manufacturers Hanover Trust Company, as Rights Agent.

     At the present time, the Shawmut Rights are attached to all Shawmut Common Stock certificates representing outstanding shares, and no separate Shawmut Rights Certificates will be distributed. The Shawmut Rights will separate from the Shawmut Common Stock and a Distribution Date will occur upon the earliest of
(i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Shawmut Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as may be determined by the Shawmut Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of Shawmut Common Stock and (iii) 10 business days following the determination by the Shawmut Board, upon a determination of at least a majority of the unaffiliated "Continuing Directors" who are not officers of Shawmut, that, with respect to any person who has, alone or together with his affiliates or associates, become the beneficial owner of 10 percent or more of the shares of Shawmut Common Stock outstanding (a) such beneficial ownership by such person is intended to cause Shawmut to repurchase the Shawmut Common Stock beneficially owned by such person or to cause pressure on Shawmut to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such directors determine that the best long-term interests of Shawmut and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of Shawmut's ability to maintain its competitive position or impairment of Shawmut's business reputation or ability to deal with governmental agencies) on the business or prospects of Shawmut (any such person being referred to herein and in the Shawmut Rights Agreement as an "Adverse Person").

     The Shawmut Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 1999 unless earlier redeemed by Shawmut as described below.

     In the event that (i) a person becomes the beneficial owner of 20 percent or more of the then outstanding shares of Shawmut Common Stock (except pursuant to an offer for all outstanding shares of Shawmut Common Stock which a majority of the unaffiliated Continuing Directors who are not officers of Shawmut determines to be fair to and otherwise in the best interests of Shawmut and its shareholders), or (ii) the Shawmut Board determines, upon the determination by at least a majority of the unaffiliated Continuing Directors who are not officers of Shawmut, that a person is an Adverse Person, each holder of a Shawmut Right will thereafter have the right to receive upon exercise Shawmut Common Stock (or, in certain circumstances, cash, property or other securities of Shawmut) having a value (based on the lowest closing price of the Shawmut Common Stock during the twelve-month period preceding such event) equal to two times the exercise price of the Shawmut Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Shawmut Rights that are, or (under certain circumstances specified in the Shawmut Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Shawmut Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Shawmut Rights are no longer redeemable by Shawmut as set forth below.

     In the event that, at any time following the Stock Acquisition Date or the determination that someone is an Adverse Person (i) Shawmut is acquired in a merger or other business combination transaction in which Shawmut is not the surviving company or in which it is the surviving company but the Shawmut Common Stock is changed or exchanged (other than a merger which follows an offer described in the preceding paragraph) or (ii) more than 50 percent of Shawmut's assets, cash flow or earning power is sold or transferred, each holder of a Shawmut Right (except Shawmut Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Shawmut Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     In general, at any time until 10 business days following the Stock Acquisition Date, Shawmut may redeem the Shawmut Rights in whole, but not in part, at a price of $.01 per Shawmut Right (payable in cash, Shawmut Common Stock or other consideration deemed appropriate by the Shawmut Board). Under certain circumstances set forth in the Shawmut Rights Agreement, the decision to redeem the Shawmut Rights will require the concurrence of a majority of the Continuing Directors. Shawmut may not redeem the Shawmut Rights if the Shawmut Board has previously declared a person to be an Adverse Person. Immediately upon the action of the Shawmut Board ordering redemption of the Shawmut Rights, the Shawmut Rights will terminate and the only right of the holders of Shawmut Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the Board of Directors of Shawmut who was a member of the Board prior to the date of the Shawmut Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but will not include an Acquiring Person, an Adverse Person, or an affiliate or associate of any such Person or any representative of any of the foregoing.

     Until a Shawmut Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Shawmut including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the Shawmut Rights, any of the provisions of the Shawmut Rights Agreement may be amended by the Shawmut Board prior to the Distribution Date. After the Distribution Date, the provisions of the Shawmut Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interest of holders of Shawmut Rights, or to shorten or lengthen any time period under the Shawmut Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Shawmut Rights are not redeemable.

     The Shawmut Rights have certain anti-takeover effects. The Shawmut Rights will cause substantial dilution to a person or group that attempts to acquire Shawmut in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Shawmut Rights being acquired. The Shawmut Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Shawmut Common Stock and other voting securities at a fair price and otherwise in the best interests of Shawmut and its shareholders as determined by the Shawmut Board or affect any prospective offeror willing to negotiate with the Shawmut Board. The Shawmut Rights should not interfere with any merger or other business combination approved by the Shawmut Board since the Shawmut Board may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Shawmut Rights at the $.01 redemption price.

SHAWMUT PREFERRED STOCK

     The Shawmut Board is authorized in the Shawmut Certificate to issue up to 10,000,000 shares of Preferred Stock, without par value, in series and to determine the designation of each series, dividend rate, redemption provisions, liquidation preferences, sinking fund provisions and all other rights pertaining to the Shawmut Preferred Stock. The following is a brief description of the Adjustable Preferred and the 9.30% Cumulative Preferred, the only series of Shawmut Preferred Stock outstanding. The Adjustable Preferred and the 9.30% Cumulative Preferred have preference over the Shawmut Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Shawmut.

     Dividends on the outstanding Adjustable Preferred and 9.30% Cumulative Preferred are cumulative. The dividend rate on the Adjustable Preferred is established quarterly at the rate of 2.25 percent below the highest of (a) the three-month U.S. Treasury Bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Adjustable Preferred, but may not be less than 6 percent per annum or greater than 12 percent per annum.

     If the equivalent of six quarterly dividends payable on one or more series of Shawmut Preferred Stock, including the Adjustable Preferred and the 9.30% Cumulative Preferred are in default, the number of directors of Shawmut will be increased by two and the holders of all outstanding series of Shawmut Preferred Stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of each of the Adjustable Preferred and the 9.30% Cumulative Preferred, each voting as a separate class, is required in order to amend or alter the Shawmut Certificate in a manner which would adversely affect the preferences, rights, powers or privileges of the Adjustable Preferred or the 9.30% Cumulative Preferred, respectively, and the vote of two-thirds of the Adjustable Preferred, the 9.30% Cumulative Preferred and all of the series of Shawmut Preferred Stock ranking on a parity with the Adjustable Preferred and the 9.30% Cumulative Preferred, voting together as a single class, is required in order to reclassify stock of Shawmut into stock ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred, or authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior to the Adjustable Preferred and the 9.30% Cumulative Preferred.

     In the event of any liquidation, dissolution or winding up of Shawmut, the holders of the Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends and the holders of 9.30% Cumulative Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends. Shares of Adjustable Preferred may be redeemed at the option of Shawmut at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

     The shares of 9.30% Cumulative Preferred are represented by Depositary Shares (the "Depositary Shares"). Each Depositary Share represents a one-tenth interest in a share of 9.30% Cumulative Preferred and is not subject to any mandatory redemption or sinking fund provisions. The 9.30% Cumulative Preferred will be redeemable on at least 30 but not more than 60 days notice, at the option of Shawmut, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon the consummation of the transactions contemplated in the Merger Agreement, the stockholders of Peoples will become shareholders of Shawmut. Since both Shawmut and Peoples are Delaware corporations, Peoples stockholders who receive Shawmut Common Stock will continue to be subject to the privileges and restrictions provided in the DGCL. In addition, the rights presently enjoyed by Peoples' stockholders under the relevant provisions of the Certificate of Incorporation of Peoples (the "Peoples Certificate") and the By-laws of Peoples differ in some respects from the rights they would have as shareholders of Shawmut under the relevant provisions of the Shawmut Certificate and By-laws. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Shawmut Certificate, the Shawmut By-laws, the Peoples Certificate, the Peoples By-laws, the DGCL, the Shawmut Rights Agreement and the Peoples Rights Agreement.

ACTION BY WRITTEN CONSENT

     Shawmut. The DGCL provides that, unless otherwise provided in the certificate of incorporation, shareholders may act by written consent if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The Shawmut Certificate does not provide otherwise.

     Peoples. The Peoples Certificate provides that stockholders may not act by written consent. Accordingly, all action by Peoples stockholders must be taken at a duly called annual or special meeting, while Shawmut shareholders may act by written consent pursuant to the provisions of DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS

     Shawmut. Pursuant to Shawmut's By-laws, special meetings of shareholders may be called by the Board of Directors, the Chairman of the Board or upon the written request of seven or more shareholders holding not less than 30% of the outstanding shares of Shawmut Common Stock.

     Peoples. Pursuant to the Peoples Certificate, special meetings of stockholders may be called by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office, the Chairman of the Board or the President; provided, however, that if at the time such meeting is called there is an Interested Stockholder (defined generally as any person who beneficially owns 10% or more of the voting stock of Peoples or is an Affiliate of Peoples and, at any time within the two years immediately prior to the date in question, owned 10% or more of the voting stock of Peoples), the affirmative vote of a majority of the Continuing Directors (defined generally as any member of the Board of Directors who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or any member of the Board of Directors who is a successor to a Continuing Director) then in office will be required. Peoples stockholders, in such capacity as stockholders, may not call special meetings, while Shawmut shareholders may call special meetings under the terms and conditions of the Shawmut By-laws.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

     Shawmut. The Shawmut By-laws establish procedures that must be followed for shareholders to nominate individuals to the Board of Directors of Shawmut or to propose business at the annual meeting of shareholders. In order to nominate individuals to the Board of Directors of Shawmut, a shareholder must provide timely notice of such nomination in writing to the Secretary of Shawmut and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Shawmut Common Stock beneficially owned by the shareholder giving such notice.

     In order to properly propose that certain business come before the annual meeting of shareholders, a shareholder must provide timely notice in writing to the Secretary of Shawmut which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of Shawmut capital stock beneficially owned by the shareholder giving such notice and any material interest of the shareholder in such business.

     To be timely, notice must be delivered to Shawmut not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Shawmut gives less than 65 days' notice of the meeting, then notice by the shareholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made.

     Peoples. The Peoples By-laws establish similar procedures that must be followed for shareholders to nominate individuals to the Board of Directors of Peoples or to propose business at the annual meeting of stockholders. The informational requirements of the Peoples By-laws for nominations to the Board of Directors and business proposals are essentially the same as those of Shawmut; however, with respect to nominations for the Board of Directors, a Peoples stockholder need not provide a written statement from the nominee. In addition, under the Peoples By-laws, in order to be timely, notice must be delivered to Peoples not less than 60 nor more than 150 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if Peoples gives less than 70 days' notice of the meeting, then notice by the stockholder must be received by the close of business on the 10th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made.

CERTAIN BUSINESS COMBINATIONS

     Shawmut. The Shawmut Certificate provides that any "Business Combination" involving Shawmut and a person who beneficially owns 10% or more of Shawmut's capital stock (a "Shawmut Related Person") must be approved by the holders of at least 80% of the outstanding shares of Shawmut voting stock (the "Shawmut Voting Requirement") voting together as a single class. The Shawmut Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the Shawmut Continuing Directors (defined generally to include any person who is unaffiliated with, and not a representative of, the Shawmut Related Person and who either was a director immediately prior to the time the Shawmut Related Person in the Business Combination became such a person or was recommended or elected to succeed a Shawmut Continuing Director by a majority of the Shawmut Continuing Directors) or (ii) certain "fair price" (defined generally to mean that the consideration to be received by shareholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the highest per share price paid by the Shawmut Related Person for such person's acquisition of Shawmut capital stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became a Shawmut Related Person) and other criteria are met. As defined in the Shawmut Certificate, a Business Combination includes, among other things, (i) any merger or consolidation of Shawmut with any Shawmut Related Person or affiliate or associate thereof, (ii) the sale by Shawmut of assets having a fair market value equal to 10% or more of the total shareholders' equity of Shawmut ("Substantial Assets") to a Shawmut Related Person or an affiliate or associate thereof, (iii) the acquisition by Shawmut of Substantial Assets from a Shawmut Related Person or an affiliate or associate thereof, (iv) the adoption of a plan or proposal for the liquidation or dissolution of Shawmut proposed by or on behalf of a Shawmut Related Person or an affiliate or associate thereof, (v) any transaction that has the effect of increasing the proportionate share of any class of equity security of Shawmut that is beneficially owned by a Shawmut Related Person or any affiliate or associate thereof and (vi) any agreement or arrangement providing for any of the foregoing. This provision of the Shawmut Certificate can only be amended or repealed upon the vote of at least 80% of the voting stock entitled to vote unless such amendment or repeal is unanimously recommended by the Shawmut Board and all of such directors are Shawmut Continuing Directors.

     Peoples. The Peoples Certificate provides that any "Business Combination" involving Peoples and a person who beneficially owns 10% or more of Peoples voting stock (a "Peoples Related Person") must be approved by the holders of at least two-thirds of the outstanding shares of Peoples voting stock (the "Peoples Voting Requirement") voting together as a single class. The Peoples Voting Requirement does not apply if (i) the Business Combination is approved by an affirmative vote of two-thirds of the Peoples Continuing Directors (defined generally to include any person who is unaffiliated with, and not a representative of, the Peoples Related Person and who either was a director immediately prior to the time the Peoples Related Person in the Business Combination became such a person or was recommended or elected to succeed a Peoples Continuing Director by a majority of the Peoples Continuing Directors) or (ii) certain "fair price" (defined generally to mean, among other things, that the consideration to be received by stockholders in such Peoples Business Combination shall be in the same form and kind as the consideration paid by the Peoples Related Person for Peoples capital stock owned by such person and shall be at least equal to the highest of the following: the highest per share price paid by such Peoples Related Person in acquiring any of its holdings of

Peoples Common Stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which such person became a Peoples Related Person; the highest Fair Market Value (as defined therein) per share of Peoples Common Stock on any date during the one-year period prior to and including the Announcement Date and the price per share equal to (1) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Peoples Related Person became a Peoples Related Person, multiplied by (2) a fraction (x) the numerator of which is the highest per share price paid by the Peoples Related Person for any share of common stock acquired by it within the two-year period immediately prior to and including the Announcement Date and (y) the denominator of which is the Fair Market Value per share of common stock on the first day in such two-year period on which the Peoples Related Person acquired any shares of common stock) and other criteria are met. As defined in the Peoples Certificate, a Business Combination includes, among other things, (i) any merger or consolidation of Peoples with any Peoples Related Person or affiliate thereof, (ii) the sale by Peoples of assets having a fair market value of $1,000,000 or more ("Substantial Assets") to or with a Peoples Related Person or an affiliate thereof, (iii) the issuance or transfer by Peoples of any securities of Peoples to a Peoples Related Person or any affiliate thereof in exchange for cash, securities or other property (or a combination thereof) having a fair market value of $1,000,000 or more, (iv) the adoption of a plan or proposal for the liquidation or dissolution of Peoples proposed by or on behalf of a Peoples Related Person or an affiliate thereof and
(v) any transaction that has the effect of increasing the proportionate share of any class of equity security of Peoples that is beneficially owned by a Peoples Related Person or any affiliate thereof.

RIGHTS PLANS

     Shawmut. On February 28, 1989, the Shawmut Board declared a dividend distribution of one Shawmut Right for each outstanding share of Shawmut Common Stock to shareholders of record at the close of business on March 13, 1989. For a description of the Shawmut Rights and the related Shawmut Rights Agreement, see "DESCRIPTION OF SHAWMUT CAPITAL STOCK -- Rights Plan."

     Peoples. On March 28, 1989, the Peoples Board declared a dividend distribution of one preferred share purchase right (a "Peoples Right") for each outstanding share of Peoples Common Stock which was payable on April 11, 1989 to shareholders of record on that date. Subsequent to that date and prior to the occurrence of a Peoples Distribution Date (as defined below), Peoples Rights will be deemed to be delivered with each share of Peoples Common Stock issued by Peoples. Each Peoples Right entitles the registered holder to purchase from Peoples a unit consisting of one one-hundredth of a share (a "Peoples Unit") of Series A Junior Participating Preferred Stock, par value $0.10 per share, at a purchase price of $90 per Unit, subject to adjustment. The description and terms of the Peoples Rights are summarized below and are set forth in the Rights Agreement between Peoples and The First National Bank of Boston, as Rights Agent (the "Peoples Rights Agreement").

     At the present time, the Peoples Rights are attached to all Peoples Common Stock certificates representing outstanding shares, and no separate Peoples Rights Certificates will be distributed. The Rights will separate from the Peoples Common Stock and a Peoples Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (a "Peoples Acquiring Person") has acquired beneficial ownership of 20 percent or more of the outstanding shares of Peoples Common Stock (the "Peoples Stock Acquisition Date") and (ii) 10 business days (or such later date as may be determined by the Peoples Board) following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of Peoples Common Stock.

     The Peoples Rights are not exercisable until the Peoples Distribution Date and will expire at the close of business on April 11, 1999 (the "Final Expiration Date") unless the Final Expiration Date is extended or unless the Peoples Rights are earlier redeemed by Peoples as described below.

     In the event that (i) a person becomes a Peoples Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Peoples Common Stock at a price and on terms which a majority of the unaffiliated Peoples Continuing Directors who are not officers of Peoples determines to be adequate to and otherwise in the best interests of Peoples and its shareholders) or (ii) during such time as there is a Peoples Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Peoples or other transaction or series of transactions involving Peoples which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Peoples or any of its subsidiaries beneficially owned by the Peoples Acquiring Person, proper provision shall be made so that each holder of a Peoples Right other than Peoples Rights beneficially owned by any Peoples Acquiring Person, will thereafter have the right to receive upon exercise that number of shares of Peoples Common Stock having a market value of two times the exercise price of the Peoples Right (such right being called a "Peoples Flip-In Right"). Upon occurrence of any of the events giving rise to the exercisability of the Peoples Flip-In Right, any Peoples Rights that are or (under certain circumstances specified in the Peoples Rights Agreement) were, beneficially owned by any Peoples Acquiring Person shall immediately become null and void.

     In the event that, at any time following the Peoples Stock Acquisition Date
(i) Peoples is acquired in a merger or other business combination transaction in which Peoples Common Stock is changed or exchanged or (ii) more than 50 percent of Peoples' consolidated assets or earning power is sold, each holder of a Peoples Right (except Peoples Rights which are beneficially held by a Peoples Acquiring Person) will thereafter have the right to receive, upon exercise, common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) having a value equal to two times the exercise price of the Peoples Right (such right being called a "Peoples Flip-Over Right"). Upon occurrence of any of the events giving rise to the exercisability of the Peoples Flip-Over Right, any Peoples Rights that are or (under certain circumstances specified in the Peoples Rights Agreement) were, beneficially owned by any Peoples Acquiring Person shall immediately become null and void. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Peoples Triggering Events."

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Peoples Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Peoples Common Stock, the Peoples Continuing Directors may exchange the Peoples Rights (other than Peoples Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Peoples Common Stock or Peoples Unit (or one one-hundredth of a share of a class or series of People's preferred stock having equivalent rights preferences and privileges) per Peoples Right (subject to adjustment).

     At any time prior to the earlier of (i) a person becoming a Peoples Acquiring Person or (ii) the expiration of the Peoples Rights, the Peoples Board may redeem the Peoples Rights in whole, but not in part, at a price of $.01 per Right (the "Peoples Redemption Price"). Thereafter, the Peoples Rights may only be redeemed by the Peoples Continuing Directors in whole, but not in part, at the Peoples Redemption Price, if such redemption is incidental to a merger or other business combination transaction or series of transactions involving Peoples but not involving a Peoples Acquiring Person and satisfying certain other conditions. The redemption of the rights may be made effective at such time on such basis and with such conditions as the Peoples Board or the Peoples Continuing Directors, as the case may be, in their sole discretion may establish. Immediately upon any redemption of the Peoples Rights, the right to exercise the Peoples Rights will terminate and the only right of the holders of Peoples Rights will be to receive the Peoples Redemption Price.

     The terms of the Peoples Rights may be amended by the Peoples Board without the consent of the holders of the Peoples Rights, except that from and after such time as any person becomes a Peoples Acquiring Person no such amendment may adversely affect the interests of the holders of the Peoples Rights.

     Until a Peoples Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Peoples, including, without limitation, the right to vote or to receive dividends.

     The term "Peoples Continuing Directors" means any member of the Peoples Board who was a member of the Board on the date of the Peoples Rights Agreement, and any person who is subsequently elected to the Peoples Board if such person is recommended or approved by at least one Peoples Continuing Director and a majority of the Peoples Continuing Directors in office at the time of such nomination, but will not include a Peoples Acquiring Person or an affiliate or associate of any such Person or any representative of any of the foregoing.

     The Peoples Rights have certain anti-takeover effects. The Peoples Rights will cause substantial dilution to a person or group that attempts to acquire Peoples on terms not approved by the Peoples Board, except pursuant to an offer conditioned on a substantial number of Peoples Rights being acquired. The Peoples Rights should not interfere with any merger or other business combination approved by the Peoples Board since the Peoples Rights may be redeemed by Peoples at $.01 per Peoples Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding Peoples Common Stock.

     In connection with the execution of the Merger Agreement, Peoples amended the Peoples Rights Agreement. See "CERTAIN RELATED TRANSACTIONS -- Amendment to Rights Agreement" above. The Peoples Rights Agreement and the amendment thereto specifying the terms of the Peoples Rights are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The foregoing description of the Peoples Rights does not purport to be complete and is qualified in its entirety by reference to the Peoples Rights Agreement and the amendment thereto.

     Material Differences. The material differences between the Shawmut Rights Agreement and the Peoples Rights Agreement relate to the Distribution Dates and the Triggering Events of each respective agreement. In addition to providing for the same Distribution Dates as in the Peoples Rights Agreement, the Shawmut Rights Agreement also provides that a Distribution Date will occur if at least a majority of the unaffiliated Continuing Directors who are not officers of Shawmut determine that a person is an Adverse Person. Such a determination by the Shawmut Board also will constitute a Triggering Event under the Shawmut Rights Agreement. The Peoples Rights may be exchanged for Peoples Common Stock under certain circumstances following the acquisition of beneficial ownership of 20% or more of the outstanding Peoples Common Stock by any person or group as long as such person or group has not acquired beneficial ownership of 50% or more of the outstanding shares of such stock.

     In addition, under the Peoples Rights Agreement but not the Shawmut Rights Agreement, a Peoples Triggering Event will occur if, during the time there is a Peoples Acquiring Person, there is a reclassification of securities or a recapitalization or reorganization of Peoples or other transaction or series of transactions involving Peoples which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Peoples or any of its subsidiaries beneficially owned by the Peoples Acquiring Person. For a description of the Shawmut Rights Agreement, See "DESCRIPTION OF SHAWMUT CAPITAL STOCK -- Rights Plan."

PAYMENT OF DIVIDENDS

     Shawmut. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of the past year's net income, and only if prospective earnings retention is consistent with the organization's expected future needs. The policy further provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its subsidiary banks. Principal sources of revenues for Shawmut are dividends received from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. Federal law imposes limitations on the payment of dividends by the subsidiaries of Shawmut that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years unless the bank obtains the approval of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test, which is the more restrictive of the two tests, at January 1, 1994, SBM could pay dividends of $210.7 million without prior approval. At January 1, 1994, SBC could pay dividends of

$113.8 million without prior approval. SBM and SBC had undivided profits of $469.6 million and $262.9 million, respectively, at December 31, 1993.

     Peoples. As permitted by the DGCL, Peoples can pay dividends out of its capital surplus or its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if, as and when declared by the Board of Directors, consistent with the Federal Reserve Board policy.

     In addition, Peoples is a legal entity separate and distinct from Peoples Bank and its other subsidiaries. The revenues of Peoples result primarily from dividends paid to it by Peoples Bank. Under applicable Massachusetts law and FDIC regulations governing the payment of dividends by stock savings banks, such as Peoples Bank, the board of directors is generally empowered to pay dividends out of the bank's net profits, to the extent that the board of directors considers such payment advisable, and the bank remains adequately capitalized. Massachusetts law also imposes various specific restrictions upon a bank's payment of dividends, including the requirement that on the date a dividend is declared the bank's capital and surplus must equal at least 10% of its deposit liabilities or a sufficient amount must be transferred from net profits to surplus so that the surplus account shall equal one hundred percent of the capital stock account prior to the payment of such dividend.

     Neither Peoples nor Peoples Bank is subject to any regulatory agreement, order or directive that would restrict its ability to pay dividends to the fullest extent otherwise permitted by applicable law and regulation.

REMOVAL OF DIRECTORS

     Shawmut. Neither the Shawmut Certificate nor By-laws contains any provisions regarding removal of directors. Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

     Peoples. The Peoples Certificate provides that any director may be removed from office, with or without cause, by the affirmative vote of at least two-thirds of the stockholders entitled to vote thereon or by affirmative vote of at least two-thirds of the directors then in office, unless at the time of such removal there is an Interested Stockholder, in which case the affirmative vote of at least two-thirds of the Continuing Directors then in office will be required for removal by vote of the Board of Directors.

AMENDMENT OF BY-LAWS

     Shawmut. The DGCL provides that after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal its by-laws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate, confer the power to adopt, amend or repeal by-laws upon the directors. Shawmut's By-laws confer such power upon the Shawmut Board. The DGCL provides further that the conferring of such power on the directors shall not divest or limit the powers of the shareholders described above.

     Peoples. The Peoples Certificate confers upon the Peoples Board the power to adopt, alter, amend and repeal Peoples By-laws. In addition, the Peoples Certificate provides that any action by its stockholders to adopt, amend or repeal its by-laws shall require (i) approval by the affirmative vote of a majority of the directors of Peoples then in office or, if there is an Interested Stockholder at the time of such action, by the affirmative vote of at least a majority of the Continuing Directors then in office, (ii) unless waived by the affirmative vote of the Peoples Board, the timely submission by the stockholders of written proposals for adopting, altering, amending, changing or repealing the By-laws and (iii) the affirmative vote by the holders of at least two-thirds of the total shares of Peoples Common Stock entitled to vote thereon.

AMENDMENT OF CERTIFICATE

     Shawmut. The DGCL provides that certain enumerated amendments to a corporation's certificate of incorporation shall require an affirmative vote of the majority of stock entitled to vote thereon. The Shawmut Certificate reserves the right to amend, alter, change or repeal any provision in its certificate and provides that all rights conferred upon shareholders therein are granted subject to such reservation.

     Peoples. The Peoples Certificate provides that any amendment to the Peoples Certificate by the shareholders shall be approved by the Peoples Board pursuant to a resolution adopted by the affirmative vote of at least two-thirds of the directors then in office, or by an affirmative vote of two-thirds of the Continuing Directors then in office, if at any time within the sixty day period immediately preceding the meeting at which the shareholder vote is to be taken there is an Interested Stockholder, and thereafter approved by the affirmative vote by the stockholders of at least two-thirds of the total shares entitled to vote thereon.

MEETING OF CREDITORS AND/OR SHAREHOLDERS

     Shawmut. The Shawmut Certificate provides that, in the event of a proposed compromise or arrangement between Shawmut and its creditors or shareholders or any class thereof, upon application to any court of equitable jurisdiction within the State of Delaware by either Shawmut, any creditor or shareholder thereof or any trustee or receiver of the corporation appointed pursuant to the DGCL, such court may order a meeting of the creditors or shareholders or any class thereof, as the case may be. If the proposed compromise or arrangement receives the affirmative vote of three-fourths in value of the creditors or the shareholders or any class thereof, as the case may be, then, if sanctioned by the court to which the application has been made, such compromise or arrangement shall be binding on all the creditors or shareholders, or any class thereof, as the case may be, and the corporation.

     Peoples. Neither the Peoples Certificate nor By-laws contains any similar provision.

STANDARDS FOR EVALUATING TAKEOVER PROPOSALS

     Shawmut. Neither the Shawmut Certificate nor By-laws contains any provisions regarding standards for evaluating takeover proposals.

     Peoples. The Peoples Certificate provides that when evaluating any offer or any proposal of any person to (i) make a tender or exchange offer for any equity security of Peoples, (ii) merge or consolidate Peoples with another entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Peoples, the Peoples Board shall, in connection with the exercise of its judgment in determining what is in the best interests of Peoples and its stockholders, give due consideration to all relevant factors, including without limitation, the social and economic effects of accepting such offer or proposal on (a) the employees of Peoples and its subsidiaries, (b) the depositors, borrowers and other customers of any subsidiary, (c) the communities in which Peoples and its subsidiaries operate and are located and (d) the ability of Peoples and its subsidiaries to fulfill their objectives under applicable statutes and regulations.

RESTRICTION ON REPURCHASES OF SHARES

     Shawmut. Neither the Shawmut Certificate nor By-laws contains any provisions restricting repurchases by Shawmut of any of its capital stock.

     Peoples. The Peoples Certificate provides that no purchase by Peoples from any Controlling Person (defined as any person which directly or indirectly is the beneficial owner of 5% or more of the voting stock of Peoples) of shares of any stock of Peoples owned by such Controlling Person shall be made at a price exceeding the average for the twenty trading business days prior to the date of such purchase of the average of the closing prices of such stock on the NASDAQ/NMS as published in The Wall Street Journal for each trading business day and in the absence of such published closing price for any date, the closing price appearing on the NASDAQ System for that date unless such purchase is approved by the affirmative vote of not less than a majority of the voting stock held by Disinterested Shareholders (defined as those holders of the voting stock who are not Controlling Persons).

     This provision of the Peoples Certificate will not apply to (i) any offer made by Peoples to purchase shares of a class of stock issued by Peoples which is made on the same terms and conditions to the holders of all shares of such class of stock of Peoples, (ii) any purchase by Peoples of shares owned by a Controlling Person occurring after the end of two years following the date of the last acquisition by such Controlling Person of stock of Peoples, (iii) any transaction which may be deemed to be a purchase by Peoples of shares of its stock which is made in accordance with the terms of any stock option or other employee benefit plan now or hereafter maintained by Peoples or (iv) any purchase by Peoples of shares of its stock at prevailing market prices pursuant to a stock repurchase program.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1993

     The following Unaudited Pro Forma Condensed Combining Balance Sheet presents the combined financial position of Shawmut National Corporation ("Shawmut") and Peoples Bancorp of Worcester, Inc. ("Peoples") as of December 31, 1993, assuming the Merger had occurred as of December 31, 1993. The Unaudited Pro Forma Condensed Combining Balance Sheet also gives effect to the pending acquisitions of New Dartmouth Bank ("New Dartmouth") and Gateway Financial Corporation ("Gateway") and the pending acquisitions of Cohasset Savings Bank ("Cohasset") and West Newton Savings Bank ("West Newton").(Pro Forma Pending Acquisitions). Such pro forma information is based on historical balance sheet data of Shawmut, Peoples, New Dartmouth, Gateway, Cohasset and West Newton as of that date, giving effect to the proposed mergers of Shawmut and Peoples, New Dartmouth and Gateway under the pooling of interests method of accounting and the proposed acquisitions of Cohasset and West Newton accounted for under the purchase method of accounting. This Unaudited Pro Forma Condensed Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Condensed Combined Statement of Income appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Peoples, New Dartmouth, Gateway, Cohasset and West Newton which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the proposed mergers of Shawmut and Peoples, New Dartmouth and Gateway and the proposed acquisitions of Cohasset and West Newton had been consummated on December 31, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               DECEMBER 31, 1993

                                                                                                   PRO FORMA
                                                                     PRO FORMA      PRO FORMA       PENDING        PRO FORMA
(IN THOUSANDS)                             SHAWMUT      PEOPLES     ADJUSTMENTS     COMBINED      ACQUISITIONS     COMBINED
                                         -----------    --------    -----------    -----------    ------------    -----------
ASSETS
Cash and due from banks................  $ 1,435,286    $ 19,406     $ (10,714)    $ 1,443,978     $   23,077     $ 1,467,055
Interest-bearing deposits in other
  banks, federal funds sold and
  securities purchased under agreements
  to resell............................        8,573      16,168                        24,741         69,207          93,948
Trading account securities.............       19,625                                    19,625            657          20,282
Residential mortgages held for
  sale/putback.........................      415,812                                   415,812         56,638         472,450
Securities
  Available for sale at fair value.....    2,596,382     298,289                     2,894,671        299,332       3,194,003
  Held to maturity.....................    6,394,201      79,001                     6,473,202        791,827       7,265,029
Loans, less reserve for loan losses....   14,751,450     455,158                    15,206,608      1,912,262      17,118,870
Premises and equipment.................      307,033      10,033                       317,066         17,693         334,759
Foreclosed properties..................       47,986       2,118                        50,104         17,854          67,958
Customers' acceptance liability........       13,747                                    13,747                         13,747
Other assets...........................    1,254,647      10,966                     1,265,613         90,791       1,356,404
                                         -----------    --------    -----------    -----------    ------------    -----------
        Total assets...................  $27,244,742    $891,139     $ (10,714)    $28,125,167     $3,279,338     $31,404,505
                                         -----------    --------    -----------    -----------    ------------    -----------
                                         -----------    --------    -----------    -----------    ------------    -----------
LIABILITIES
Deposits
  Demand...............................  $ 4,587,156    $ 33,979     $ (10,714)    $ 4,610,421     $  182,057     $ 4,792,478
  Savings, money market and
    NOW accounts.......................    7,304,708     482,276                     7,786,984      1,303,118       9,090,102
  Domestic and foreign time............    3,405,371     261,128                     3,666,499      1,479,415       5,145,914
                                         -----------    --------    -----------    -----------    ------------    -----------
        Total deposits.................   15,297,235     777,383       (10,714)     16,063,904      2,964,590      19,028,494
                                         -----------    --------    -----------    -----------    ------------    -----------
Other borrowings.......................    9,187,606         850                     9,188,456        101,874       9,290,330
Acceptances outstanding................       13,747                                    13,747                         13,747
Accrued taxes and other liabilities....      183,923       6,610         5,000         195,533         37,875         233,408
Notes and debentures...................      758,941                                   758,941                        758,941
                                         -----------    --------    -----------    -----------    ------------    -----------
        Total liabilities..............   25,441,452     784,843        (5,714)     26,220,581      3,104,339      29,324,920
                                         -----------    --------    -----------    -----------    ------------    -----------
SHAREHOLDERS' EQUITY
Preferred stock
  Shawmut..............................      178,750                                   178,750                        178,750
Common stock
  Shawmut..............................          955                        63 to        1,018 to         131 to        1,149 to
                                                                            85           1,040            151           1,191
  Peoples..............................                      334          (334)              0                              0
Surplus................................    1,074,793      39,924           271 to    1,114,988 to     122,216 to    1,237,204 to
                                                                           249       1,114,966        122,196       1,237,162
Retained earnings......................      541,455      63,256        (5,000)        599,711         51,325         651,036
Net unrealized gain on securities......        9,680       2,782                        12,462          1,327          13,789
Treasury stock, common stock at cost...       (2,343)                                   (2,343)                        (2,343)
                                         -----------    --------    -----------    -----------    ------------    -----------
        Total shareholders' equity.....    1,803,290     106,296        (5,000)      1,904,586        174,999       2,079,585
                                         -----------    --------    -----------    -----------    ------------    -----------
        Total liabilities and
          shareholders' equity.........  $27,244,742    $891,139     $ (10,714)    $28,125,167     $3,279,338     $31,404,505
                                         -----------    --------    -----------    -----------    ------------    -----------
                                         -----------    --------    -----------    -----------    ------------    -----------

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES
                             COHASSET SAVINGS BANK
                   WEST NEWTON SAVINGS BANK AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                         PRO FORMA PENDING ACQUISITIONS
                               DECEMBER 31, 1993

                                                NEW        PRO FORMA                    PRO FORMA                   PRO FORMA
(IN THOUSANDS)                               DARTMOUTH    ADJUSTMENTS      GATEWAY     ADJUSTMENTS    COHASSET     ADJUSTMENTS
                                             ----------   -----------     ----------   -----------   -----------   -----------
ASSETS
Cash and due from banks....................  $  51,142     $ (17,786)     $   44,570     $             $ 1,251      $ (16,900)
Interest-bearing deposits in other banks,
 federal funds sold and securities
 purchased under agreements to resell......     20,011                        40,000                     3,121
Trading account securities.................                                                                657
Residential mortgages held for
 sale/putback..............................     25,837                        30,801
Securities
 Available for sale, at fair value.........    163,209                       111,386                    24,737
 Held to maturity..........................    573,635                       125,839
Loans, less reserve for loan losses........    846,202                       875,722                    44,039
Premises and equipment.....................      5,682                        10,212                       897
Foreclosed properties......................      2,349                        12,745                     2,142
Other assets...............................     35,105                        24,564                     1,614          3,381
                                             ----------   -----------     ----------   -----------   -----------   -----------
       Total assets........................  $1,723,172    $ (17,786)     $1,275,839     $             $78,458      $ (13,519)
                                             ----------   -----------     ----------   -----------   -----------   -----------
                                             ----------   -----------     ----------   -----------   -----------   -----------
LIABILITIES
Deposits
 Demand....................................  $  79,688                    $   64,927                   $ 1,627
 Savings, money market and NOW accounts....    628,778                       559,923                    29,850
 Domestic and foreign time.................    791,025                       547,339                    32,295
                                             ----------                   ----------                 -----------
 Total deposits............................  1,499,491                     1,172,189                    63,772
                                             ----------                   ----------                 -----------
Other borrowings...........................     95,345                         5,445                        78
Accrued taxes and other liabilities........     29,762                         3,994                     1,089
                                             ----------                   ----------                 -----------
       Total liabilities...................  1,624,598                     1,181,628                    64,939
                                             ----------                   ----------                 -----------
SHAREHOLDERS' EQUITY
Preferred stock
 New Dartmouth.............................     15,215     $ (15,215)
Common stock
 Shawmut...................................                       57 to                  $    74
                                                                  77
 New Dartmouth.............................          4            (4)
 Gateway...................................                                      138        (138)
 Cohasset..................................                                                                100      $    (100)
 West Newton...............................
Surplus....................................     40,350           (53) to      84,831      (2,912)        7,895         (7,895)
                                                                 (73)
Retained earnings..........................     42,970        (2,571)         10,926                     5,286         (5,286)
Net unrealized gain on
 securities................................         35                         1,292                       238           (238)
Treasury stock, common stock at cost.......                                   (2,976)      2,976
                                             ----------   -----------     ----------   -----------   -----------   -----------
       Total shareholders' equity..........     98,574       (17,786)         94,211           0        13,519        (13,519)
                                             ----------   -----------     ----------   -----------   -----------   -----------
       Total liabilities and
        shareholders' equity...............  $1,723,172    $ (17,786)     $1,275,839     $     0       $78,458      $ (13,519)
                                             ----------   -----------     ----------   -----------   -----------   -----------
                                             ----------   -----------     ----------   -----------   -----------   -----------

                                                                          PRO FORMA
                                                WEST        PRO FORMA      PENDING
(IN THOUSANDS)                                 NEWTON      ADJUSTMENTS   ACQUISITIONS
                                             -----------   -----------   ------------
ASSETS
Cash and due from banks....................   $   6,200     $ (45,400)    $   23,077
Interest-bearing deposits in other banks,
 federal funds sold and securities
 purchased under agreements to resell......       6,075                       69,207
Trading account securities.................                                      657
Residential mortgages held for
 sale/putback..............................                                   56,638
Securities
 Available for sale, at fair value.........                                  299,332
 Held to maturity..........................      92,353                      791,827
Loans, less reserve for loan losses........     146,299                    1,912,262
Premises and equipment.....................         902                       17,693
Foreclosed properties......................         618                       17,854
Other assets...............................       4,891        21,236         90,791
                                             -----------   -----------   ------------
       Total assets........................   $ 257,338     $ (24,164)    $3,279,338
                                             -----------   -----------   ------------
                                             -----------   -----------   ------------
LIABILITIES
Deposits
 Demand....................................   $  35,815                   $  182,057
 Savings, money market and NOW accounts....      84,567                    1,303,118
 Domestic and foreign time.................     108,756                    1,479,415
                                             -----------                 ------------
 Total deposits............................     229,138                    2,964,590
                                             -----------                 ------------
Other borrowings...........................       1,006                      101,874
Accrued taxes and other liabilities........       3,030                       37,875
                                             -----------                 ------------
       Total liabilities...................     233,174                    3,104,339
                                             -----------                 ------------
SHAREHOLDERS' EQUITY
Preferred stock
 New Dartmouth.............................                                        0
Common stock
 Shawmut...................................                                      131 to
                                                                                 151
 New Dartmouth.............................                                        0
 Gateway...................................                                        0
 Cohasset..................................                                        0
 West Newton...............................         172     $    (172)             0
Surplus....................................      11,734       (11,734)       122,216 to
                                                                             122,196
Retained earnings..........................      12,258       (12,258)        51,325
Net unrealized gain on
 securities................................                                    1,327
Treasury stock, common stock at cost.......                                        0
                                             -----------   -----------   ------------
       Total shareholders' equity..........      24,164       (24,164)       174,999
                                             -----------   -----------   ------------
       Total liabilities and
        shareholders' equity...............   $ 257,338     $ (24,164)    $3,279,338
                                             -----------   -----------   ------------
                                             -----------   -----------   ------------

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                               DECEMBER 31, 1993

     The following Unaudited Pro Forma Condensed Combined Statement of Income gives effect to Shawmut's proposed acquisition of Peoples by combining the results of operations of Shawmut for the three years ended December 31, 1993 (pro forma including Cohasset and West Newton for 1993, as if the proposed acquisitions of Cohasset and West Newton had occurred on January 1, 1993) with the results of operations of Peoples for the three years ended December 31, 1993 on a pooling of interests basis, assuming the Merger had occurred as of January 1, 1991. Also presented is the Unaudited Pro Forma Condensed Combined Statement of Income of Shawmut (pro forma including Cohasset and West Newton for 1993, as if the proposed acquisitions of Cohasset and West Newton had occurred on January 1, 1993), Peoples, New Dartmouth and Gateway for the same periods (with the exception of New Dartmouth which is presented for the years ended December 31, 1993 and 1992 and the period from October 10, 1991 (the date operations commenced) through December 31, 1991). Income before extraordinary credit and cumulative effect of accounting changes per common share and weighted average common shares outstanding are based on the exchange ratios as specified in the respective merger agreements. The Unaudited Pro Forma Condensed Combined Statements of Income should be read in conjunction with the Unaudited Pro Forma Condensed Combining Balance Sheet appearing elsewhere in this Proxy Statement/Prospectus and the historical financial statements and notes thereto of Shawmut, Peoples, New Dartmouth, Gateway, Cohasset and West Newton which are incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Unaudited Pro Forma Condensed Combined Statements of Income are presented for informational purposes only and are not necessarily indicative of the combined results of operations that would have occurred if the proposed mergers of Shawmut and Peoples, New Dartmouth and Gateway and the proposed acquisitions of Cohasset and West Newton had been consummated on December 31, 1993 or at the beginning of the periods indicated or which may be obtained in the future.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                            1993           1992           1991
                                                                             ------------    -----------    -----------
INTEREST AND DIVIDEND INCOME
Loans....................................................................... $  1,098,416    $ 1,097,880    $ 1,351,488
Securities
  At lower of aggregate cost or market value................................      233,468        232,406         40,675
  Held to maturity..........................................................      269,659        237,959        442,295
Residential mortgages held for sale.........................................       29,636         27,312         19,243
Interest-bearing deposits in other banks, federal funds sold
  and securities purchased under agreements to resell.......................       10,508         17,946         38,800
Trading account securities..................................................        1,562          1,564          2,176
                                                                             ------------    -----------    -----------
        Total...............................................................    1,643,249      1,615,067      1,894,677
                                                                             ------------    -----------    -----------
INTEREST EXPENSE
Interest on deposits
  Savings, money market and NOW accounts....................................      161,729        233,589        377,611
  Domestic and foreign time deposits........................................      178,324        272,235        479,961
                                                                             ------------    -----------    -----------
        Total...............................................................      340,053        505,824        857,572
Other borrowings............................................................      257,441        187,996        206,052
Notes and debentures........................................................       72,040         59,321         60,436
                                                                             ------------    -----------    -----------
        Total...............................................................      669,534        753,141      1,124,060
                                                                             ------------    -----------    -----------
NET INTEREST INCOME.........................................................      973,715        861,926        770,617
Provision for loan losses...................................................       30,510        191,615        468,360
                                                                             ------------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES...........................................................      943,205        670,311        302,257
                                                                             ------------    -----------    -----------
NONINTEREST INCOME
Customer service fees.......................................................      174,228        174,646        177,598
Trust and agency fees.......................................................      116,845        115,103        112,030
Securities gains, net.......................................................        8,999         90,689         79,911
Other.......................................................................       77,322        106,199        165,600
                                                                             ------------    -----------    -----------
        Total...............................................................      377,394        486,637        535,139
                                                                             ------------    -----------    -----------
NONINTEREST EXPENSES
Compensation and benefits...................................................      470,019        442,314        438,965
Occupancy and equipment.....................................................      152,043        161,804        161,556
Foreclosed properties provision and expense.................................       96,766        167,863        110,750
Other.......................................................................      341,462        290,907        284,586
                                                                             ------------    -----------    -----------
        Total...............................................................    1,060,290      1,062,888        995,857
                                                                             ------------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES..............................................      260,309         94,060       (158,461)
Income taxes................................................................        2,174         27,739          6,243
                                                                             ------------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES........................................................ $    258,135    $    66,321    $  (164,704)
                                                                             ------------    -----------    -----------
                                                                             ------------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES APPLICABLE TO
  COMMON SHARES............................................................. $    242,666    $    61,538    $  (166,966)
                                                                             ------------    -----------    -----------
                                                                             ------------    -----------    -----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES PER COMMON SHARE....................................... $       2.42 to $      0.67 to $     (2.12) to
                                                                             $       2.37    $      0.65    $     (2.07)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................................  100,242,954 to  92,275,051 to  78,849,758  to
                                                                              102,485,559     94,292,150     80,664,033

 See accompanying notes to unaudited pro forma condensed financial information.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES
              PEOPLES BANCORP OF WORCESTER, INC. AND SUBSIDIARIES
                               NEW DARTMOUTH BANK
                 GATEWAY FINANCIAL CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                                       YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                            1993            1992            1991
                                                                              -----------     -----------     ----------
INTEREST AND DIVIDEND INCOME
Loans.......................................................................  $ 1,258,000     $ 1,301,564     $1,468,113
Securities
  At lower of aggregate cost or market value................................      243,123         233,766         42,178
  Held to maturity..........................................................      302,243         270,654        454,705
Residential mortgages held for sale.........................................       29,636          27,312         19,243
  Interest-bearing deposits in other banks, federal funds sold and
    securities purchased under agreements to resell.........................       13,823          21,666         41,655
  Trading account securities................................................        1,562           1,564          2,176
                                                                              -----------     -----------     ----------
        Total...............................................................    1,848,387       1,856,526      2,028,070
                                                                              -----------     -----------     ----------
INTEREST EXPENSE
Interest on deposits
  Savings, money market and NOW accounts....................................      192,658         272,351        399,903
  Domestic and foreign time deposits........................................      237,679         349,771        533,146
                                                                              -----------     -----------     ----------
        Total...............................................................      430,337         622,122        933,049
Other borrowings............................................................      262,594         192,554        218,355
Notes and debentures........................................................       72,040          59,321         60,436
                                                                              -----------     -----------     ----------
        Total...............................................................      764,971         873,997      1,211,840
                                                                              -----------     -----------     ----------
NET INTEREST INCOME.........................................................    1,083,416         982,529        816,230
Provision for loan losses...................................................       56,268         242,128        486,441
                                                                              -----------     -----------     ----------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES...........................................................    1,027,148         740,401        329,789
                                                                              -----------     -----------     ----------
NONINTEREST INCOME
Customer service fees.......................................................      182,557         183,261        180,500
Trust and agency fees.......................................................      116,845         115,103        112,030
Securities gains, net.......................................................       12,647          94,103         80,063
Other.......................................................................      102,894         128,794        171,260
                                                                              -----------     -----------     ----------
        Total...............................................................      414,943         521,261        543,853
                                                                              -----------     -----------     ----------
NONINTEREST EXPENSES
Compensation and benefits...................................................      504,512         474,725        455,250
Occupancy and equipment.....................................................      169,045         179,507        169,251
Foreclosed properties provision and expense.................................      105,556         178,248        120,327
Other.......................................................................      368,893         321,730        297,074
                                                                              -----------     -----------     ----------
        Total...............................................................    1,148,006       1,154,210      1,041,902
                                                                              -----------     -----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES, EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES..............................................      294,085         107,452       (168,260)
Income taxes................................................................        8,441          40,898          4,076
                                                                              -----------     -----------     ----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES........................................................  $   285,644     $    66,554     $ (172,336)
                                                                              -----------     -----------     ----------
                                                                              -----------     -----------     ----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES APPLICABLE TO
  COMMON SHARES.............................................................  $   270,175     $    61,771     $ (174,598)
                                                                              -----------     -----------     ----------
                                                                              -----------     -----------     ----------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES PER COMMON SHARE.......................................  $      2.42 to  $      0.60 to  $    (2.07) to
                                                                              $      2.34     $      0.58     $    (2.02)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................................  111,441,799 to  102,126,150 to  84,301,315  to
                                                                              115,693,415     106,152,261     86,573,198

 See accompanying notes to unaudited pro forma condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

NOTE 1:

     Certain reclassifications have been made to the accounts of Peoples, New Dartmouth, Gateway, Cohasset and West Newton in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to Shawmut presentation. Pro forma results of operations do not reflect nonrecurring items of income and expense resulting directly from the proposed mergers. In addition, the accompanying Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the following: the cumulative effect of an accounting change due to the adoption of Statement of Financial Accounting Standards (FAS) No. 109 of $52,800,000 for Shawmut for the year ended December 31, 1993 and $1,544,000 for Peoples for the year ended December 31, 1992; the cumulative effect of an accounting change due to the adoption of FAS No. 112 of $6,600,000 for Shawmut for the year ended December 31, 1993; extraordinary credits from the utilization of federal tax loss carry forwards of $18,378,000 for Shawmut for the year ended December 31, 1992; extraordinary charges relating to debt prepayment penalties of $371,000 and $2,250,000 for Gateway for the year ended December 31, 1992 and 1991, respectively; and the extraordinary credit for a stock distribution of $1,287,000 for Peoples for the year ended December 31, 1991. Intercompany cash and due bank balances of $10,714,000 have been eliminated between Shawmut and Peoples.

NOTE 2:

PEOPLES

     The pro forma shareholders' equity accounts of Shawmut and Peoples have been adjusted in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect the issuance of shares of Shawmut Common Stock in exchange for all of the outstanding shares of Peoples Common Stock. The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of Peoples (in the range between 6,256,720 and 8,466,938 shares) is based upon the number of shares of Peoples Common Stock outstanding as of December 31, 1993 and the exchange ratios specified in the Peoples merger agreement. The difference between the par value of the Shawmut Common Stock to be issued over the par value of the Peoples Common Stock outstanding ($271,000 to $249,000 at December 31, 1993) has been credited to surplus.

PRO FORMA PENDING ACQUISITIONS

     The pro forma shareholders' equity accounts of Shawmut, as adjusted for Peoples, have been further adjusted to reflect the issuance of shares of Shawmut Common Stock in exchange for all of the outstanding shares of New Dartmouth Common Stock and Gateway Common Stock (Pro Forma Pending Acquisitions). The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of New Dartmouth (in the range between 5,700,400 and 7,709,411 shares) is based upon the number of shares of New Dartmouth Common Stock outstanding as of December 31, 1993 and assumes an exchange ratio of 13.438 to
18.174 shares of Shawmut Common Stock for each share of New Dartmouth Common Stock, assuming consideration of $310.95 per share. The New Dartmouth merger agreement provides for additional per share consideration based on 177 percent of New Dartmouth's earnings from October 1, 1993 to the closing date of the merger, subject to certain potential adjustments. Any additional shares of Shawmut Common Stock to be issued pursuant to the New Dartmouth transaction will have a de minimis effect on the unaudited pro forma financial information for all periods presented. The excess of the par value of the Shawmut Common Stock to be issued over the par value of the New Dartmouth Common Stock outstanding ($53,000 to $73,000 at December 31, 1993) has been charged to surplus. The equity accounts of New Dartmouth reflect the expected retirement of outstanding New Dartmouth Preferred Stock prior to consummation of the New Dartmouth merger at the December 31, 1993 redemption price of $104.58 per share ($17,786,000). The excess ($2,571,000) of redemption price over the stated value of New Dartmouth Preferred Stock ($15,215,000) has been charged to retained earnings.

     The number of shares of Shawmut Common Stock to be issued pursuant to the acquisition of Gateway (7,414,475 shares) is based upon the number of shares of Gateway Common Stock outstanding as of December 31, 1993 and the exchange ratio specified in the Gateway merger agreement. The difference between the par value of the Shawmut Common Stock to be issued over the par value of the Gateway Common Stock outstanding ($64,000 at December 31, 1993) has been credited to surplus. The equity accounts of Gateway reflect the retirement of Gateway Treasury Stock ($2,976,000) upon consummation of the Gateway merger with a charge to surplus.

     The shareholders' equity accounts of Cohasset and West Newton have been eliminated and reflect the acquisition of Cohasset and West Newton by Shawmut for an aggregate purchase price of $16,900,000 and $45,400,000, respectively. The excess of the purchase price over the recorded shareholders' equity accounts at December 31, 1993 has been reflected as goodwill (other assets) in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet. No goodwill amortization has been reflected in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income as the annual amount of amortization is de minimis.

NOTE 3:

     Pro forma earnings per share amounts in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income are based on the weighted average number of common shares of the constituent companies outstanding during each period, as adjusted for the minimum and maximum exchange ratios as specified in the respective merger agreements.

PEOPLES

     Shares of Peoples Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of 1.874 to
2.536 shares of Shawmut Common Stock for each share of Peoples Common Stock.

PRO FORMA PENDING ACQUISITIONS

     Shares of New Dartmouth Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of
13.438 to 18.174 shares of Shawmut Common Stock for each share of New Dartmouth Common Stock, assuming consideration of $310.95 per share (See Note 2 for further discussion). Shares of Gateway Common Stock have been adjusted to the equivalent shares of Shawmut Common Stock for each period assuming an exchange ratio of 0.559 shares of Shawmut Common Stock for each share of Gateway Common Stock.

NOTE 4:

     The expenses associated with the proposed acquisitions are not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income. These expenses are not reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet as such expenses are not considered material.

NOTE 5:

     Retained earnings of Peoples includes approximately $11,500,000 which is classified for federal income tax purposes as a reserve for loan losses. Deferred income taxes were not provided on such amounts because Peoples Bank, a wholly owned subsidiary of Peoples, is a savings bank. Upon the merger of Peoples Bank with and into Shawmut Bank, National Association, an indirect wholly owned subsidiary of Shawmut, Peoples Bank will lose its status as a savings bank and income taxes previously not provided will become payable. An adjustment of $5,000,000 has been reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect this, which represents taxes payable at a combined federal and state tax rate of 43 percent. This adjustment is not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statement of Income.

                                 MARKET PRICES

     The Shawmut Common Stock is listed and traded on the NYSE under the symbol "SNC" and the Peoples Common Stock is traded through the NASDAQ/NMS under the symbol "PEBW."

     The following table sets forth, for the periods indicated, the high and low sales prices per share for the Shawmut Common Stock as reported on the NYSE and the high and low sales prices per share of the Peoples Common Stock as reported by the NASDAQ/NMS. The information with respect to NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.

                                                           SHAWMUT               PEOPLES
                                                        COMMON STOCK          COMMON STOCK
                                                      -----------------     -----------------
                                                       HIGH       LOW        HIGH       LOW
                                                      ------     ------     ------     ------
    1992............................................  $19.50     $ 8.88     $30.25     $21.75
    1993............................................   26.38      17.88      48.50      26.00
    1994 First Quarter (through March 29, 1994).....   24.00      19.75      49.50      46.75

     On August 25, 1993, the last business day preceding public announcement of the execution of the Merger Agreement, the last reported sale price per share of Shawmut Common Stock was $24.00 and the last reported sale price for the Peoples Common Stock as reported on the NASDAQ/NMS was $38.50. On March 29, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing sales price per share of Shawmut Common Stock was $20.38 and the closing bid price for the Peoples Common Stock as reported on the NASDAQ/NMS was $47.25.

     Stockholders are advised to obtain current market quotations for Shawmut Common Stock. No assurance can be given as to the market price of Shawmut Common Stock at or after the effective time of the Merger. It is expected that the market price of Shawmut Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the value of the consideration to be received by Peoples stockholders in the Merger is fixed so long as the Average Closing Price of the Shawmut Common Stock during the pricing period is at least $20.506 per share and is no greater than $27.744 per share, and because the market price of the Shawmut Common Stock is subject to fluctuation, the number of shares of Shawmut Common Stock that holders of Peoples Common Stock would receive in the Merger may increase or decrease prior to the Merger.

     On March 28, 1994, there were approximately 29,971 record holders of Shawmut Common Stock.

                                 LEGAL OPINIONS

     The legality of the shares of Shawmut Common Stock and associated Rights to be issued in connection with the Merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022.

                           PROPOSALS OF STOCKHOLDERS

     Peoples will hold an Annual Meeting in 1994 only if the Merger is not consummated on or before August 31, 1994 (or such later date as shall be agreed to by Peoples and Shawmut).

     In the event that Peoples holds its 1994 Annual Meeting, Peoples will, in a timely manner, inform its stockholders of the date upon which such meeting will be held and the date by which proposals from stockholders are required to be received. Stockholders submitting a proposal must meet the requirements specified in Rule 14a-8 under the Exchange Act.

                                    EXPERTS

     The consolidated financial statements of Shawmut incorporated in this Proxy Statement/Prospectus by reference to Shawmut's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Peoples incorporated herein by reference to the Peoples Annual Report on Form 10-K for the fiscal year ended December 31, 1992 have been audited by Ernst & Young, independent accountants, and have been so included in reliance upon the report of Ernst & Young set forth herein, given on the authority of such firm as experts in auditing and accounting. The consolidated financial statements of Peoples for the years ended December 31, 1991, 1992 and 1993, incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Ernst & Young, independent accountants, and have been so incorporated in reliance on the report of Ernst & Young, independent accountants, set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of New Dartmouth incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Price Waterhouse, independent accountants, and have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Gateway at December 31, 1993, and for the year then ended, have been audited by Coopers & Lybrand, independent auditors, and for each of the two years in the period ended December 31, 1992, by Ernst & Young, independent auditors, as set forth in their respective reports thereon, incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been so included in reliance upon such reports given on the authority of said firms as experts in auditing and accounting.

     The consolidated financial statements of Cohasset incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accountants, and have been so incorporated in reliance on the report of Wolf & Company, P.C., independent accountants, set forth herein, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of West Newton incorporated herein by reference to the Shawmut Current Report on Form 8-K, dated March 28, 1994, have been audited by Wolf & Company, P.C., independent accountants, and have been so incorporated in reliance on the report of Wolf & Company, P.C., independent accountants, set forth herein, given on the authority of said firm as experts in auditing and accounting.

     Representatives of Ernst & Young are expected to be present at the Special Meeting. These representatives will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 26, 1993, by and among Shawmut National Corporation, a Delaware corporation ("Parent"), Shawmut Service Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Peoples Bancorp of Worcester, Inc., a Delaware corporation ("Target"). (Target and Merger Sub are herein sometimes collectively referred to herein as the "Constituent Corporations".)

     WHEREAS, the Boards of Directors of Parent and Target have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Target will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Merger Sub; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Shawmut Bank, N.A., a national banking association and an indirect wholly owned subsidiary of Parent ("Massachusetts Bank", and sometimes referred to herein as the "Surviving Bank"), and Peoples Savings Bank, a Massachusetts savings bank and a wholly owned subsidiary of Target ("Target Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger"), of Target Bank with and into Massachusetts Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.02 hereof), Target shall merge with and into Merger Sub. Merger Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The name of the Surviving Corporation shall continue to be Shawmut Service Corporation. Upon consummation of the Merger, the separate corporate existence of Target shall terminate.

     1.02. Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.01 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.03. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

     1.04. Conversion of Target Common Stock.

     (a) At the Effective Time, subject to Section 2.02(e) hereof, each share of the common stock, par value $0.10 per share, of Target (the "Target Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock held (x) in Target's treasury or (y) directly or indirectly by Parent or Target or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.04(b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.02 hereof) associated therewith), rounded to the nearest thousandth of a share, determined by dividing $52 by the Average Closing Price (as defined below); provided, that (I) if the Average Closing Price is equal to or greater than $27.744, the Exchange Ratio shall be 1.874 (the "Minimum Exchange Ratio"); provided, however, that Target may waive this Section 1.04(a)(I), and (II) if the Average Closing Price is equal to or less than $20.506, the Exchange Ratio shall be 2.536 (the "Maximum Exchange Ratio"); provided, however, that Parent may waive this Section 1.04(a)(II). For purposes of this Article II, "Average Closing Price" means the average closing sale price per share of Parent Common Stock on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 20 NYSE trading days ending on the fifth business day prior to the date on which the last of the Requisite Regulatory Approvals (as defined below) is obtained. All of the shares of Target Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Target Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate have been converted pursuant to this Section 1.04(a) and
Section 2.02(e) hereof. Certificates previously representing shares of Target Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.02 hereof, without any interest thereon. If prior to the Effective Time Parent should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio, Minimum Exchange Ratio and Maximum Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     (b) At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and all shares of Target Common Stock that are owned directly or indirectly by Parent or Target or any of their respective Subsidiaries (other than shares of Target Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Target Common Stock held by Parent or Target or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Target Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Target, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Target or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     1.05. Conversion of Merger Sub Common Stock. Each of the 1,000 shares of the common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation.

     1.06. Options and Rights. At the Effective Time, each option granted by Target to purchase shares of Target Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms (including those providing for accelerated vesting) of the Target Stock Option Plan (the "Target Stock Plan")):

          (1) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Target Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Target Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Target shall be deemed to be references to Parent.

     1.07. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.08. By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.09. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.10. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.01. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.04 and paid pursuant to
Section 2.02(a) in exchange for outstanding shares of Target Common Stock.

     2.02. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Target Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Target shall have the right to review both the letter of transmittal and the instructions. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Target Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Target Common Stock shall have been converted.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Target of the shares of Target Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Target. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Target who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.04 hereof.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Target for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Target who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Target Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Target, the Exchange Agent or any other person shall be liable to any former holder of shares of Target Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Parent and Merger Sub as follows:

     3.01. Corporate Organization. (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Target. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Target is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Certificate of Incorporation and By-laws of Target, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Target Bank is a savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposit accounts of Target Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") and by the Depositors Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Target Bank. Each of Target's other Subsidiaries that is a "Significant Subsidiary" (each a "Significant Subsidiary" and together the "Significant Subsidiaries") as such term is defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Target's Significant Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Target. The articles of incorporation, By-laws and similar governing documents of each Significant Subsidiary of Target, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of Target and each of its Significant Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1990 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.02. Capitalization. (a) The authorized capital stock of Target consists of 10,000,000 shares of Target Common Stock and 1,000,000 shares of preferred stock, par value $.10 per share (the "Target Preferred Stock"). As of the date of this Agreement, there are (x) 3,309,990 shares of Target Common Stock issued and outstanding and no shares of Target Common Stock held in Target's treasury,
(y) no shares of Target Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 23,387 shares of Target Common Stock reserved for issuance pursuant to the Target Stock Plan and (ii) 660,000 shares of Target Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Stock Option Agreement, dated August 26, 1993, between Parent and Target (the "Option Agreement") and (z) no shares of Target Preferred Stock issued or outstanding, held in Target's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 90,000 shares of Target Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the rights

(the "Target Rights") distributed to holders of Target Common Stock pursuant to the Rights Agreement, dated as of March 28, 1989, between Target and The First National Bank of Boston, as Rights Agent (the "Target Rights Agreement"). All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.02(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Target Disclosure Schedule"), and except for the Option Agreement and the Target Rights Agreement, Target does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Target Common Stock or Target Preferred Stock or any other equity security of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock or any other equity security of Target. The names of the optionees, the date of each option to purchase Target Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Target Stock Plan are set forth in Section 3.02(a) of the Target Disclosure Schedule.

     (b) Section 3.02(b) of the Target Disclosure Schedule sets forth a true and correct list of all of the Target Subsidiaries as of the date of this Agreement. Except as set forth on Section 3.02(b) of the Target Disclosure Schedule, Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Target Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.06 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Target or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Target or any of its Subsidiaries.

     3.03. Authority; No Violation. (a) Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has directed that this Agreement and the transactions contemplated hereby be submitted to Target's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Target's stockholders, no other corporate proceedings on the part of Target are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Target Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Target Bank. Upon the due and valid approval of the Bank Merger Agreement by Target as the sole stockholder of Target Bank and by the Board of Directors of Target Bank, no other corporate proceedings on the part of Target Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Target Bank, will be duly and validly executed and delivered by Target Bank and will (assuming due authorization, execution and delivery by Massachusetts Bank) constitute a valid and binding obligation of Target Bank, enforceable against Target Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 3.03(c) of the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target or the Bank Merger Agreement by Target Bank, nor the consummation by Target or Target Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Target or Target Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Target or the certificate of incorporation, by-laws or similar governing documents of any of its Significant Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or any of its Significant Subsidiaries, or any of their respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Target or any of its Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target or any of its Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Target.

     3.04. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, the Bank Merger Act and the Federal Reserve Act (the "FRA") and approval of such applications and notices, (b) the filing of applications with the Office of the Comptroller of the Currency (the "OCC") under the Bank Merger Act and approval of such applications, (c) the filing of an application with the Board of Bank Incorporation of the Commonwealth of Massachusetts (the "Massachusetts Board") (the "State Banking Approval"), (d) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Target's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (e) the approval of this Agreement by the requisite vote of the stockholders of Target, (f) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Secretary") pursuant to the DGCL, (g) the filings required by the Bank Merger Agreement, and (h) such filings, authorizations or approvals as may be set forth in Section 3.04 of the Target Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Target of this Agreement, (2) the consummation by Target of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Target Bank of the Bank Merger Agreement, and (4) the consummation by Target Bank of the Subsidiary Merger and the transactions contemplated thereby.

     3.05. Loan Portfolio; Reports. (a) Except as set forth in Section 3.05(a) of the Disclosure Schedule which Target shall deliver to Parent no later than 15 days after the date of this Agreement (the "Second Target Schedule"), neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or ten percent stockholder of Target or any of its Subsidiaries, or to the knowledge of Target, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.05(a) of the Second Target Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of Target or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans

Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Target and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Target shall promptly inform Parent in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

     (b) Target and each of its Significant Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1990 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Massachusetts Commissioner of Banks and any other state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since December 31, 1990, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Target and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since December 31, 1990. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Target or any of its Subsidiaries.

     3.06. Financial Statements. Target has previously delivered to Parent copies of (a) the consolidated balance sheets of Target and its Subsidiaries as of December 31 for the fiscal years 1991 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1990 through 1992, inclusive, as reported in Target's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young, independent public accountants with respect to Target, and (b) the unaudited consolidated balance sheets of Target and its Subsidiaries as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the six month periods then ended as reported in Target's Quarterly Report on Form 10-Q for the period ended June 30, 1993 filed with the SEC under the Exchange Act. The December 31, 1992 consolidated balance sheet of Target (including the related notes, where applicable) fairly presents the consolidated financial position of Target and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
3.06 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.09 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Target and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.09 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.09 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Target and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.07. Broker's Fees. Neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger

Agreement or the Option Agreement, except that Target has engaged, and will pay a fee or commission to McDaniels & Co. in accordance with the terms of a letter agreement between McDaniels & Co. and Target, a true, complete and correct copy of which has been previously delivered by Target to Parent.

     3.08. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.08(a) of the Target Disclosure Schedule or as disclosed in Target's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 or in any Current Reports of Target on Form 8-K filed prior to August 20, 1993, true, complete and correct copies of which have previously been delivered to Parent, since December 31, 1992, (i) neither Target nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has not been any change in the business, assets, financial condition or results of operations of Target or any of its Subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on Target.

     (b) Except as set forth in Section 3.08(b) of the Target Disclosure Schedule, since June 30, 1993, Target and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 3.08(c) of the Target Disclosure Schedule and as previously disclosed in writing to Parent, since June 30, 1993, neither Target nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1993 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1992 as listed in Section 3.08 of the Target Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.09. Legal Proceedings. (a) Except as set forth in Section 3.09 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Target's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Target.

     (b) Section 3.09 of the Second Target Schedule lists all pending and, to the best knowledge of Target, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, which are not set forth on
Section 3.09 of the Target Disclosure Schedule.

     (c) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Target.

     3.10. Taxes and Tax Returns.  (a) Except as may be reflected in Section
3.10 of the Target Disclosure Schedule, (x) each of Target and its Subsidiaries has duly filed all Federal, state and, to the best of Target's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and the Massachusetts net worth tax) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith (and which are set forth in Section 3.10 of the Target Disclosure Schedule) and (2) have not been finally determined and (y) the amounts set up as reserves for Taxes on the consolidated balance sheet of Target included in its Form 10-Q for the period ended June 30, 1993 are sufficient in the aggregate for the payment of all unpaid Federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended June 30, 1993 or for any year or period prior thereto, and for which Target or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The Federal income tax returns of Target and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1991, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. The state and local income or corporation excise tax returns of Target and its Subsidiaries have been examined by the relevant state and local tax authorities and any liability with respect to such state returns has been satisfied for all tax periods ending on or prior to December 31, 1991 and no deficiencies were asserted as a result of such examinations or all such deficiencies were satisfied. Except as may be reflected in Section 3.10 of the Target Disclosure Schedule, to the best of Target's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Target and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Target and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Target in its consolidated financial statements as of June 30, 1993 and (iv) there are no Tax liens upon any property or assets of the Target or its Subsidiaries except liens for current taxes not yet due. Neither Target nor its Subsidiaries is, or has ever been a party to any agreement to share Federal, state or local income tax liability with any corporation not listed on the Target Disclosure Schedule. To the knowledge of Target, no property of Target or any of its Subsidiaries is property that Target or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither Target nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by Target or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Neither Target nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments, including the Massachusetts net worth tax, together with all penalties and additions to tax and interest thereon.

     3.11. Employees. (a) Section 3.11 of the Target Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Target, any of its Significant Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Target would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Target has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11 of the Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Target, its Significant Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Target, its Significant Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by Target, its Significant Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Target, its Significant Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Target or its Significant Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Target, its Significant Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Target, its Significant Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Target there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     3.12. SEC Reports. Target has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1989 by Target with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Target Reports") and (b) communication mailed by Target to its stockholders since January 1, 1989, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Target has timely filed all Target Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Target Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13. Target Information. The information relating to Target and its Subsidiaries to be contained in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.14. Compliance with Applicable Law. Target and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Target or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target, and neither Target nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

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

     3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Target, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Target Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, in the case of any such agreement with an individual, or $500,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by Target or any of its Significant Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Target has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Target or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Target Disclosure Schedule, is referred to herein as a "Target Contract".

     (b) Except as set forth in Section 3.15(b) of the Target Disclosure Schedule, (i) each Target Contract is valid and binding and in full force and effect, (ii) Target and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Target, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Target.

     3.16. Agreements with Regulatory Agencies.  Except as set forth in Section
3.16 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Target Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Target or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17. Investment Securities. Section 3.17 of the Target Disclosure Schedule sets forth the book and market value as of June 30, 1993 of the investment securities, mortgage backed securities and securities held for sale of Target and its Subsidiaries. Section 3.17 of the Second Target Schedule sets forth an investment securities report which includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates, current market values, paydown factors, paydown speeds, book yields, durations, weighted average life and weighted average coupons.

     3.18. Intellectual Property. Except where there would be no Material Adverse Effect on Target, Target and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses; and neither Target nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Target and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     3.19. Undisclosed Liabilities. Except (a) as set forth in Section 3.19 of the Target Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Target included in its Form 10-Q for the period ended June 30, 1993 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1993, neither Target nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Target and its Subsidiaries taken as whole.

     3.20. State Takeover Laws.  The provisions of Section 203 of the DGCL,
Section 1 of Article 6 of Target's Certificate of Incorporation and Chapter 110E of the Massachusetts Business Corporation Law (the Control Share Acquisition statute applicable to foreign corporations) will not, assuming the accuracy of the representations contained in Section 4.13 hereof, apply to the Agreement, the Bank Merger Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

     3.21. Administration of Fiduciary Accounts. Target and each of its Significant Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Target nor any of its Significant Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Target, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.22. Environmental Matters. Except as set forth in Section 3.22 of the Target Disclosure Schedule:

          (a) Each of Target, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Target;

          (b) There is no suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which Target, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil whether or not occurring at or on a site owned, leased or operated by Target or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not had, and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target;

          (c) During the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Material or oil in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target. Prior to the period of (x) Target's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Target's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Target's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Target; and

          (d) The following definitions apply for purposes of this Section 3.22:
     (x) "Loan Property" means any property in which Target or any of its Subsidiaries holds a security interest for an amount greater than $100,000, and, where required by the context, said term means the owner or operator of such property; (y) "Participation Facility" means any facility in which Target or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar state law.

     3.23. Derivative Transactions. Except as set forth in Section 3.23 of the Second Target Schedule, since December 31, 1992, neither Target nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Target or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Target or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     3.24. Disclosure. All material facts relating to the business, properties, assets, liabilities, results of operations and financial condition of Target and its Subsidiaries have been disclosed to Parent in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Parent pursuant to the provisions hereof, to the best knowledge of Target, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger or the Subsidiary Merger and which is necessary to make the representations and warranties herein contained not misleading, to the best knowledge of Target, has been withheld from, or has not been delivered in writing to, Parent.

     3.25. Opinion. Target has received a written opinion, dated the date hereof, from McDaniels & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the consideration to be received by the stockholders of Target pursuant to the Merger is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement, and a true and correct copy of such opinion has been delivered to Parent concurrently herewith.

     3.26. Assistance Agreements. Except as set forth in Section 3.26 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Target or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     3.27. Rights Agreement. The amendment to the Target Rights Agreement attached hereto as Exhibit 3.27 has been duly authorized and adopted by Target and will be duly executed and effective promptly, and in no event more than two business days, after the date of this Agreement. Parent will not become an

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

"Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Target Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement, the Bank Merger Agreement or the Stock Option Agreement by Target or Target Bank, as the case may be, or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the acquisition of shares of Target Common Stock by Parent pursuant to the Option Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

     Parent hereby represents and warrants to Target as follows:

     4.01. Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (c) Each Significant Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. The articles of organization and by-laws of Massachusetts Bank and Shawmut Bank Connecticut, N.A., a national banking association and an indirect wholly owned subsidiary of Parent, copies of which have previously been made available to Target, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     4.02. Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, without par value ("Parent Preferred Stock"). At the close of business on June 30, 1993 there were 93,635,868 shares of Parent Common Stock, 700,000 shares of Parent Preferred Stock (of stated value of $50.00 per share), and 5,750,000 shares of Parent Depositary Shares (each representing a one-tenth interest in a share of 9.30% cumulative preferred stock ($250 stated value)) issued and outstanding, and 673,865 shares of Parent Common Stock held in Parent's treasury. On June 30, 1993, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that 5,840,064 shares of Parent Common Stock were reserved for issuance pursuant to the Parent's dividend reinvestment and stock purchase plans, 7,725,000 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Option and Restricted Stock Award Plan and the Parent 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Parent Stock Plans"), 7,314,617 shares of Parent Common Stock were reserved for issuance upon consummation of the merger of New Dartmouth Bank ("New Dartmouth") with a Subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of March 23, 1993, as amended, between Parent and New Dartmouth, and 1,500,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Parent and Manufacturers Hanover Trust Company, as Rights Agent (the "Parent Shareholder Rights Agreement"). All

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

of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.02 of the Disclosure Schedule which is being delivered by Parent to Target herewith (the "Parent Disclosure Schedule") and the Parent Shareholder Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The authorized capital stock of Merger Sub consists of 2,000 shares of common stock, par value $1.00 per share ("Merger Sub Common Stock"), 1,000 of which are issued and outstanding and owned by Parent free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Section 4.02(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.02(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.03. Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Target) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Sub. Upon the due and valid approval of this Agreement by Parent as the sole stockholder of Merger Sub, and by the Board of Directors of Merger Sub, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery by Merger Sub, will be duly and validly executed and delivered by Merger Sub and will (assuming due authorization, execution and delivery by Target) constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Massachusetts Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Massachusetts Bank. Upon the due and valid approval of the Bank Merger Agreement by Shawmut Corporation and Hartford National Corporation as the sole stockholders of Massachusetts Bank, and by the Board of Directors of Massachusetts Bank, no other corporate proceedings on the part of Massachusetts Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Massachusetts Bank, will be duly and validly executed and delivered by Massachusetts Bank and will (assuming due authorization, execution and delivery by Target Bank) constitute a valid and binding obligation of Massachusetts Bank, enforceable against Massachusetts Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (d) Except as set forth in Section 4.03(d) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub or the Bank Merger Agreement by Massachusetts Bank, nor the consummation by Parent, Merger Sub or Massachusetts Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent, Merger Sub or Massachusetts Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, the Certificate of Incorporation or By-Laws of Merger Sub or the articles of incorporation or by-laws or similar governing documents of Massachusetts Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Parent.

     4.04. Consents and Approvals. (a) Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Bank Merger Act and the FRA and approval of such applications and notices, (ii) the filing of applications with the OCC under the Bank Merger Act and approval of such applications, (iii) the State Banking Approvals, (iv) the filing with the SEC of the Proxy Statement and the S-4, (v) the approval of this Agreement by Parent as the sole stockholder of Merger Sub, (vi) the filing of the Articles of Merger with the Secretary, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (viii) filings required by the Bank Merger Agreement, (ix) the approval of the Bank Merger Agreement by the stockholders of Massachusetts Bank, and (x) such filings, authorizations or approvals as may be set forth in Section 4.04 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and Merger Sub of this Agreement, (2) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby (3) the execution and delivery by Massachusetts Bank of the Bank Merger Agreement, and
(4) the consummation of Massachusetts Bank of the transactions contemplated by the Bank Merger Agreement. The affirmative vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby, except as may be required under the rules of the NYSE in the event the Maximum Exchange Ratio is waived.

     (b) Parent hereby represents to Target that it has no reason to believe that it will be unable to obtain each and every required consent and approval referred to in this Section 4.04 so that the transactions contemplated by this Agreement and the Bank Merger Agreement may be consummated on or prior to August 31, 1994.

     4.05. Financial Statements. Parent has previously delivered to Target copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1991 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1990 through 1992, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the six-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1993 filed with the SEC under the Exchange Act. The December 31, 1992 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.05 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.09 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.09 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.09 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.06. Broker's Fees. Neither Parent, Merger Sub nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement.

     4.07. Absence of Certain Changes or Events.  Except as may be set forth in
Section 4.07 of the Parent Disclosure Schedule, or as disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993 or in any Current Reports of Parent on Form 8-K filed prior to August 20, 1993, true, complete and correct copies of which have previously been delivered to Target, since December 31, 1992, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) there has not been any change in the business, assets, financial condition or results of operations of Parent or any of its Subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.08. Legal Proceedings. Except as set forth in Section 4.08 of the Parent Disclosure Schedule or in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Material Adverse Effect on Parent. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had a Material Adverse Effect on Parent.

     4.09. Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

     4.10. SEC Reports. Parent has previously made available to Target an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1989 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1989, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.11. Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.12. Disclosure. All material facts relating to the business, operations, properties, assets, liabilities, results of operations and financial condition of Parent and its Subsidiaries have been disclosed to Target in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Target pursuant to the provisions hereof, to the best knowledge of Parent, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger or the Subsidiary Merger and which is necessary to make the representations and warranties herein contained not misleading, to the best knowledge of Parent, has been withheld from, or has not been delivered in writing to, Target.

     4.13. Ownership of Target Common Stock; Affiliates and Associates.

     (a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Target (other than Trust Account Shares and DPC Shares); and

     (b) Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL Section 203(c)(1)) or an "associate" (as such term is defined in DGCL Section 203(c)(2)) of Target.

     4.14. Taxes and Tax Returns. Except as may be reflected in Section 4.14 of the Parent Disclosure Schedule, (i) each of Parent and its Subsidiaries has duly filed all Federal, state and, to the best of Parent's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and the Massachusetts net worth tax) other than Taxes or other charges (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in
Section 4.14 of the Parent Disclosure Schedule and (b) have not been finally determined and (ii) the amounts set up as reserves for Taxes on the consolidated balance sheet of Parent included in its Form 10-Q for the period ended June 30, 1993 are sufficient in the aggregate for the payment of all unpaid

Federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended June 30, 1993 or for any year or period prior thereto, and for which Parent or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The Federal income tax returns of Parent and its Subsidiaries have been examined by the IRS and any liability with respect thereto has been satisfied for all years to and including 1985, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. The state and local income or corporation excise tax returns of Parent and its Subsidiaries have been examined by the relevant state and local tax authorities and any liability with respect to such state returns has been satisfied for all tax periods ending on or prior to December 31, 1987 and no deficiencies were asserted as a result of such examinations or all such deficiencies were satisfied. Except as may be set forth in Section 4.14 of the Parent Disclosure Schedule, to the best of Parent's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Parent in its consolidated financial statements as of June 30, 1993.

     4.15. Employees. (a) Section 4.15 of the Parent Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans"), except as noted in Section 4.15 of the Parent Disclosure Schedule, by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

     (b) Parent has heretofore delivered to Target true and complete copies of each of the Parent Plans and all related documents, including but not limited to
(i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

     (c) Except as set forth in Section 4.15 of the Parent Disclosure Schedule,
(i) each of the Parent Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code,
(ii) each of the Parent Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Parent Plans to fail to be deductible for federal income tax purposes under Section 280G of the Code, and (x) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

     4.16. Agreements with Regulatory Agencies.  Except as set forth in Section
4.16 of the Parent Disclosure Schedule or as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1992, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.17. Undisclosed Liabilities. Except (a) as set forth in Section 4.17 of the Parent Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in its Form 10-Q for the period ended June 30, 1993 and (c) for liabilities incurred in the ordinary course of business consistent with past practice, since June 30, 1993, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to be, material to the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole.

     4.18. Administration of Fiduciary Accounts. Parent and each of its Significant Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Parent nor any of its Significant Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on Parent, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.01. Covenants of Target. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of Parent, Target and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Target will use its best efforts to (x) preserve its business organization and that of its Significant Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of Target and its Significant Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of Target and its Significant Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.01 of the Target

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

Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, Target shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Target, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except
     (i) for the declaration and payment of regular quarterly cash dividends in an amount not to exceed the amount of the most recent quarterly cash dividend paid by Target prior to the date of this Agreement; provided, however, that Target's regular quarterly cash dividend may be increased by $.01 per share of Target Common Stock beginning in the first quarter of 1994, and (ii) that the parties agree (x) to consult with respect to the amount of the last Target quarterly dividend payable prior to the Effective Time with the object of assuring that the stockholders of Target do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Parent following the Merger and (y) that Target may pay a special dividend to holders of record of Target Common Stock immediately prior to the Effective Time consistent with the object described in clause (x) above;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.04(b) hereof) any shares of the capital stock of Target or any Target Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Target or any Target Subsidiary;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Target Common Stock pursuant to stock options or similar rights to acquire Target Common Stock granted pursuant to the Target Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

          (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Target as advised in writing by such board's counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Target may communicate information about any such takeover proposal to its stockholders if, in the judgment of Target's Board of Directors with the advice of outside counsel, such communication is required under applicable law. Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. Target will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.01(e). Target will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Target, and Target will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Target or any Subsidiary of Target or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Target or any Subsidiary of Target other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

          (f) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, which would be material, individually or in the aggregate, to Target;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at June 30, 1993, except as required by changes in GAAP or regulatory accounting principles as concurred to by Target's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Target or any Target Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement;

          (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (p) commit any act or omission which constitutes a material breach or default by Target or any of its Subsidiaries under any Regulatory Agreement or under any material contract or material license to which Target or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

          (q) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (r) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or their respective properties is bound; or

          (s) agree to do any of the foregoing.

     5.02. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Target, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with prudent banking practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and except as set forth on Section 5.02 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Target, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of Parent, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock;

          (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (c) change its methods of accounting in effect at June 30, 1993, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

          (d) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Option Agreement; or

          (e) agree to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01. Regulatory Matters. (a) Target shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Target shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Target shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of an acquisition agreement by Parent or any of its Subsidiaries shall not violate this covenant). Target and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Target or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this

Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Target shall promptly furnish each other with copies of written communications received by Parent or Target, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.02. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Target shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Target shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Target is not permitted to disclose under applicable law) and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither Target nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Target's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 7, 1993, between Parent and Target (the "Confidentiality Agreement").

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Target, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for Target to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for Target to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. During the period from the date of this Agreement to the Effective Time, Parent will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Target and to report the general status of the ongoing operations of Parent and its Subsidiaries.

     (c) All information furnished by Parent to Target or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, Target and its representatives shall return to

Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Target shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in Target's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to Target by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder Target is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Target may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     (d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.03. Stockholder Meeting. Target shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. Target will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board as advised in writing by its counsel, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. Target and Parent shall coordinate and cooperate with respect to the foregoing matters.

     6.04. Legal Conditions to Merger. Each of Parent and Target shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

     6.05. Affiliates; Publication of Combined Financial Results. (a) Each of Parent and Target shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meeting called by Target to approve this Agreement, a written agreement, in the form of Exhibit 6.05(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock or Target Common Stock held by such "affiliate" and, in the case of the "affiliates" of Target, the shares of Parent Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Parent Common Stock to be received by "affiliates" of Target in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Target.

     (b) Parent shall use its best efforts to publish no later than thirty (30) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.06. Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time.

     6.07. Employee Benefit Plans. (a) From and after the Effective Time, and subject to applicable law, the Surviving Corporation shall continue all employee benefit plans of Target and its Subsidiaries as in effect at the Effective Time, including pension plans, thrift plans, stock option plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long-term disability plans, provided, however, that the Surviving Corporation may amend, supplement or replace any such plan or program if, in the good faith judgment of the Board of Directors of the Surviving Corporation, any such amendment, supplement or replacement will provide the employees ("Target Employees") or retired employees covered thereby with benefits that are in the aggregate at least as valuable to them as a group as the benefits to be received by them under the plans and programs in effect immediately prior to any such amendment, supplement or replacement. With respect to benefits payable to employees who shall have retired from the Target and its Subsidiaries, whether before or after the Effective Time, the Surviving Corporation shall in no event take any action to reduce such benefits and shall take such action as it deems appropriate from time to time with respect to possible increases in the level of such benefits, taking into consideration among other factors any similar increases which the Parent shall have effected with respect to its retired employees. Whenever the Parent amends in any manner favorable to its employees any of its employee benefit plans or programs corresponding to plans and programs of Target and its Subsidiaries, the Surviving Corporation shall consider effecting similar favorable amendments to the corresponding plans or programs previously maintained by Target and its Subsidiaries.

     (b) With respect to the continuation of Target's benefit plans pursuant to
Section 6.07(a) hereof, Target Employees shall be credited under such plans maintained by the Surviving Corporation or Parent with all years of service with Target or any Subsidiary of Target for all purposes to the extent such service was recognized by Target or any Subsidiary of Target under any of such plans; to the extent that Target Employees become participants in any employee benefit plans maintained by Parent or any of its Subsidiaries (other than the plans of Target referred to in the first sentence of Section 6.07(a) ("Parent Plans")), Target Employees shall be credited under the Parent Plans for prior years of service with Target or any Subsidiary of Target for all purposes, other than benefit accrual, to the extent such service was recognized by Target or any Subsidiary of Target under any of the plans referred to in the first sentence of
Section 6.07(a).

     (c) Notwithstanding anything contained herein to the contrary, for purposes of eligibility for participation in any retiree medical program maintained by Parent or its Subsidiaries, each Target Employee shall be considered a new employee.

     6.07A. Assumption of Existing Agreements Relating to
Employment. (a) Following the Effective Time, Parent shall honor and shall cause Target or any successor thereto to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement, which are between Target or Target Bank and any director, officer or employee thereof and which have been disclosed in the Target Disclosure Schedule, and to assume all duties, liabilities and obligations under such agreements. Parent agrees for itself and its Subsidiaries that the consummation of the transactions contemplated hereby is a "Change in Control" as defined in the Special Termination Agreements entered into between Target Bank and the officers listed on Section 6.07A(a) of the Target Disclosure Schedule.

     (b) Following the Effective Time, Parent shall cause Target or any successor thereto to assume Target's and Target Bank's Salary Continuation Policy, as set forth in Section 6.07A(b) of the Target Disclosure Schedule, for all individuals employed by Target immediately prior to the Effective Time that are not otherwise parties to employment, special termination, change in control and/or other agreements affording similar protection with Target and/or Target Bank, and further agrees to (i) treat any termination of any Target Employee by Parent or any of its Subsidiaries other than for cause or by reason of death, disability or retirement within twelve (12) months of the Effective Time as "an involuntary termination as a result of the elimination of the employee's position" (said employee terminated in accordance with this part (i) shall be referred to herein as a "Terminated Employee"), (ii) provide and pay the salary continuation payment provided in the Salary Continuation Policy to the Terminated Employees, (iii) provide said salary continuation benefits for up to a maximum of 52 weeks, as provided in said Salary Continuation Policy, (iv) provide said salary continuation benefits based upon the total years of service of Terminated Employee to Target, Target Bank (or any entity for which Target or Target Bank credited the employee's years of service with such entity), Parent and any Subsidiaries of Parent such that years of service to Target and/or Target Bank prior to the Effective Time and years of service to Parent and/or any Subsidiaries of Parent after the Effective Time shall be credited to the Terminated Employee for purposes of the Salary Continuation Policy, and (v) provide the Terminated Employee employee benefits to the same extent provided as of the date of this Agreement to terminated employees of Parent and its Subsidiaries.

     6.08. Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Target or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Target, any of the Target Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.08 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.08 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent shall use best efforts to cause the persons serving as officers and directors of Target immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors' and officers' liability insurance policy maintained by Target (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Target (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this
Section 6.08(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

     (d) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.09. Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event later than March 31, 1994, Parent will deliver to Target and Target will deliver to Parent their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1993, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Parent will deliver to Target and Target will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

     6.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.11. Advice of Changes. Parent and Target shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Target or Parent, as the case may be, with the respective covenants set forth in Sections 5.01 and 5.02 hereof.

     6.12. Current Information. (a) During the period from the date of this Agreement to the Effective Time, Target will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report (i) the general status of the ongoing operations of Target and its Subsidiaries and (ii) the status of, and the action proposed to be taken with respect to, those Loans held by Target or any Target Subsidiary which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $100,000 or more and are non-performing assets. Target will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Target or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Target or any of its Subsidiaries, and will keep Parent fully informed of such events.

     (b) Parent will promptly notify Target of any material change in the normal course of business or in the operation of the properties of Parent or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Parent or any of its Subsidiaries, and will keep Target fully informed of such events.

     6.13. Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Massachusetts Bank to approve the Bank Merger Agreement, (ii) cause Massachusetts Bank to execute and deliver the Bank Merger Agreement, and (iii) cause the holding companies of Massachusetts Bank to approve the Bank Merger Agreement as the stockholders of Massachusetts Bank, and
(b) Target shall (i) cause the Board of Directors of Target Bank to approve the Bank Merger Agreement, (ii) cause Target Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of Target Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.14. Merger Sub. As soon as practicable after the date of this Agreement, Parent shall (a) cause Merger Sub to execute a copy of this Agreement and deliver such executed copy to each of Parent and Target and (b) cause Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

     6.15. Second Target Schedules. No later than 15 days after the date of this Agreement, Target shall deliver to Parent the Second Target Schedules.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Target Common Stock entitled to vote thereon.

          (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Target upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

     7.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
     (II) the representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
     (II), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Target and its Subsidiaries taken as a whole as represented herein, other than an adverse change resulting from or attributable to general economic conditions. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.

          (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.

          (c) Intentionally Omitted.

          (d) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.01(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Bank pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of Target or any Subsidiary of Target under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable the consummation of the Merger.

          (e) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f) Federal Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of
     Section 368 of the Code and that accordingly:

             (i) No gain or loss will be recognized by (x) Parent, Merger Sub or Target as a result of the Merger or (y) Massachusetts Bank or Target Bank (except with respect to any gain or income that may at any time or times be realized or recognized with respect to Target Bank's tax reserves for possible loan losses) as a result of the Subsidiary Merger;

             (ii) No gain or loss will be recognized by the stockholders of Target who exchange their Target Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The tax basis of the Parent Common Stock received by stockholders who exchange all of their Target Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Target Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, Target and others.

          (g) Legal Opinion. Parent shall have received the opinion of Bingham, Dana & Gould, counsel to Target, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.02(g). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Target and of public officials and opinions of local counsel, reasonably acceptable to Parent, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

          (h) Pooling of Interests. Parent shall have received a letter from Price Waterhouse addressed to Target and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Parent and Target that it is unable to issue a letter to such effect solely by reason of Parent having exercised its right to purchase Target Common Stock pursuant to the Option Agreement.

          (i) Accountant's Letter. Target shall have caused to be delivered to Parent letters from Ernst & Young, independent public accountants with respect to Target, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Parent and Target, with respect to Target's consolidated financial position and results of operation, which letters shall be based upon agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

          (j) Average Closing Price. The Average Closing Price shall not be more than $27.744; provided, however, that this Section 7.02(j) shall not apply if Target has waived the provisions of Section 1.04(a)(I) hereof.

          (k) Target Rights Agreement. A Distribution Date, as such term is defined in the Target Rights Agreement, shall not have occurred, and the Target Rights shall not have become nonredeemable and the Target Rights shall not become exercisable for capital stock of Parent upon consummation of the Merger.

     7.03. Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
     (II) the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause
     (II), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole as represented herein, other than an adverse change resulting from or attributable to general economic conditions. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent. Parent and Merger Sub shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Consents Under Agreements. The consent or approval of each person (other than the Governmental Entities referred to in Section 7.01(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby), shall have been obtained.

          (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) Federal Tax Opinion. Target shall have received from its counsel, Bingham, Dana & Gould, opinions dated as of the Effective Time, in form and substance reasonably satisfactory to Target, rendered on the basis of facts, representations, and assumptions set forth in such opinions or in writing elsewhere and referred to therein, substantially to the effect that for federal income tax purposes (i) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (ii) accordingly no gain or loss will be recognized by stockholders of Target with respect to Parent Common Stock received solely in exchange for Target Common Stock pursuant to this Agreement and Plan of Merger (noting, however, that nontaxability does not extend to cash received in lieu of a fractional share interest in Parent Common Stock or to cash received by dissenters, if any). In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Target, Parent, Merger Sub, affiliates of the foregoing, and others.

          (f) Legal Opinion. Target shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.03(f). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to Target, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

          (g) Pooling of Interests. Target shall have received a letter from Price Waterhouse addressed to Target and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Parent and Target that it is unable to issue a letter to such effect solely by reason of Parent having exercised its right to purchase Target Common Stock pursuant to the Option Agreement.

          (h) Opinion of Financial Advisor. Target shall have received an opinion, dated as of the date of the Proxy Statement, from McDaniels & Co. to the effect that as of the date thereof the consideration to be received by the stockholders of Target pursuant to the Merger is fair to such stockholders from a financial point of view.

          (i) Average Closing Price. The Average Closing Price shall not be less than $20.506; provided, however, that this Section 7.03(i) shall not apply if Parent has waived the provisions of Section 1.04(a)(II) hereof.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target:

          (a) by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Parent or Target upon written notice to the other party
     (i) 90 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Parent or Target if the Merger shall not have been consummated on or before August 31, 1994, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Parent or Target (provided that if the terminating party is Target, Target shall not be in material breach of any of its obligations under Section 6.03) if any approval of the stockholders of Target required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (e) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

          (f) by either Parent or Target (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto.

     8.02. Effect of Termination; Expenses. (a) In the event of termination of this Agreement by either Parent or Target as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.02(a), and Sections 6.02(c), 8.02 and 9.03, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

          (i) Any termination of this Agreement pursuant to Section 8.01(a) or
     Section 8.01(d) hereof shall be without cost, expense or liability on the part of any party to the other. Any termination of this Agreement pursuant to Section 8.01(e) or Section 8.01(f) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or the breach of a covenant is caused by the willful conduct or gross negligence of a party in which event said party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

          (ii) If this Agreement is terminated pursuant to Section 8.01(b) or
     Section 8.01(c) or the transactions contemplated hereby otherwise fail to be consummated, in any such case because of the failure to receive any required regulatory approval, Parent shall reimburse Target for all Expenses; provided, however, that such Expenses shall only be reimbursed to a maximum of $1,250,000.

          (iii) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

     8.03. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Target; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Target's stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Target stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01. Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Bingham, Dana & Gould, unless another time, date or place is agreed to in writing by the parties hereto.

     9.02. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of Target to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests,
(iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of stockholders or employees of Target. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.03. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.04. Expenses. Except as provided by Section 8.02(b) hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated hereby, shall be borne equally by Parent and Target, provided, however, that nothing contained herein shall limit either party's rights under Section 8.02 hereof, including, but not limited to, the right to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:
         Shawmut National Corporation
         777 Main Street
         Hartford, CT 06115
         Fax: (203) 728-4205
         Attn: Chief Executive Officer


         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, New York 10022
         Fax: (212) 735-2000
         Attn: William S. Rubenstein, Esq.

and

     (b) if to Target, to:
         Peoples Bancorp of Worcester, Inc.
         120 Front Street
         Worcester, MA 01608
         Fax: (508) 798-3743
         Attn: Chief Executive Officer


         with a copy to:

         Bingham, Dana & Gould
         150 Federal Street
         Boston, MA 02110
         Fax: (617) 951-8736
         Attn: Neal J. Curtin, Esq.


     9.06. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 26, 1993.

     9.07. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.08. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Bank Merger Agreement and the Option Agreement.

     9.09. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

     9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.02(a) and in Section 6.02(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.02(a) and
Section 6.02(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or the National Association of Securities Dealers, so long as this Agreement is in effect, neither Parent nor Target shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent, Merger Sub and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          SHAWMUT NATIONAL CORPORATION

                                          By /s/ JOEL B. ALVORD
                                             Name: Joel B. Alvord
                                             Title: Chairman of the Board and
                                                   Chief Executive Officer

Attest:

/s/ WILLIAM J. DAILEY III
Name: William J. Dailey III

                                          SHAWMUT SERVICE CORPORATION

                                          By /s/ BENNETT F. VIVERITO
                                             Name: Bennett F. Viverito
                                             Title: President
Attest:

/s/ HARRIET MUNRETT WOLFE
Name: Harriet Munrett Wolfe
Title: Assistant Secretary

                                          PEOPLES BANCORP OF
                                          WORCESTER, INC.

                                          By /s/ WOODBURY C. TITCOMB
                                             Name: Woodbury C. Titcomb
                                             Title: President
Attest:

/s/ WILLIAM J. DAILEY III
Name: William J. Dailey III

                                                               November 10, 1993
Peoples Bancorp of Worcester, Inc.
120 Front Street
Worcester, Massachusetts 06108

Attention: Chief Executive Officer

                 Re: AMENDMENT NO. 1 TO MERGER AGREEMENT

Gentlemen:

     Reference is made to the Agreement and Plan of Merger, dated as of August 26, 1993 (the "Merger Agreement"), by and among Shawmut National Corporation, a Delaware corporation, Shawmut Service Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and Peoples Bancorp of Worcester, Inc. a Delaware corporation. Capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

     The second Recital to the Merger Agreement is hereby amended in its entirety to read as follows:

          WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Shawmut Bank, National Association, a national banking association and an indirect wholly owned subsidiary of Parent ("Massachusetts Bank" and sometimes referred to herein as the "Surviving Bank"), and Peoples Savings Bank, a Massachusetts savings bank and a wholly owned subsidiary of Target ("Target Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of Target Bank with and into Massachusetts Bank, and it is intended that the Subsidiary Merger be consummated immediately prior to the consummation of the Merger; and

     This letter of agreement may be executed by the parties hereto on separate counterparts, and when so executed, each such counterpart shall be deemed to be an original, said counterparts together to constitute one and the same instrument.

     If the foregoing correctly states our understanding and agreement, kindly acknowledge and return this letter of agreement to the attention of the undersigned.

                                          Sincerely,

                                          SHAWMUT NATIONAL CORPORATION

                                          BY: /s/  RAYMOND A. GUENTER
                                            Name: Raymond A. Guenter
                                            Title: Executive Vice President

                                          SHAWMUT SERVICE CORPORATION
                                          BY: /s/  RAYMOND A. GUENTER
                                            Name: Raymond A. Guenter
                                            Title: Vice President
Agreed and Acknowledged:

PEOPLES BANCORP OF WORCESTER, INC.
BY: /s/  WOODBURY C. TITCOMB
    Name: Woodbury C. Titcomb
    Title: President

                                                                         ANNEX B

                                                                 August 25, 1993

Shawmut National Corporation
777 Main Street
Hartford, CT 06115

Gentlemen:

     Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of the common stock, par value $0.10 per share (the "Shares"), of Peoples Bancorp of Worcester, Inc. (the "Company") indicated opposite such Stockholder's name below.

     Simultaneously with the execution of this letter agreement, Shawmut National Corporation ("Parent") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of a subsidiary of Parent with the Company (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

     In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

          1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company or any of its subsidiaries with any person or entity other than Parent and its subsidiaries, all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired whether pursuant to the exercise of stock options or otherwise.

          2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 4 below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, and (c) as Parent may otherwise agree.

          3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain regulatory approval of Parent's acquisition of the Shares pursuant to the Merger.

          4. Each of the Stockholders severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each of the Stockholders further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholder owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

          5. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of
     (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with Article VIII thereof.

          6. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

          7. This letter agreement is to be governed by the laws of the State of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

     Please confirm our agreement with you by signing a copy of this letter.

                                          Very truly yours,

         DIRECTOR OR                      NUMBER OF
      EXECUTIVE OFFICER                     SHARES                        SIGNATURES
- ------------------------------  ------------------------------  ------------------------------

Henry S. Poler                                                  -----------------------------

Diane Benison                                                   -----------------------------

Palmer W. Bigelow, Jr.                                          -----------------------------

Henry J. Ciborowski                                             -----------------------------

Richard V. Kesseli                                              -----------------------------

Arthur F. Koskinas                                              -----------------------------

Julie Martin Sanders                                            -----------------------------

Robert B. Ayres                                                 -----------------------------

Richard B. Hutchins                                             -----------------------------

Anne M. Morgan                                                  -----------------------------

James J. Moynihan                                               -----------------------------

Oscar R. Rudnick                                                -----------------------------


         DIRECTOR OR                      NUMBER OF
      EXECUTIVE OFFICER                     SHARES                        SIGNATURES
- ------------------------------  ------------------------------  ------------------------------

Cushing C. Bozenhard                                            ------------------------------

Ralph D. Crowley                                                ------------------------------

Henry B. Dewey                                                  ------------------------------

Woodbury C. Titcomb                                             ------------------------------

Corinne C. Turner                                               ------------------------------

David K. Woodbury                                               ------------------------------

George C. Rand, Jr.                                             ------------------------------

Brian W. Thompson                                               ------------------------------

James K. Hunt                                                   ------------------------------

Sam H. Hokkanen                                                 ------------------------------


AGREED TO AND ACCEPTED
THIS 25th DAY OF August, 1993

SHAWMUT NATIONAL CORPORATION

By
   Name:
   Title:

                                                                         ANNEX C

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 26, 1993 (the "Agreement"), by and between Peoples Bancorp of Worcester, Inc., a Delaware corporation ("Issuer"), and Shawmut National Corporation, a Delaware corporation ("Grantee").

     WHEREAS, Grantee, Shawmut Services Corporation, a wholly owned subsidiary of Grantee ("Merger Sub"), and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with and into Merger Sub, with Merger Sub surviving such Merger; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 660,000 shares (subject to adjustment as set forth herein) shares (the "Option Shares") of common stock, par value $0.10 per share ("Issuer Common Stock"), of Issuer at a purchase price (subject to adjustment as set forth herein) of $35.00 per Option Share (the "Purchase Price").

     3. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option, to the extent not previously exercised, shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 8.01(f) thereof which termination is due to a breach of Section 5.01(e) or
Section 6.03 thereof) or (iv) 12 months after the termination of the Merger Agreement by Grantee pursuant to Section 8.01(f) thereof which termination is due to a breach of Section 5.01(e) or Section 6.03 thereof (provided, however, that if within 12 months after a termination of the Merger Agreement under the circumstances described in this clause (iv) a Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Purchase Event); and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate at the time set forth in such Section 8.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Issuer shall have authorized, recommended, publicly proposed or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction or shall have failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of all or substantially all of the assets of Issuer or any of its Subsidiaries representing 10% or more of the consolidated assets of Issuer and its Subsidiaries taken as a whole (a "Material Subsidiary") or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any material Subsidiary;

          (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 15% or more of the then outstanding shares of Issuer Common Stock;

          (iii) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (iv) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on such agreements, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval.

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 14(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, other than any such lien or encumbrance created by Grantee and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

               THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 26, 1993. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of Securities and Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) No Violation. Except as disclosed pursuant to the Merger Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Significant Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Issuer and its Subsidiaries taken as a whole.

          (c) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, except any such lien or encumbrance created by Grantee, including any preemptive rights of any stockholder of Issuer.

          (d) Board Action. By action of at least two-thirds of the Continuing Directors (as such term is defined in Article VI of Issuer's Certificate of Incorporation) of Issuer prior to the execution of this Agreement, resolutions were duly adopted (x) approving the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Issuer Common Stock provided for herein, and the other transactions contemplated hereby. Accordingly, the provisions of Section 203 of the DGCL and Article VI of Issuer's Certificate of Incorporation as they relate to Issuer do not and will not apply to this Agreement or any of the other transactions contemplated hereby.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) Purchase Not for Distribution. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring

Corporation (as defined below), (II) any person that controls the Acquiring Corporation, or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets.

          (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotations Systems National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")).

          (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute

Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 10 and 11 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a) hereof, at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to
Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same. If the Federal Reserve Board or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request

Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or (y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) Issuer shall not be obligated to repurchase the Option or any shares of Issuer Common Stock pursuant to this Section 8 on more than one occasion, except that Issuer's obligation to repurchase on one occasion any Option or shares of Issuer Common Stock shall be reinstated in the event that Grantee has revoked its request for repurchase in accordance with the provisions of this Section 8, (ii) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (iii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause (ii) above, then Grantee's rights under this Section 8 shall terminate 12 months after such date of termination.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however,that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale; provided, further, that for purposes of Section 8(a)(iii) hereof in no event shall the Applicable Price exceed the average (the "Charter Average Value") for the twenty trading business days prior to the date of the payment of the Section 8 Repurchase Consideration of (whichever is applicable) (i) the average of the closing bid and asked price quotations for shares of Issuer Common Stock provided by the National Association of Security Dealers as published in The Wall Street Journal for each trading business day and in the absence of such published price quotations for any date, the bid and asked price quotations appearing on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System as of 4 o'clock p.m. Eastern Standard Time, (ii) the average of the closing prices of shares of Issuer Common Stock on the NASDAQ National Market as published in The Wall Street Journal for each trading business day and in the absence of such published closing price for any date, the closing price appearing on the NASDAQ System for that date, or (iii) if shares of Issuer Common Stock are listed on a national securities exchange, the closing price of such stock, as reported by such exchange, for each trading business day, consistent with the provisions of Article XIV of Issuer's Certificate of Incorporation. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" shall occur if (i) any person or any "group" (as such term is defined under the Exchange Act) (other than Grantee or any Subsidiary of Grantee) shall have acquired ownership of 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

     (e) Notwithstanding anything in this Agreement to the contrary, Grantee shall have no right to cause Issuer to repurchase from Grantee any shares of Issuer Common Stock purchased by Grantee pursuant hereto if the Purchase Price paid by Grantee for such shares exceeds the Charter Average Value at the time such repurchase would otherwise occur.

     9. First Refusal. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Issuer Common Stock pursuant to the Option, or (b) the termination of the Option pursuant to Section 3(a) hereof, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Issuer Common Stock acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of such shares by Issuer shall be settled within 2 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all the shares or other securities covered by an Offeror's Notice or if the Federal Reserve Board or any other regulatory authority disapproves Issuer's proposed purchase of such shares or other securities, Grantee may, within 150 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval, or waiting periods), sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the proposed transferee than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to (i) any disposition of Issuer Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (ii) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (iii) any transfer to a direct or indirect wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     10. Registration Rights. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the date on which the Option first becomes exercisable, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and filed under this Section 10, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 10 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 10, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to the first sentence of this Section 10 by reason of the fact that there shall be more than one Grantee.

     11. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

     12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     13. Rights Agreement. Issuer shall not approve or adopt, or propose the approval and adoption of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that (i) Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares or (ii) while Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i), an Acquisition Transaction involving Issuer or any of its Subsidiaries, on the one hand, and Grantee or any of its Subsidiaries, on the other hand, is proposed, agreed to or consummated and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed by virtue of the fact that Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i) of this Section 13.

     14. Miscellaneous. (a) Expenses. Except as otherwise provided in Section 10 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement, the Bank Merger Agreement and the other agreements, documents and instruments referred to herein and therein (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement, the Merger Agreement or the Bank Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement, dated July 7, 1993, between Issuer and Grantee, so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Issuer to:

        Peoples Bancorp of Worcester, Inc.
        120 Front Street
        Worcester, MA 01608
        Attention: Chief Executive Officer
        Telecopier no.: (508) 798-3743

     with a copy to:

        Bingham, Dana & Gould
        150 Federal Street
        Boston, MA 02110
        Attention: Neal J. Curtin, Esq.
        Telecopier no.: (617) 951-8736

     If to Grantee to:

        Shawmut National Corporation
        777 Main Street
        Hartford, CT 06115
        Attention: Chief Executive Officer
        Telecopier no.: (203) 728-4205

     with copies to:

        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, N.Y. 10022
        Attention: William S. Rubenstein, Esq.
        Telecopier no.: (212) 735-2000

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Purchase Event Grantee may assign its rights under this Agreement to third parties, provided that no assignment to any one person or group of related persons shall involve a portion of the Option representing more than 2% of the outstanding Issuer Common Stock. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          PEOPLES BANCORP OF WORCESTER, INC.

                                          By /s/    WOODBURY C. TITCOMB
                                             Name:  Woodbury C. Titcomb
                                             Title:  President and Chief
                                          Executive Officer

                                          SHAWMUT NATIONAL CORPORATION

                                          By /s/    JOEL B. ALVORD
                                             Name:  Joel B. Alvord
                                             Title:  Chairman of the Board and
                                                     Chief Executive Officer

                                                                         ANNEX D

MCDANIELS & CO.

                                                24 SCHOOL STREET
                                                BOSTON, MASSACHUSETTS 02108
                                                TELEPHONE (617) 227-5757
                                                FAX (617) 227-8887

March 30, 1994

Board of Directors
Peoples Bancorp of Worcester, Inc.
120 Front Street
Worcester, Massachusetts 01608

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of the common stock, par value $0.10 per share (the "Company Common Shares"), of Peoples Bancorp of Worcester, Inc. (the "Company") of the Exchange Ratio (as defined below) in the contemplated merger (the "Merger") of the Company with and into Shawmut Service Corporation ("SSC"), a wholly-owned subsidiary of Shawmut National Corporation ("Shawmut"), pursuant to the terms of the Agreement and Plan of Merger dated as of August 26, 1993, as amended, among Shawmut, SSC and the Company (the "Agreement").

     Pursuant to the Agreement, and except as otherwise provided therein, each Company Common Share will be converted into and exchangeable for that number of shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Shawmut (the "Shawmut Common Shares"), rounded to the nearest thousandth of a Shawmut Common Share, that is equal to the result of $52.00 divided by the Average Closing Price (as defined in the Agreement) for Shawmut Common Shares, provided, however, that (i) if the Average Closing Price is greater than or equal to $27.744, the Exchange Ratio shall be 1.874 (the "Minimum Exchange Ratio"), unless the Company waives the applicability of the Minimum Exchange Ratio and (ii) if the Average Closing Price is less than or equal to $20.506, the Exchange Ratio shall be 2.536 (the "Maximum Exchange Ratio"), unless Shawmut waives the applicability of the Maximum Exchange Ratio. Further, the Agreement provides: (a) that it is a condition precedent (which the Company may waive) to the Company's obligation to effect the Merger that the Average Closing Price shall not be less than $20.506, unless Shawmut has waived the applicability of the Maximum Exchange Ratio; and (b) that it is a condition precedent (which Shawmut may waive) to Shawmut's obligation to effect the Merger that the Average Closing Price shall not be more than $27.744, unless the Company has waived the applicability of the Minimum Exchange Ratio. Were the Company to waive the applicability of the Minimum Exchange Ratio, or Shawmut the applicability of the Maximum Exchange Ratio, then the Exchange Ratio would equal the result of $52.00 divided by the Average Closing Price.

     McDaniels & Co., as a part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have received compensation from the Company in connection with our engagement as financial advisor and are entitled to receive additional compensation upon consummation of the Merger.

     In arriving at our opinion, we have reviewed, among other things: (i) the Agreement; (ii) Shawmut's Registration Statement on Form S-4 (which includes the Proxy Statement-Prospectus for the special meeting of the shareholders of the Company to be held pursuant to the Agreement) dated as of the date hereof; (iii) the Annual Reports to Shareholders and the Annual Reports on Form 10-K of Shawmut and the Company for the five years ended December 31, 1993 and 1992, respectively; (iv) certain Quarterly Reports to Shareholders and Quarterly Reports on Form 10-Q of Shawmut and the Company; (v) certain Current

Reports on Form 8-K of Shawmut and the Company; (vi) certain press releases of Shawmut and the Company; (vii) certain other financial information concerning the businesses and operations of Shawmut and the Company, including certain internal financial analyses and forecasts that were prepared by members of the respective senior managements; (viii) certain financial and securities data (including historical share prices and trading volumes) and other information that was publicly available concerning Shawmut, the Company and various other companies whose securities are traded in public markets; and (ix) certain publicly-available data concerning the financial terms of selected recent business combinations in the commercial banking and thrift industries that we deemed relevant. We have also held discussions with members of the senior managements of Shawmut and the Company regarding the past and current business operations, financial conditions and performance, regulatory agreements and relationships, and future prospects (as contained in their respective internal analyses and forecasts and otherwise) of their respective companies.

     In conducting our review and arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was publicly available or that was provided to us by Shawmut and the Company or their respective representatives. In that regard, we have assumed: (i) that the internal financial and operating forecasts and projections (and the assumptions and bases related thereto) of Shawmut and the Company which we reviewed and discussed with members of their respective senior managements were reasonably prepared and reflect the best currently available estimates and judgments of such managements; and (ii) that such forecasts and projections will be realized in the amounts and time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for Shawmut and the Company are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Shawmut or the Company or any of their respective subsidiaries nor did we verify any of Shawmut's or the Company's books and records or review any individual loan credit files. We have relied as to all legal matters (other than in regard to our opinion or role as the Company's financial advisor) on advice of counsel to the Company. Further, we have assumed that the Merger will be accounted for as a pooling-of-interests transaction under United States generally accepted accounting principles. Finally, we have considered such financial, economic and other factors and conducted such financial and other studies and analyses as we deemed appropriate under the circumstances.

     Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the holders of the Company Common Shares from a financial point of view.

                                          Yours sincerely,

                                          McDaniels & Co.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Sections 14-24 of Shawmut's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the Delaware General Corporation Law.

     Article Fifth of Shawmut's Restated Certificate of Incorporation provides that no director of Shawmut shall be personally liable to Shawmut or its stockholders for monetary damages for any breach of his fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to Shawmut or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     The directors and officers of Shawmut and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under liability insurance policies carried by Shawmut. In addition, Shawmut has entered into indemnification agreements with the directors of Shawmut which provide that Shawmut will honor its obligations pursuant to its By-laws within 30 days of written demand and will, under certain circumstances, provide security for its obligations to indemnify. Section 8(k) of the Federal Deposit Insurance Act prohibits or limits certain types of indemnification payments to directors and officers as well as other employees and individuals who are "institution-affiliated parties".

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      2(a)      -- Agreement and Plan of Merger, dated as of August 26, 1993, as amended, by and among Shawmut National Corporation, Shawmut Service Corporation and Peoples
                  Bancorp of Worcester, Inc., is included as Annex A to the Proxy
                  Statement/Prospectus which is part of this Registration Statement.
      3(a)      -- Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on Form S-4
                  (file no. 33-17765) filed October 7, 1987.
      3(b)      -- By-laws, as amended, previously filed and incorporated by reference to Shawmut
                  National Corporation's Registration Statement on Form S-4 (file no. 33-17765)
                  filed October 7, 1987.
      3(c)      -- By-laws, as amended, previously filed and incorporated by reference to Shawmut
                  National Corporation's Quarterly Report on Form 10-Q filed November 12, 1993.
      4(a)      -- Shareholder Rights Plan, previously filed and incorporated by reference to
                  Shawmut National Corporation's Registration Statement on Form 8-A (file no.
                  1-10102) filed March 7, 1989.
      4(b)      -- Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Registration
                  Statement on Form S-4 (file no. 33-17765) filed October 7, 1987.
      4(c)      -- Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current Report on
                  Form 8-K dated October 27, 1992.
      4(d)      -- Certificate of Correction of Certificate of Designation of 9.30% Cumulative
                  Preferred Stock, previously filed and incorporated by reference to Exhibit No.
                  4 to Shawmut National Corporation's Quarterly Report on Form 10-Q for the
                  period ended September 30, 1992.
      4(e)      -- Amended Certificate of Designation of the 9.30% Cumulative Preferred Stock,
                  previously filed and incorporated by reference to Shawmut National
                  Corporation's Annual Report on Form 10-K for the year ended December 31, 1992.
      5         -- Opinion of Skadden, Arps, Slate, Meagher & Flom.
      8         -- Opinion of Skadden, Arps, Slate, Meagher & Flom.
     10(a)      -- Voting Agreement, dated as of August 26, 1993, by and among Shawmut National
                  Corporation and certain stockholders of Peoples Bancorp of Worcester, Inc., is included as Annex B to the Proxy Statement/Prospectus which is part of this
                  Registration Statement.
     10(b)      -- Stock Option Agreement, dated as of August 26, 1993, by and between Peoples
                  Bancorp of Worcester, Inc. and Shawmut National Corporation, is included as
                  Annex C to the Proxy Statement/Prospectus which is part of this Registration
                  Statement.
     23(a)      -- Consent of Price Waterhouse, Hartford, Connecticut.
     23(b)      -- Consent of Price Waterhouse, Boston, Massachusetts.
     23(c)      -- Consent of Ernst & Young, Worcester, Massachusetts.
     23(d)      -- Consent of Ernst & Young, Hartford, Connecticut.
     23(e)      -- Consent of Wolf & Company, P.C., Boston, Massachusetts
     23(f)      -- Consent of Wolf & Company, P.C., Boston, Massachusetts
     23(g)      -- Consent of McDaniels & Co.
     23(h)      -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 5).
     23(i)      -- Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit 8).
     23(j)      -- Consent of Coopers & Lybrand, Hartford, Connecticut.
     24         -- Powers of Attorney (see the signature page to this Form S-4 Registration
                  Statement).
     99         -- Opinion of McDaniels & Co. is included as Annex D to the Proxy
                  Statement/Prospectus which is part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) which is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any existing provision or arrangement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statements through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on March 30, 1994.

                                          SHAWMUT NATIONAL CORPORATION

                                          By:       /s/ JOEL B. ALVORD
                                            ------------------------------------
                                                       Joel B. Alvord
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed below by the following persons in the capacities indicated on March 30, 1994.

     We, the undersigned officers and directors of Shawmut National Corporation, hereby severally and individually constitute and appoint Joel B. Alvord, Gunnar
S. Overstrom, Jr., Raymond A. Guenter and each of them, the true and lawful attorneys and agents (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

                SIGNATURES                                         TITLE
- ------------------------------------------    -----------------------------------------------
            /s/ JOEL B. ALVORD                Chairman, Chief Executive Officer, and Director
- ------------------------------------------    (Principal Executive Officer)
              Joel B. Alvord

       /s/ GUNNAR S. OVERSTROM, JR.           President, Chief Operating Officer and Director
- ------------------------------------------
         Gunnar S. Overstrom, Jr.

             /s/ BHARAT BHATT                 Chief Financial Officer (Principal Financial
- ------------------------------------------    Officer and Principal Accounting Officer)
               Bharat Bhatt

          /s/ STILLMAN B. BROWN               Director
- ------------------------------------------
            Stillman B. Brown

           /s/ JOHN T. COLLINS                Director
- ------------------------------------------
             John T. Collins

                SIGNATURES                                         TITLE
- ------------------------------------------    -----------------------------------------------

     /s/ FERDINAND COLLOREDO-MANSFELD         Director
- ------------------------------------------
       Ferdinand Colloredo-Mansfeld
                                              Director
- ------------------------------------------
              Bernard M. Fox
                                              Director
- ------------------------------------------
            Herbert W. Jarvis

           /s/ ROBERT J. MATURA               Director
- ------------------------------------------
             Robert J. Matura
                                              Director
- ------------------------------------------
              Maurice Segall
                                              Director
- ------------------------------------------
               Lois D. Rice

          /s/ PAUL R. TREGURTHA               Director
- ------------------------------------------
            Paul R. Tregurtha

             /s/ WILSON WILDE                 Director
- ------------------------------------------
               Wilson Wilde

EXHIBIT
 INDEX                                                                                  PAGE
- --------                                                                             -----------
 2(a)      --Agreement and Plan of Merger, dated as of August 26, 1993, as amended, by and between Shawmut National Corporation and Peoples
             Bancorp of Worcester, Inc., is included as Annex A to the Proxy
             Statement/Prospectus which is part of this Registration Statement.
 3(a)      --Restated Certificate of Incorporation, previously filed and incorporated by reference to Shawmut National Corporation's
             Registration Statement on Form S-4 (file no. 33-17765) filed October
             7, 1987.
 3(b)      --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on Form S-4
             (file no. 33-17765) filed October 7, 1987.
 3(c)      --By-laws, as amended, previously filed and incorporated by reference to Shawmut National Corporation's Quarterly Report on Form 10-Q filed
             November 12, 1993.
 4(a)      --Shareholder Rights Plan, previously filed and incorporated by reference to Shawmut National Corporation's Registration Statement on
             Form 8-A (file no. 1-10102) filed March 7, 1989.
 4(b)      --Designation of Adjustable Rate Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's
             Registration Statement on Form S-4 (file no. 33-17765) filed October
             7, 1987.
 4(c)      --Designation of 9.30% Cumulative Preferred Stock, previously filed and incorporated by reference to Shawmut National Corporation's Current
             Report on Form 8-K dated October 27, 1992.
 4(d)      --Certificate of Correction of Certificate of Designation of 9.30%
             Cumulative Preferred Stock, previously filed and incorporated by reference to Exhibit No. 4 to Shawmut National Corporation's
             Quarterly Report on Form 10-Q for the period ended September 30,
             1992.
 4(e)      --Amended Certificate of Designation of the 9.30% Cumulative Preferred
             Stock, previously filed and incorporated by reference to Shawmut
             National Corporation's Annual Report on Form 10-K for the year ended
             December 31, 1992.
 5         --Opinion of Skadden, Arps, Slate, Meagher & Flom.
 8         --Opinion of Skadden, Arps, Slate, Meagher & Flom.
10(a)      --Stock Option Agreement, dated as of August 26, 1993, by and between
             Peoples Bancorp of Worcester, Inc. and Shawmut National Corporation,
             is included as Annex C to the Proxy Statement/Prospectus which is part of this Registration Statement.
10(b)      --Voting Agreement, dated as of August 26, 1993, by and among Shawmut
             National Corporation and certain stockholders of Peoples Bancorp of
             Worcester, Inc., is included as Annex B to the Proxy
             Statement/Prospectus which is part of this Registration Statement.
23(a)      --Consent of Price Waterhouse, Hartford, Connecticut.
23(b)      --Consent of Price Waterhouse, Boston, Massachusetts.
23(c)      --Consent of Ernst & Young, Worcester, Massachusetts.
23(d)      --Consent of Ernst & Young, Hartford, Connecticut.
23(e)      --Consent of McDaniels & Co.
23(f)      --Consent of Wolf & Company, P.C., Boston, Massachusetts.
23(g)      --Consent of Wolf & Company, P.C., Boston, Massachusetts.
23(h)      --Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
             5).
23(i)      --Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
             8).
23(j)      --Consent of Coopers & Lybrand, Hartford, Connecticut.
24         --Powers of Attorney (see the signature page to this Form S-4
             Registration Statement).
99         --Opinion of McDaniels & Co. is included as Annex D to the Proxy
             Statement/Prospectus which is part of this Registration Statement.